SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant    ☒

Check the appropriate box

Filed by a Party other than the Registrant    ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Eaton Corporation plc

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ONE VISION	To be the most admired company in our markets.

ONE MISSION	To provide safe, reliable, efficient and sustainable power management solutions for our global customers.

CORE VALUES

We drive high performance through the Eaton Philosophy, which connects our core values with our responsibilities to one another, to the enterprise, to our customers and to other stakeholders.

■     Customer Orientation: We make our customers the focus of everything we do.

■     People: We recognize our people as our most valued resource.

■     Trust: We have confidence in the reliability of others to do the right thing.

■     Respect: We treat each other with respect and consideration.

■     Dignity: We honor the pride and self-esteem of others.

■     Integrity: We are honest and ethical.

Notice of Annual General Meeting

MEETING AGENDA:

1.	Electing the 12 director nominees named in the proxy statement;
2.	Approving a proposal to adopt the 2015 Stock Plan;
3.	Approving the appointment of Ernst & Young LLP as independent auditor for 2015 and authorizing the Audit Committee of the Board of Directors to set its remuneration;
4.	Advisory approval of the Company’s executive compensation;
5.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares; and
6.	Transacting any other business that may properly come before the meeting.

These proposals are ordinary resolutions requiring a simple majority of the votes cast at the meeting. All proposals are more fully described in this proxy statement.

Also during the meeting, management will present Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2014 along with the related directors’ and auditor’s reports.

By order of the Board of Directors,

Thomas E. Moran

Senior Vice President and Secretary

March 13, 2015

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

If possible, please vote your shares using the toll-free telephone number or Internet instructions found in the Notice. Alternatively, you may request a printed copy of the proxy materials and mark, sign, date and mail your proxy form in the postage-paid envelope that will be provided. Voting by any of these methods will not limit your right to vote in person at the annual general meeting. Under New York Stock Exchange rules, if you hold your shares in “street” name through a brokerage account, your broker will NOT be able to vote your shares on non-routine matters being considered at the annual general meeting unless you have given instructions to your broker prior to the meeting on how to vote your shares. Proposals 1, 2, 4 and 5 are not considered routine matters under New York Stock Exchange rules. This means that you must give specific voting instructions to your broker on how to vote your shares so that your vote can be counted.

Date:	Wednesday, April 22, 2015

Time:	8:00 a.m. local time

Location:	Eaton House 30 Pembroke Road Dublin 4, Ireland

Record date: Shareholders of record at the close of business on February 23, 2015 are entitled to vote at the meeting.

Online proxy delivery and voting: As permitted by the Securities and Exchange Commission, we are making this proxy statement, the Company’s annual report to shareholders and our Irish statutory accounts available to our shareholders electronically via the Internet. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our annual general meeting and reduces costs significantly. The Notice Regarding Internet Availability of Proxy Materials (the “Notice”) contains instructions on how you can access the proxy materials and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice. The Notice has been mailed to shareholders on or about March 13, 2015 and provides instructions on how you may access and review the proxy materials on the Internet and how to vote.

Admission to the Annual General Meeting: Shareholders who plan to attend the 2015 annual general meeting may obtain admission tickets at the Registration Desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker or bank should obtain certification of ownership to bring to the meeting. If you hold your shares in your broker’s name and wish to vote in person at the annual general meeting, you must contact your broker and request a legal proxy. You must bring this legal proxy to the annual general meeting in order to vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on April 22, 2015: This proxy statement, the Company’s 2014 Annual Report to Shareholders and our Irish Statutory Accounts for the year ended December 31, 2014 are available at www.proxyvote.com

iii

EATON 2015 Proxy Statement and Notice of Meeting

Proxy Summary

This summary is intended to provide an overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics before voting.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE AND TIME:	LOCATION:	RECORD DATE:
April 22, 2015	Eaton House	February 23, 2015
8:00 a.m. local time	30 Pembroke Road Dublin 4, Ireland

MEETING AGENDA VOTING MATTERS

This year there are five proposals on the agenda. Adoption of these proposals requires the affirmative vote of a majority of ordinary shares represented at the meeting by person or by proxy.

Proposals	Board Voting Recommendations	Page
Proposal 1 To elect the 12 director nominees named in this Proxy Statement	✓ FOR each nominee	8
Proposal 2 To approve a proposed 2015 Stock Plan	✓ FOR	21
Proposal 3 To appoint Ernst & Young LLP as independent auditor for the 2015 fiscal year and to authorize the Audit Committee to set the auditor fees	✓ FOR	28
Proposal 4 To approve, on an advisory (non-binding) basis, our named executive officers’ compensation as described in this Proxy Statement	✓ FOR	30
Proposal 5 To authorize the Company and any subsidiaries of the Company to make overseas market purchases of Company shares	✓ FOR	68

BOARD AND GOVERNANCE FACTS

In addition to executive compensation practices that strongly link pay and performance, Eaton’s Code of Ethics and Board of Directors Governance polices help to ensure that we “do business right.” For more information about our Governance programs and Board of Directors, see Proposal 1 beginning on page 8.

Board and Governance Information	2014	Board and Governance Information	2014
Size of Board	13	Independent Directors Meet without Management Present	Yes
Average Age of Directors	62.5	Director Stock Ownership Guidelines (Readopted in 2015)	Yes
Number of Independent Directors	12	Mandatory Retirement Age	Yes
Board Meetings Held in 2014 (average director attendance 97%)	4	Board Orientation and Continuing Education Program	Yes
Annual Election of Directors	Yes	Code of Ethics for Directors, Officers and Employees	Yes
Majority Voting For Directors	Yes	Succession Planning and Implementation Process	Yes
Lead Independent Director	Yes	Comprehensive Sustainability Program	Yes

EATON 2015 Proxy Statement and Notice of Meeting	2

Proxy Summary — Director Nominees

DIRECTOR NOMINEES

Each director nominee is elected annually by a majority of votes cast. For more information about our nominees, see page 8 of this proxy statement.

					Board Committee Memberships

Name	Age	Director Since	Independent	Audit	Compensation & Organization	Executive*	Finance	Governance
Todd M. Bluedorn Chairman and CEO, Lennox International Inc.	51	2010	✓	■		■	■
Christopher M. Connor Chairman and CEO, The Sherwin-Williams Company	58	2006	✓		●	■	■
Michael J. Critelli CEO and President, Dossia Services Corporation	66	1998	✓	■		■		■
Alexander M. Cutler Chairman, Eaton Corporation plc and CEO and President, Eaton Corporation	63	1993				●
Charles E. Golden Retired Executive Vice President and CFO, Eli Lilly and Company	68	2007	✓		■	■	●
Linda A. Hill Wallace Brett Donham Professor of Business Administration, Harvard Business School, and former director of Cooper Industries plc	58	2012	✓		■	■		■
Arthur E. Johnson Retired Senior Vice President, Corporate Strategic Development, Lockheed Martin Corporation	68	2009	✓		■	■		●
Ned C. Lautenbach Lead Director Retired Partner, Clayton, Dubilier & Rice, Inc.	71	1997	✓		■	■		■
Deborah L. McCoy Independent aviation safety consultant	60	2000	✓	■		■		■
Gregory R. Page Executive Chairman, Cargill, Incorporated	63	2003	✓	●		■		■
Sandra Pianalto Retired President and CEO of the Federal Reserve Bank of Cleveland	60	2014	✓		■	■	■
Gerald B. Smith Chairman and CEO, Smith Graham & Co., and former lead independent director of Cooper Industries plc	64	2012	✓	■		■	■

■ Member    ● Chair

*	Mr. Cutler is a member of the Executive Committee for the full 12-month term and serves as Committee Chair.
Each of the non-employee directors serves a four-month term.

EATON 2015 Proxy Statement and Notice of Meeting	3

Proxy Summary — Director Nominees

LINKING PAY WITH PERFORMANCE

CEO Compensation and Cumulative Shareholder Returns

The following chart illustrates Mr. Cutler’s compensation and cumulative return to shareholders over his tenure as the Company’s Chairman and Chief Executive Officer of Eaton Corporation. The table clearly illustrates the correlation between pay and the performance we are delivering to our shareholders.

CUMULATIVE SHAREHOLDER RETURNS vs. TOTAL DIRECT COMPENSATION
Cumulative Shareholder Returns	2000–2014 Compound Annual Growth Rate ■ Eaton: 13.6% ■ Peer Group*: 11.3% ■ S&P 500: 5.3%
Total Direct Compensation**

*    Peer Group represents an equal weighted index of ABB, Ltd., Danaher Corporation, Dover Corporation, Emerson Electric Co., Honeywell International, Inc., Illinois Tool Works, Inc., Ingersoll-Rand plc, Legrand S.A., Parker Hannifin Corporation, Rockwell Automation, Schneider Electric SE, Siemens AG, and United Technologies Corporation.

**  Total direct compensation is the sum of the annual base salary, short-term incentive award earned in each respective year, long-term cash incentive award earned for the award period ending in each respective year, and grant date value of stock and option awards granted in each respective year. There was no payment under the long-term ESIP plan in 2012. 2013 total compensation includes a $15.6M payout from the 2010-2013 ESIP. This resulted from exceeding the maximum EPS growth and CFR goals of 30% 15.1%, respectively, and from increasing our stock price by 123% over the four year period.

EATON 2015 Proxy Statement and Notice of Meeting	4

Proxy Summary — Executive Compensation

EXECUTIVE COMPENSATION

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect company performance as well as the responsibilities and personal performance of individual executives.

Executive Compensation Program Highlights

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. Some features are included in the following chart.

2014 EXECUTIVE COMPENSATION PRACTICES

What We Do:	What We Don’t Do:

✓      Focus on long-term compensation using a balanced portfolio of compensation elements such as cash and equity, and deliver rewards based on sustained performance over time

✓      Stock ownership requirements for executives (6X base salary for CEO)

✓      Shareholder-approved short-term and long-term incentive plans

✓      Incentive plan payout caps in our short- and long-term incentive plans; this prevents unintended windfalls

✓      Compensation recovery policy (clawbacks)

✓      Use targeted performance metrics to align pay with performance

×       No employment contracts with any salaried U.S. employees, including NEOs

×       No hedging or pledging of our shares

×        No dividend or dividend equivalent payments on unearned performance-based grants

×        No use of the same metrics in short- and long-term incentive plans

×        No repricing of stock options and no discounted stock options

SAY ON PAY 2014 ADVISORY VOTE AND SHAREHOLDER ENGAGEMENT

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2014, our shareholders approved our executives’ compensation by a vote of 94%.

After carefully considering these voting results and a comprehensive assessment of Eaton’s executive compensation programs, the Committee decided to make certain adjustments to our executive compensation programs beginning in 2015. These changes are summarized on page 51. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results.

EATON 2015 Proxy Statement and Notice of Meeting	5

Proxy Statement

Eaton Corporation plc

Registered Address -

Eaton House

30 Pembroke Road

Dublin 4, Ireland

This proxy statement, the accompanying proxy form, Eaton’s annual report for the year ended December 31, 2014, and our Irish Statutory Accounts for the year ended December 31, 2014 will be made available or sent to shareholders commencing on or about March 13, 2015.

Throughout this proxy statement, all references to our Board of Directors (or its committees) or officers for periods prior to November 30, 2012, are references to the Board of Directors (or its committees) or officers, respectively, of Eaton Corporation, our predecessor. Similarly, all references to the Company for such periods refer to Eaton Corporation.

PROXY SOLICITATION

Eaton’s Board of Directors solicits your proxy for use at the 2015 annual general meeting of shareholders and any adjournments or postponements of the meeting.

In addition to soliciting proxies over the Internet and through the mail, certain persons may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $15,000, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

HOW PROXIES WILL BE VOTED

The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in accordance with instructions on all proxy forms submitted by shareholders and, where no contrary instruction is indicated on the proxy form, as follows: for the election of the individuals nominated to serve as directors, for approval of the 2015 Stock Plan, for the appointment of Ernst & Young LLP as independent auditor for 2015 and authorizing the Audit Committee of the Board of Directors to set its remuneration, for advisory approval of the Company’s executive compensation, and for the authorization of overseas market purchases of Company shares.

You may revoke a proxy by submitting a later-dated proxy, by notifying Eaton by fax, email or other verifiable communication before the meeting, or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

VOTING AT THE MEETING

Each Eaton shareholder of record at the close of business on February 23, 2015 is entitled to one vote for each share then held. On that date, 467,515,594 Eaton ordinary shares (par value US $0.01 each) were outstanding and entitled to vote.

At the 2015 annual general meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by the Company’s Articles of Association, three shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed and transmitted proxies even if marked “abstain” as to some matters. The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Adoption of all proposals to come before the meeting will require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the annual general meeting in person or by proxy.

EATON 2015 Proxy Statement and Notice of Meeting	6

Proxy Statement — Voting at the Meeting

Abstentions and broker non-votes will not be considered votes cast at the annual general meeting. The practical effect of this is that abstentions and shares held in “street name” by brokers that are not voted in respect of these proposals will not have any effect on the outcome of voting on the proposals.

There is no requirement under Irish law that Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2014 or the related directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the annual general meeting.

EATON 2015 Proxy Statement and Notice of Meeting	7

Proposal 1: Election of Directors

Our Board of Directors is currently comprised of 13 members, all of whom serve for a term of one year or until a respective successor is elected and has qualified. Effective at the annual general meeting, our board size will be reduced to 12 members as George S. Barrett has determined not to stand for re-election. Mr. Barrett had informed the Chair of the Governance Committee of this determination because the location, dates and timing of our meetings often directly conflict with certain of his on-going duties as Chairman and CEO of Cardinal Health. All nominees are currently Eaton directors who were elected by shareholders at the 2014 annual general meeting, except Sandra Pianalto, who was elected by the Board of Directors on July 22, 2014.

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to vote for any substitutes who may be nominated in accordance with Eaton’s Articles of Association. However, we have no reason to believe that this will occur.

OUR NOMINEES

Todd M. Bluedorn

Chairman and Chief Executive Officer, Lennox International Inc.

Todd M. Bluedorn is Chairman and Chief Executive Officer of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning and refrigeration markets. Prior to joining Lennox International, Mr. Bluedorn served in numerous senior management positions for United Technologies since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial. He is also a trustee at Washington University in St. Louis.

Director Qualifications: Mr. Bluedorn has executive leadership experience in original equipment and aftermarket business and distributor/dealer-based commercial channels. He also has senior leadership experience with two major industrial corporations. His experience with industrial companies in responding to dynamic market conditions benefits Eaton as a global manufacturing company with product distribution through numerous commercial channels.

Director Since 2010 Age 51

Christopher M. Connor

Chairman and Chief Executive Officer, The Sherwin-Williams Company

Christopher M. Connor is Chairman and Chief Executive Officer of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin-Williams since 1983. He became Chief Executive Officer in 1999 and Chairman and Chief Executive Officer in 2000. He currently serves on the boards of the Federal Reserve Bank of Cleveland, United Way of Greater Cleveland, University Hospitals Health System, Playhouse Square Foundation and The Rock and Roll Hall of Fame.

Director Qualifications: As CEO of a Fortune 500 company, Mr. Connor has leadership experience and is thoroughly knowledgeable in marketing, talent development, planning, operational and financial processes. In particular, Mr. Connor has had extensive sales and marketing experience in both direct and distribution channels, and brings broad knowledge of construction, automotive and industrial markets, all areas of strategic importance to Eaton. His background and experience with human resources, talent development, compensation and management are of particular benefit to Eaton in his role as Chair of the Compensation and Organization Committee.

Director since 2006 Age 58

EATON 2015 Proxy Statement and Notice of Meeting	8

Proposal 1:  Election of Directors — Our Nominees

Michael J. Critelli

Chief Executive Officer and President, Dossia Services Corporation

Michael J. Critelli is Chief Executive Officer and President and a director of Dossia Services Corporation, a personal and population health management systems company. He has held those positions since January 2011. Mr. Critelli is the retired Executive Chairman of Pitney Bowes Inc., a provider of global mailstream solutions. Mr. Critelli served as Pitney Bowes Chairman and Chief Executive Officer from 1997 to 2007 and as Executive Chairman from 2007 to 2008. Mr. Critelli was a director of Wyeth from April 2008 until its acquisition by Pfizer Inc. in late 2009. He currently serves as a director of ProHealth Physicians, Inc.

Director Qualifications: Mr. Critelli has extensive experience in risk management, cybersecurity, industry-wide leadership in transportation, logistics, online and social media marketing and communications issues. In addition to broad business experience gained while leading a global Fortune 500 company, he is a thought leader on transportation strategy and regulatory reform, as well as innovative approaches to health care. His background and experience are valuable to our Board as it oversees management’s efforts to develop and maintain talent, assess and evaluate enterprise risk management and cybersecurity issues, and navigate the regulatory environment.

Director since 1998 Age 66

Alexander M. Cutler

Chairman, Eaton Corporation plc and Chief Executive Officer and President,

Eaton Corporation

Alexander M. Cutler is Chairman of the Company and Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is a director of E. I. du Pont de Nemours and Company and KeyCorp. He is also a member of The Business Council and a member of the Executive Committee of the Business Roundtable.

Director Qualifications: Mr. Cutler’s long tenure with Eaton and his experience in a wide range of management roles provides him important perspective on the Company to the benefit of the Board of Directors. Mr. Cutler has a detailed knowledge of Eaton’s businesses, customers, end markets, sales and marketing, technology innovation and new product development, supply chains, manufacturing operations, talent development, policies and internal functions. He possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly-traded companies, as well as having served as Chair of the Business Roundtable’s Corporate Governance Committee.

Director since 1993 Age 63

EATON 2015 Proxy Statement and Notice of Meeting	9

Proposal 1:  Election of Directors — Our Nominees

Charles E. Golden

Retired Executive Vice President and Chief Financial Officer,

Eli Lilly and Company

Charles E. Golden served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the board of Hill-Rom Holdings. He also serves as a director of the Lilly Endowment.

Director Qualifications: Mr. Golden has a comprehensive knowledge of both U.S. and international financial accounting standards. He has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and internationally. His broad financial expertise enables him to provide expert guidance and oversight in his role as Chair of the Finance Committee. Mr. Golden also has significant experience in global vehicle markets.

Director since 2007 Age 68

Linda A. Hill

Wallace Brett Donham Professor of Business Administration, Harvard Business School, and former director of Cooper Industries plc

Linda A. Hill served as a director of Cooper Industries plc from 1994 until 2012. Ms. Hill joined the Board effective upon the close of the Cooper acquisition. She is the Wallace Brett Donham Professor of Business Administration at the Harvard Business School, faculty chair of the Leadership Initiative and has chaired numerous HBS Executive Education programs. Ms. Hill is a member of the Board of Directors of State Street Corporation and Harvard Business Publishing. She is also a trustee of The Bridgespan Group and the Art Center College of Design. She is a Special Representative to the Bryn Mawr College Board of Trustees and is on the Advisory Board of the Aspen Institute Business and Society Program.

Director Qualifications: Ms. Hill has expertise in human resource management and organizational behavior including valuable knowledge of corporate governance, talent management, implementation of global strategies and innovation through her position as a Professor at the Harvard Business School and serving as a consultant for numerous Fortune 500 corporations and other organizations. Ms. Hill’s service as a director of Cooper Industries plc since 1994 benefits the process of integrating Cooper into Eaton.

Director since 2012 Age 58

EATON 2015 Proxy Statement and Notice of Meeting	10

Proposal 1:  Election of Directors — Our Nominees

Arthur E. Johnson

Retired Senior Vice President, Corporate Strategic Development,

Lockheed Martin Corporation

Arthur E. Johnson is the retired Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation, a manufacturer of advanced technology systems, products and services. Mr. Johnson was elected a Vice President of Lockheed Martin Corporation and named President of Lockheed Martin Federal Systems in 1996. He was named President and Chief Operating Officer of Lockheed Martin’s Information and Services Sector in 1997 and Senior Vice President, Corporate Strategic Development in 1999. Mr. Johnson is currently lead director of AGL Resources, Inc., a director of Booz Allen Hamilton and an independent trustee of the Fixed Income and Asset Allocation Funds of Fidelity Investments.

Director Qualifications: Mr. Johnson’s role in strategic development with a leading company in the defense industry has given him an understanding of doing business with governments, strategic planning, regulatory compliance, and legislative and public policy matters. His knowledge of the global aerospace and defense industry are of particular benefit to our Board in connection with these businesses. Mr. Johnson’s service as lead director of a New York Stock Exchange listed company, as well as his service on other boards, provides Eaton with valuable corporate governance expertise, which is of particular benefit to Eaton in his role as Chair of the Governance Committee.

Director since 2009 Age 68

Ned C. Lautenbach

Retired Partner, Clayton, Dubilier & Rice, Inc.

Ned C. Lautenbach retired as a Partner of Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts during 2010. Before joining the firm in 1998, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. While at IBM, he held a number of executive positions including serving as a member of the IBM Corporate Executive Committee. He was also Senior Vice President and Group Executive of Worldwide Sales and Services. Mr. Lautenbach is currently chairman of the Independent Trustees of the Equity and High Income Funds of Fidelity Investments. He is also Chairman of the Board of Artis-Naples in Naples, Florida, a member of the Council on Foreign Relations and a member of the Florida Board of Governors, State University System. Mr. Lautenbach previously served as a member of the Florida Transportation Commission and as a director of Sony Corporation.

Director Qualifications: Mr. Lautenbach has extensive experience in executive, operational and oversight roles during his career. He has expertise in general management, corporate finance, sales and marketing, and corporate restructurings. All of these attributes are valuable to the Eaton Board of Directors in its role with management oversight. In addition, his role as chairman of independent trustees of prominent investment funds provides him with a unique perspective on governance issues of concern to shareholders. His broad background and experience are of particular benefit to Eaton in his role as Lead Director.

Director since 1997 Age 71

EATON 2015 Proxy Statement and Notice of Meeting	11

Proposal 1:  Election of Directors — Our Nominees

Deborah L. McCoy

Independent aviation safety consultant

Deborah L. McCoy is an independent aviation safety consultant. She retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company.

Director Qualifications: Ms. McCoy has extensive experience in the commercial aerospace markets, and brings an understanding of aircraft design and performance, airline operations and the strategic issues and direction of the aerospace industry. In addition, Ms. McCoy has extensive experience in safety initiatives, Federal regulatory compliance, labor relations and talent management. All of these attributes are of benefit to Eaton’s Board in its oversight role across the enterprise.

Director since 2000 Age 60

Gregory R. Page

Executive Chairman, Cargill, Incorporated

Gregory R. Page is Executive Chairman of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, President and Chief Operating Officer in 2000 and became Chairman and Chief Executive Officer in 2007. He was named Executive Chairman of Cargill in 2013. Mr. Page is a director of Cargill, Incorporated, Carlson, Deere & Company, and a director and past non-executive Chair of the Board of Big Brothers Big Sisters of America. He is also President and a board member of the Northern Star Council of the Boy Scouts of America.

Director Qualifications: As Executive Chairman and former Chief Executive Officer of one of the largest global corporations, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with the key operating processes of a major corporation, including financial systems and processes, global market dynamics and succession management. Mr. Page’s experience and expertise provide him valuable insight on financial, operational and strategic matters in his role as Chair of the Audit Committee.

Director since 2003 Age 63

Sandra Pianalto

Retired President and Chief Executive Officer of the

Federal Reserve Bank of Cleveland

Sandra Pianalto served as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from February 2003 until her retirement in June 2014. She joined the Bank in 1983 as an economist in the research department. She was appointed Assistant Vice President of public affairs in 1984, Vice President and Secretary to the board of directors in 1988, and Vice President and Chief Operating Officer in 1993. Before joining the Bank, Ms. Pianalto was an economist at the Federal Reserve Board of Governors and served on the staff of the Budget Committee of the U.S. House of Representatives. She is currently a director of The J.M. Smucker Company, Vice Chair of the board of directors of University Hospitals Health System, past chair and life director of the board of United Way of Greater Cleveland, and she holds the FirstMerit Chair in Banking at the University of Akron. Ms. Pianalto is also an advisory trustee at the University of Akron and serves on the board of College Now Greater Cleveland.

Director Qualifications: Ms. Pianalto has extensive experience in monetary policy and financial services, and brings to Eaton wide-ranging leadership and operating skills through her former roles with the Federal Reserve Bank of Cleveland. As Chief Executive Officer of the Bank, she developed expertise in economic research, management of financial institutions, and payment services to banks and the U.S. Treasury. Ms. Pianalto’s comprehensive experience qualifies her to provide substantial guidance and oversight to the Board especially with regard to the Company’s finances.

Director since 2014 Age 60

EATON 2015 Proxy Statement and Notice of Meeting	12

Proposal 1:  Election of Directors — How Nominees are Chosen

Gerald B. Smith

Chairman and Chief Executive Officer, Smith Graham & Co., and former lead independent director of Cooper Industries plc

Gerald B. Smith was a director of Cooper Industries plc from 2000 until 2012 and served as lead independent director of Cooper Industries plc since 2007. Mr. Smith joined the Board effective upon the close of the Cooper acquisition. He is Chairman and Chief Executive Officer of Smith Graham & Co., an investment management firm that he founded in 1990. Prior to launching Smith Graham, he served as Senior Vice President and Director of Fixed Income for Underwood Neuhaus & Company. He is a member of the Board of Trustees and chair of the Investment Oversight Committee for The Charles Schwab Family of Funds, and serves as a director of the New York Life Insurance Company. In the past five years, Mr. Smith was a director of ONEOK Inc. and ONEOK Partners MLP. He is a director of the Federal Reserve Bank of Dallas, Houston Branch, and serves as Chairman of the Texas Southern University Foundation.

Director Qualifications: Mr. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry including being founder, Chairman and CEO of Smith Graham & Company. In addition, Mr. Smith’s experience as a director of companies in the oil and gas and energy services businesses has provided him with valuable insight into markets in which Eaton also participates. Mr. Smith’s experience as lead independent director of Cooper Industries plc since 2007 benefits the process of integrating Cooper into Eaton.

Director since 2012 Age 64

HOW NOMINEES ARE CHOSEN

Director Nomination Process

The Governance Committee of the Board, composed entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on our website at http://www.eaton.com/governance.

The Governance Committee will consider any director candidates recommended by our shareholders, consistent with the process used for all candidates. To learn how to submit a shareholder recommendation, see below under “Shareholder Recommendations of Director Candidates.”

The Governance Committee chair reviews all potential director candidates in consultation with the Chairman, typically with the assistance of a professional search firm retained by the Committee. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual general meeting. Between annual general meetings, nominees may also be elected by the Board itself. Director Sandra Pianalto was elected by the Board on July 22, 2014. Ms. Pianalto was identified as a director candidate by the Chairman and other Company directors.

Director Qualifications and Board Diversity

In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to our objectives, and a commitment to our corporate mission. In addition, the Governance Committee looks for individuals with specific qualifications so that the Board as a whole has diversity in experience, international perspective, background, expertise, skills, age, gender and ethnicity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

The Governance Committee is responsible for ensuring that director qualifications are met and Board balance and diversity objectives are considered during its review of director candidates. The Committee annually evaluates the extent to which these goals are satisfied as part of its yearly assessment of the skills and experience of each of the current directors using a director skills matrix and a director evaluation process. The director evaluation process includes self-evaluation, peer evaluation and input from the chairs of each Board committee. Upon completion of the skills matrix

EATON 2015 Proxy Statement and Notice of Meeting	13

Proposal 1:  Election of Directors — Director Independence

and the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board in the future, and uses that information as part of the director search and nomination effort.

The Board of Directors Governance Policies are available on our website at http://www.eaton.com/governance.

Shareholder Recommendations of Director Candidates

The Governance Committee will consider director candidates who are recommended to it in writing by any Eaton shareholder. In accordance with Eaton’s Articles of Association, any shareholder wishing to recommend an individual as a nominee for election at the 2016 annual general meeting of shareholders should send a signed letter of recommendation to the following address: Eaton Corporation plc, Attention: Company Secretary, Eaton House, 30 Pembroke Road, Dublin 4, Ireland. Recommendation letters must be received no earlier than December 13, 2015 and no later than the close of business on January 15, 2016 and must include the reasons for the recommendation, the full name and address of each proposed nominee, and a brief biographical history setting forth past and present directorships, past and present positions held, occupations and civic activities. The recommendation letter should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, to serve as a director.

Any shareholder wishing to recommend an individual as a nominee for election as a director must also describe in writing any financial agreement, arrangement or understanding between the nominee and any party other than the Company relating to such nominee’s potential service as a director, any compensation or other payment received from any party other than the Company relating to such nominee’s potential service as a director, and details regarding such agreement, arrangement or understanding and its terms, or of any compensation received.

DIRECTOR INDEPENDENCE

The Board of Directors Governance Policies provide that all of our non-employee directors should be independent. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with the Company. Additional, and more stringent, standards of independence are required of Audit Committee members. Our annual proxy statement discloses the Board’s determination as to the independence of the Audit Committee members and of all non-employee directors. For our current directors, we describe these determinations here.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain categories of relationships between a non-employee director and the Company will be treated as immaterial for purposes of determining a director’s independence. These “categorical” standards are included in the Board of Directors’ independence criteria. The independence criteria for non-employee directors and members of the Audit Committee are available on our website at http://www.eaton.com/governance.

Because directors’ independence might be influenced by their use of Company aircraft and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is included in the Board of Directors Independence Criteria, which is available on our website at http://www.eaton.com/governance.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following circumstances:

■

Directors G. S. Barrett, T. M. Bluedorn, C. M. Connor, L. A. Hill and G. R. Page currently serve as officers, employees or directors of companies that have had purchases and/or sales of property or services with us during 2014. In each case, the amounts of the purchases and sales met the Board’s categorical standard for immateriality, that is, they were less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s company. Mr. Barrett is Chairman and Chief Executive Officer of Cardinal Health. Cardinal Health purchased approximately $436,000 worth of Eaton products during 2014. Mr. Bluedorn is Chairman and CEO of Lennox International Inc., which purchased approximately $462,000 worth of Eaton products during 2014. Mr. Connor is Chairman and CEO of The Sherwin-Williams Company, which purchased approximately $63,000 worth of Eaton products and sold approximately $514,000 worth of products to Eaton during 2014. Ms. Hill is a director of Harvard Business Publishing, which provided executive training services to Eaton for an aggregate of $170,000 during 2014. Mr. Page is Executive Chairman of Cargill, Incorporated, which purchased approximately $2,818,000 worth of Eaton products and sold

EATON 2015 Proxy Statement and Notice of Meeting	14

Proposal 1:  Election of Directors — Director Independence

approximately $17,238,000 worth of products to Eaton during 2014. In addition, Cargill paid approximately $7,235,000 in royalty payments to the Company.
■	The use of our aircraft and other Company-paid transportation by all non-employee directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of our non-employee directors has a material relationship with the Company other than in his or her capacity as a director, and that each of the following directors qualifies as independent under the Board’s independence criteria and the New York Stock Exchange standards: G. S. Barrett, T. M. Bluedorn, C. M. Connor, M. J. Critelli, C. E. Golden, L. A. Hill, A. E. Johnson, N. C. Lautenbach, D. L. McCoy, G. R. Page, S. Pianalto and G. B. Smith. All members of the Audit, Compensation and Organization, Finance and Governance Committees qualify as independent under the standards described above.

The Board has also affirmatively determined that each member of the Audit Committee, that is, G. S. Barrett, T. M. Bluedorn, M. J. Critelli, D. L. McCoy, G. R. Page and G. B. Smith meets not only our Board’s independence criteria but the special independence standards required by the New York Stock Exchange and by the Sarbanes-Oxley Act of 2002 and the related rules adopted by the Securities and Exchange Commission as well.

Review of Related Person Transactions

Our Board of Directors has adopted a written policy to identify and evaluate “related person transactions,” that is, transactions between us and any of our executive officers, directors, director nominees, 5%-plus security holders or members of their “immediate families,” or organizations where they or their family members serve as officers or employees. The Board policy calls for the disinterested members of the Board’s Governance Committee to conduct an annual review of all such transactions. At the Committee’s direction, a survey is conducted annually of all transactions involving related persons, and the Committee reviews the results in January or February of each year. The Committee is responsible for determining whether any “related person transaction” (i) poses a significant risk of impairing, or appearing to impair, the judgment or objectivity of the individuals involved; (ii) poses a significant risk of impairing, or appearing to impair, the independence of an outside director or director nominee; or (iii) has terms that are less favorable to us than those generally available in the marketplace. Depending upon the Committee’s assessment of these risks, the Committee will respond appropriately. In addition, as required by the rules of the Securities and Exchange Commission, any transactions that are material to a related person are disclosed in our proxy statement.

In February 2015, the Governance Committee conducted an annual survey and found that since the beginning of 2014 the only related person transactions were those described above under the heading “Director Independence” and that none of our executive officers engaged in any such transactions. The Committee also concluded that none of the related person transactions posed risks to the Company in any of the areas described above.

EATON 2015 Proxy Statement and Notice of Meeting	15

Proposal 1:   Election of Directors — Board Committees

BOARD COMMITTEES

The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee		Met 11 times in 2014

Gregory R. Page (Chair) George S. Barrett (through the date of the annual general meeting only) Todd M. Bluedorn Michael J. Critelli Deborah L. McCoy Gerald B. Smith	The functions of the Audit Committee include assisting the Board in overseeing:
	■ the integrity of our financial statements and its systems of internal accounting and financial controls; ■ the independence, qualifications and performance of our independent auditor;	■ the performance of our internal auditors; and ■ our compliance with legal and regulatory requirements.
The Committee also has sole authority to appoint, compensate and terminate the independent auditor, and pre-approves all auditing services and permitted non-audit services that the audit firm may perform for the Company. The Committee is also responsible for negotiating the audit fees. In order to ensure continuing auditor independence, the Committee periodically considers whether there should be a rotation of the independent audit firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Committee and its Chair are directly involved in the selection of the audit firm’s new lead engagement partner. Among its other responsibilities, the Committee meets regularly in separate Executive Sessions with our independent auditor and senior leaders of Eaton Corporation, including the Vice Chairman and Chief Financial and Planning Officer, Executive Vice President, General Counsel and Secretary, Senior Vice President-Internal Audit, and Senior Vice President-Global Ethics and Compliance; approves the Committee’s report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters.

Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. In addition, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate, that Messrs. Barrett, Bluedorn, Critelli, Page and Smith each qualify as an audit committee financial expert (as defined in Securities and Exchange Commission rules) and that all members of the Audit Committee have accounting or related financial management expertise.

EATON 2015 Proxy Statement and Notice of Meeting	16

Proposal 1:  Election of Directors — Board Committees

Compensation and Organization Committee	Met 5 times in 2014

Christopher M. Connor (Chair) Charles E. Golden Linda A. Hill Arthur E. Johnson Ned C. Lautenbach Sandra Pianalto	The functions of the Compensation and Organization Committee include:

■    reviewing proposed organization or responsibility changes at the senior officer level;

■    evaluating the performance of the Company’s Chairman and Eaton Corporation’s Chief Executive Officer with input from all non-employee directors;

■    reviewing the performance evaluations of the other senior officers;

■    annually determining the aggregate amount of awards to be made under our short-term incentive compensation plans and adjusting those amounts as it deems appropriate within the terms of those plans;

■    annually determining the individual awards to be made to our senior officers under our short- and long-term incentive compensation plans;

	■ reviewing succession planning for the Company’s	■ administering our stock plans;

Chairmanand Eaton Corporation’s Chief Executive Officer and for other key officer positions;

■    reviewing our practices for recruiting and developing a diverse talent pool;

■    determining the annual salaries and short-and long-term incentive opportunities for our senior officers;

■    establishing performance objectives under our short- and long-term incentive compensation plans and assessing performance against these objectives;

■    reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive;

■    reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees; and

■    preparing an annual report for our proxy statement regarding executive compensation.

Additional information on the Committee’s processes and procedures is contained in the Compensation Discussion and Analysis portion of this proxy statement beginning on page 32.

Executive Committee

Alexander M. Cutler (Chair) Each non-employee director serves a four-month term	The functions of the Executive Committee include:
	■ acting on matters requiring Board action during the intervals between Board meetings; and	■ carrying out any function of the Board except for filling Board or Committee vacancies.
Mr. Cutler is a member of the Committee for the full 12-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term on this Committee.

Finance Committee	Met 2 times in 2014

Charles E. Golden (Chair) George S. Barrett (through the date of the annual general meeting only) Todd M. Bluedorn Christopher M. Connor Sandra Pianalto Gerald B. Smith	The functions of the Finance Committee include:

■    the periodic review of our financial condition and the recommendation of financial policies to the Board;

■    analyzing Company policy regarding its debt-to-equity relationship;

■    reviewing and making recommendations to the Board regarding our dividend policy;

■    reviewing our cash flow, proposals for long- and short-term debt financing and the financial risk management program;

■    meeting with and reviewing the performance of the management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and

■    reviewing the key assumptions used to calculate annual pension expense.

EATON 2015 Proxy Statement and Notice of Meeting	17

Proposal 1:  Election of Directors — Board Meetings and Attendance

Governance Committee	Met 3 times in 2014

Arthur E. Johnson (Chair) Michael J. Critelli Linda A. Hill Ned C. Lautenbach Deborah L. McCoy Gregory R. Page	The responsibilities of the Governance Committee include:

■    recommending to the Board improvements in our corporate governance processes and any changes in the Board Governance Policies;

■    advising the Board on changes in the size and composition of the Board;

■    making recommendations to the Board regarding the structure and responsibilities of Board committees;

■    reviewing and recommending to the Board the nomination of directors for re-election;

■    overseeing the orientation of new directors and the ongoing education of the Board;

■    recommending to the Board compensation of non-employee directors;

■    administering the Board’s policy on director retirements

	■ annually submitting to the Board candidates for	and resignations; and
	members and chairs of each standing Board committee; ■ in consultation with the Chief Executive Officer of Eaton Corporation, identifying and recommending to the Board candidates for Board membership;	■ establishing guidelines and procedures to be used by the directors to evaluate the Board’s performance.

Other responsibilities include providing oversight on significant public policy issues with respect to our relationships with shareholders, employees, customers, competitors, suppliers and the communities in which we operate, including such areas as ethics, compliance, environmental, health and safety issues, community relations, government relations, charitable contributions and shareholder relations.

Committee Charters and Policies

The Board committee charters are available on our website at http://www.eaton.com/governance.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters are adopted from time to time by Board committees, or by the Board itself upon recommendation of the committees.

BOARD MEETINGS AND ATTENDANCE

The Board of Directors held four meetings in 2014. Each of the directors attended at least 85% of the meetings of the Board and the committees on which he or she served. The average rate of attendance for all directors was 97%.

Director Attendance at Annual General Meeting of Shareholders — The policy of the Board of Directors is that all directors should attend annual general meetings of shareholders. At the 2014 annual general meeting held April 23, 2014, all 12 members of the Board at that time were in attendance.

BOARD GOVERNANCE POLICIES

The Board revised the Board of Directors Governance Policies most recently in February 2015, as recommended by the Governance Committee of the Board. The revised Governance Policies are available on our website at http://www.eaton.com/governance.

EXECUTIVE SESSIONS OF THE NON-EMPLOYEE DIRECTORS

The Board’s policy is that the non-employee directors, all of whom qualify as “independent” under the criteria of the Board of Directors and the New York Stock Exchange, meet in Executive Session at each regular Board meeting, without the Chairman or other members of management present, to discuss whatever topics they deem appropriate. As described more fully in “Leadership Structure” below, the Lead Director chairs these Executive Sessions.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, the Committee members (all of whom qualify as independent) hold an Executive Session, without any members of our management present, to discuss whatever topics they deem appropriate.

EATON 2015 Proxy Statement and Notice of Meeting	18

Proposal 1:  Election of Directors — Leadership Structure

LEADERSHIP STRUCTURE

Our governance structure follows a successful leadership model under which the Chief Executive Officer of Eaton Corporation also serves as Chairman of the Board of the Company. Recognizing that different leadership models may work well for other companies at different times depending upon individual circumstances, we believe that our Company has been well served by the combined Chief Executive Officer and Chairman leadership structure, and that this approach has continued to be highly effective with the addition of a Lead Director. We believe we have greatly benefited from having a Chairman who sets the tone and direction for the Company while also having the primary responsibility as Chief Executive Officer for managing day-to-day operations of Eaton Corporation and its subsidiaries, and allowing the Board to carry out its strategic, governance, oversight and decision-making responsibilities with the equal involvement of each director.

Our Board is composed exclusively of independent directors, except for our Chairman. Of our 12 non-employee directors, four are currently serving or have served as a chief executive officer of a publicly traded company. The Audit, Compensation and Organization, Finance and Governance Committees are all chaired by independent directors. Our Chairman has benefited from the extensive leadership experience represented on our Board of Directors.

The Board evaluates the leadership structure annually, and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. In its February 2015 annual evaluation, the Board concluded that the current leadership structure — under which the Chief Executive Officer of Eaton Corporation serves as Chairman of the Board of the Company, our Board committees are chaired by independent directors, and a Lead Director assumes specific responsibilities on behalf of the independent directors — remains the optimal board leadership structure for our Company and our shareholders at the present time.

Lead Director

Ned C. Lautenbach, who has served on Eaton’s Board since 1997, was first elected Lead Director by our independent directors in 2010. The Lead Director has specific responsibilities, including chairing meetings of the Board at which the Chairman is not present (including Executive Sessions of the Board), approving the agenda and schedule for Board meetings on behalf of the independent directors, approving information sent to the Board, serving as liaison between the Chairman and the independent directors, and being available for consultation and direct communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors, and to retain outside advisors who report directly to the Board of Directors. The Lead Director’s performance is assessed annually by the Board in a process led by the Chair of the Governance Committee, and the position of Lead Director is elected annually by our independent directors.

OVERSIGHT OF RISK MANAGEMENT

Management continually monitors the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk. The Board of Directors has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. The Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The Audit Committee considers risks related to internal controls, disclosure, financial reporting and legal and compliance matters. Among other processes, the Audit Committee meets regularly in closed-door sessions with our internal and external auditors and senior leaders of Eaton Corporation, including the senior members of the Finance function, the Executive Vice President, General Counsel and Secretary, and the Senior Vice President-Global Ethics and Compliance. As described more fully below in the section entitled “Relationship Between Compensation Plans and Risk,” the Compensation and Organization Committee reviews risks associated with the Company’s compensation programs to ensure that incentive compensation arrangements for senior executives do not encourage inappropriate risk taking. The

EATON 2015 Proxy Statement and Notice of Meeting	19

Proposal 1:  Election of Directors — Communicating with the Board

Governance Committee considers risks related to corporate governance, such as director independence and related person transactions, and risks associated with the environment, health and safety.

COMMUNICATING WITH THE BOARD

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board, individual directors, or the non-employee directors as a group: Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Company Secretary

Eaton Corporation plc

Eaton House

30 Pembroke Road

Dublin 4, Ireland

In general, the Company Secretary forwards all such communications to the Lead Director. The Lead Director in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-employee directors as a group, the Company Secretary forwards those communications directly to those individuals.

However, the directors have requested that communications that do not directly relate to their duties and responsibilities as our directors be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

CODE OF ETHICS

We have a Code of Ethics that was approved by the Board of Directors. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers and employees of the Company, our subsidiaries and affiliates, abide by our Code of Ethics, which is available on our website at http://www.eaton.com/governance. In addition, we will disclose on our website any waiver of or amendment to our Code of Ethics requiring disclosure under applicable rules.

EATON 2015 Proxy Statement and Notice of Meeting	20

Proposal 2:	Approving a Proposed 2015 Stock Plan

INTRODUCTION

Our Board of Directors believes that share-based incentives are important factors in attracting and retaining highly qualified executives and non-employee directors, and that such incentives help to align the interests of those executives and directors with the interests of our shareholders. Our Board of Directors believes that our shareholder-approved stock plans have been instrumental in producing our strong financial performance over the last several years. Therefore, on February 25, 2015 the Board of Directors unanimously adopted the Eaton Corporation plc 2015 Stock Plan (the “2015 Plan”), subject to approval of the Plan by our shareholders.

The 2015 Plan, if approved by our shareholders, will be the successor to the Company’s Amended and Restated 2012 Stock Plan (the “2012 Plan”). As of February 28, 2015, approximately 10,045,000 ordinary shares (“shares”) remained available for issuance under the 2012 Plan and 7,658,727 shares were subject to outstanding awards under the 2012 Plan and other Company stock plans previously approved by shareholders (“Prior Plans”). If the 2015 Plan is approved by our shareholders, no further awards will be made under the 2012 Plan (or any other Prior Plan). However, awards granted under the 2012 Plan and other Prior Plans before shareholder approval of the 2015 Plan will remain outstanding in accordance with their terms.

Shareholders are asked to approve the 2015 Plan and to authorize 26 million shares for issuance under the 2015 Plan. None of the remaining shares from the 2012 Plan will be carried over into the 2015 Plan. Shareholders are also asked to approve the 2015 Plan: (i) to satisfy New York Stock Exchange guidelines relating to equity compensation plans, (ii) to authorize the grant of stock options that are intended to qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code, and (iii) to enable the grant of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). However, because interpretive and administrative compliance issues can arise under Section 162(m) of the Code, there can be no guarantee that awards granted under the 2015 Plan will be treated as qualified performance-based compensation under Section 162(m). Furthermore, we retain the ability to grant awards under the 2015 Plan that do not (and are not intended to) qualify as performance-based compensation under Section 162(m). In order for awards to be eligible to qualify as “performance-based compensation” for purposes of Section 162(m), the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our shareholders every five years. The material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance-based awards. Each of these aspects of the 2015 Plan is discussed below, and shareholder approval of the 2015 Plan will be deemed to constitute approval of each of these aspects of the 2015 Plan for purposes of the approval requirements of Section 162(m).

KEY CONSIDERATIONS IN ADOPTION OF THE 2015 PLAN

The Board of Directors believes that the 2015 Plan is needed to continue to provide long-term incentives to executives for outstanding service to us and our shareholders and to assist in recruiting and retaining highly qualified individuals as executives and non-employee directors.

In recommending that the Board of Directors adopt the 2015 Plan, the Compensation and Organization Committee also considered the Company’s historical and expected usage of equity compensation (also referred to as burn rate), the number of shares remaining for awards under the 2012 Plan, potential dilution from the 2015 Plan, overhang resulting from our equity compensation plans, the importance of an effective equity compensation program to the Company’s success and the potential effect of the 2015 Plan on the Company’s shareholders.

EATON 2015 Proxy Statement and Notice of Meeting	21

Proposal 2: Approving a Proposed 2015 Stock Plan — Equity Grant Practices

The Company’s equity compensation grant practices and certain key features of the 2015 Plan are described below:

EQUITY GRANT PRACTICES

Outstanding Equity Awards — As of February 28, 2015, there were approximately 2.8 million full-value awards (that is, awards other than stock options and stock appreciation rights) issued and outstanding and approximately 2.2 million stock options outstanding under the 2012 Plan. As of that date, the weighted average exercise price of the outstanding stock options was $69.31, and the weighted average remaining contractual term for the outstanding stock options was 9.028 years. As noted above, as of February 28, 2015, approximately 10,045,000 ordinary shares remained available for issuance under the 2012 Plan.

Dilution — Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution for our equity compensation program for fiscal 2014 was 0.33%. The overall potential dilution from the 26 million share reserve under the 2015 Plan is 5.45%, based on the total shares outstanding as of December 31, 2014.

Burn Rate — Burn rate is a measure of the number of shares subject to equity awards that we grant annually that helps indicate the life expectancy of our equity plans and is another measure of shareholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year (with full-value awards adjusted to be counted on a 2.36-to-1 basis) by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

Year	Options Granted	Adjusted Full- Value Shares Granted	Options + Adjusted Full-Value Shares	Weighted Average Number of Ordinary Shares Outstanding	Burn Rate
2014	603,550	2,429,238	3,032,788	476,800,000	0.64%
2013	813,804	3,994,475	4,808,279	476,700,000	1.01%
2012	803,900	3,557,688	4,361,588	350,900,000	1.24%
Our three-year average Burn Rate is 0.96%.

Overhang — Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of December 31, 2014, our overhang was 5.05%. The 26 million shares of stock being requested under the 2015 Plan would bring our aggregate overhang to approximately 8%.

CEO Equity Awards — The Company uses its equity compensation program as one of the key components of its pay for performance culture. Traditionally, the Company has allocated approximately 50% of the long-term incentive opportunity of the CEO and other senior executives of Eaton Corporation to equity awards (restricted share units and stock options) and approximately 50% to cash incentives under our Executive Strategic Incentive Plan (“ESIP”). The ESIP is a long-term cash incentive program, denominated in phantom share units, that is earned based upon the achievement of specified levels of compound earnings per share growth and average annual cash flow return on gross capital over a four-year period. Starting with awards granted in 2015, the Company has replaced the ESIP opportunity with a grant of performance shares that will be earned, and paid in shares, based on the achievement of specified performance goals as determined at the end of a three-year performance period. The restricted share units and stock options granted to the CEO of Eaton Corporation during the last three completed fiscal years vest ratably over a three-year period.

Requested Shares — Based on our burn rate experience, the shares remaining available for issuance under the 2012 Plan will not allow us to continue our equity program in its current format beyond 2015. Unless our shareholders authorize the issuance of shares under the 2015 Plan, we may be required to increase the cash component of our compensation mix, which would inhibit our ability to align our executives’ interests with the interests of our shareholders, to recruit and retain new executives and directors, and motivate our current executives over a long-term horizon. We believe that the 26 million shares that would be authorized under the 2015 Plan will be sufficient for the Company to continue its equity compensation program for approximately four years. However, there can be no certainty as to the future use of shares under the 2015 Plan, if approved by shareholders, as we may grant a different mix of equity awards than in the past, and other factors, such as our share price, may affect the rate at which shares are utilized under the 2015 Plan.

EATON 2015 Proxy Statement and Notice of Meeting	22

Proposal 2: Approving a Proposed 2015 Stock Plan —Key Features of the 2015 Plan

KEY FEATURES OF THE 2015 PLAN

Certain key features of the 2015 Plan are described below:

Feature	Description
Double-Trigger Vesting	The 2015 Plan generally provides that, in the event of a change of control, awards will vest on a “double-trigger” basis. That is, if the awards are assumed or substituted by the acquiring or surviving company, they generally will continue to be subject to the original vesting schedule, except that vesting will accelerate in the event of a qualifying termination of employment within two years after the change of control. If awards are not assumed or substituted by the acquiring or surviving company, they generally will become vested upon the change of control.
Responsible Share Counting Provisions	The 2015 Plan does not permit “liberal share recycling.” Only awards that are cancelled, forfeited or paid in cash can be added back to the 2015 Plan’s share reserve.
Minimum Vesting Period for Employee Awards	The 2015 Plan generally provides for a minimum vesting period of at least three years for awards that vest based on continued employment and a minimum performance period of at least one year for awards subject to the achievement of performance objectives, except as may otherwise be provided in connection with a change of control, divestment of a business or the employee’s death, disability or other termination of employment. However, up to 5% of the total number of shares authorized for delivery under the 2015 Plan may be granted to employees pursuant to awards with an employment-based vesting period of less than three years or a performance period of less than one year.
No Dividends or Dividend Equivalents on Unearned Performance Awards	Dividends and dividend equivalents will not be paid on performance-based awards unless and until those awards are earned, except as may otherwise be provided in connection with a change of control, divestment of a business or the employee’s death, disability or other termination of employment.
Clawback and Forfeiture Provisions	Awards granted under the 2015 Plan will be subject to recoupment under our compensation recovery policy (as it may be amended from time to time). Awards granted under the 2015 Plan also will be subject to forfeiture and potential recoupment as provided by the Compensation and Organization Committee if a participant is terminated for cause.
No Repricing of Stock Options or SARs	The 2015 Plan does not permit the “repricing” of stock options and stock appreciation rights without shareholder approval. This includes repricing by exchange for cash or a new or different type of award.
Annual Limit on Awards to Directors	The 2015 Plan imposes an annual limit on awards to the Company’s non-employee directors. Specifically, no non-employee director may be granted awards during any one calendar year that have a grant date fair value for financial accounting purposes of more than two times the annual cash retainer in effect on the date of grant.
No Discounted Stock Options or SARs	The 2015 Plan does not permit the use of “discounted” stock options or stock appreciation rights, which means that such awards must be granted with an exercise price or base price at least equal to the fair market value per share on the date of grant.
Administered by an Independent Committee	The 2015 Plan will be administered by the Compensation and Organization Committee. Each of member of the Compensation and Organization Committee qualifies as “independent” under the listing standards of the New York Stock Exchange.
No Gross-Ups	The 2015 Plan does not provide for any tax gross-ups.

SUMMARY OF THE PLAN

The following is a summary of the 2015 Plan, which is qualified in its entirety by the full text of the 2015 Plan attached as Appendix A to this Proxy Statement.

Administration

The Compensation and Organization Committee, which is comprised of non-employee directors, will administer employee awards. The Governance Committee of the Board, which is also comprised of non-employee directors, will administer non-employee director restricted shares. The Compensation and Organization Committee may delegate its authority to one or more officers of the Company with respect to awards granted to employees who are not officers or directors of the Company.

Eligibility and Types of Awards

The 2015 Plan authorizes the grant of equity-based compensation awards to employees of the Company and its subsidiaries who are selected by the Compensation and Organization Committee, in the form of stock options, stock appreciation rights, performance shares, restricted shares, restricted share units and other share-based awards. The 2015

EATON 2015 Proxy Statement and Notice of Meeting	23

Proposal 2: Approving a Proposed 2015 Stock Plan — Summary of the Plan

Plan also authorizes the grant of restricted shares and restricted share units to non-employee directors of the Company. If approved by shareholders, the Company’s 11 non-employee directors and approximately 800 employees would be eligible to receive awards under the 2015 Plan. Terms and conditions of each award, not inconsistent with the 2015 Plan, will be set out in an applicable award agreement.

SHARES AVAILABLE

Subject to adjustments for stock splits, stock dividends and other similar events, the total number of shares that may be delivered under the 2015 Plan will not exceed 26 million. The number of shares available under the 2015 Plan will be reduced by one share for each share subject to an award of options or stock appreciation rights and by 2.36 for each other award denominated in shares. Shares tendered or withheld to pay the exercise price of a stock option or to cover tax withholding will not be added back to the number of shares available under the 2015 Plan. Upon exercise of any stock appreciation right that may be settled in shares, the full number of shares subject to that award will be counted against the number of shares available under the 2015 Plan, regardless of the number of shares used to settle the stock appreciation right upon exercise. To the extent that any award granted under the 2015 Plan or the 2012 Plan is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, the shares subject to such award, option or stock appreciation right granted but not delivered shall again be available for awards under the 2015 Plan. Any shares that become so available for grant under the 2015 Plan shall be added back as one share if such shares were subject to stock options or stock appreciation rights, and as 2.36 shares if such shares were subject to other awards denominated in shares. Shares available for awards will consist of authorized and unissued shares.

The 2015 Plan also contains the following limitations awards to individual participants: (i) the total number of shares underlying options or stock appreciation rights that may be granted to any employee during any period of three consecutive calendar years will not exceed 2.4 million, (ii) the maximum aggregate number of shares or share units underlying an award to any one employee that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) (other than an option or a stock appreciation right) for any single fiscal year shall not exceed 800,000 shares, and (iii) the grant date fair value (as determined for financial accounting purposes) of the awards granted to any one non-employee director in any one calendar year shall not exceed two times the amount of the annual cash retainer in effect on the date of grant.

Notwithstanding the minimum vesting provisions for awards to employees that are set out in the 2015 Plan and described below, up to 5% of the total number of shares authorized for delivery under the 2015 Plan may be granted to employees pursuant to stock options, performance shares, restricted shares, restricted share units, stock appreciation rights or other share-based awards which vest within less than three years after the date of grant or have a performance period of less than one year, as applicable.

EMPLOYEE STOCK OPTIONS

Exercise of Options — Each option will be exercisable at such times and for such number of shares as determined by the Compensation and Organization Committee on the date of grant. Options generally will have a minimum vesting period of at least three years (which may lapse ratably or on a cliff basis) for awards that vest based on continued employment, and a minimum performance period of at least one year for awards that vest based on the achievement of performance objectives, except as may be provided in connection with a change of control, divestment of a business or the employee’s death, disability or other termination of employment. The Committee may grant employee options that are intended to qualify as incentive stock options under the Internal Revenue Code, and all of the shares that are available for grant under the 2015 Plan may be issued with respect to incentive stock options.

Term — The term of each option will be ten years from the date of grant.

Price — The option price will be the fair market value of the shares subject to the option on the date of grant. The fair market value will be the closing price as quoted on the New York Stock Exchange unless the Committee specifies a different method to determine fair market value. The closing price of a share as of February 27, 2015 on the New York Stock Exchange was $71.01.

No repricing — Except in connection with an adjustment involving a change in capitalization or other corporate transaction or event as provided for in the Plan, the Committee may not authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise price, and no outstanding stock option or stock

EATON 2015 Proxy Statement and Notice of Meeting	24

Proposal 2: Approving a Proposed 2015 Stock Plan — Summary of the Plan

appreciation right may be cancelled in exchange for cash or other awards, or cancelled in exchange for stock options or stock appreciation rights having a lower exercise price, or cancelled in exchange for cash, without the approval of our shareholders.

Payment — The exercise price will be payable in cash or, if permitted by the Compensation and Organization Committee, by other consideration, including tender of shares or a broker-assisted cashless exercise in compliance with applicable laws.

NON-EMPLOYEE DIRECTOR AWARDS

The Governance Committee may grant restricted shares and restricted share units to non-employee directors of the Company, subject to the limitation described above on annual awards to non-employee directors, and subject to such terms and conditions as may be determined by the Governance Committee.

EMPLOYEE RESTRICTED SHARES, RESTRICTED SHARE UNITS AND OTHER SHARE-BASED AWARDS

The Compensation and Organization Committee may grant employees other share-based awards, including restricted shares and restricted share units, for no cash consideration, or for such consideration as may be determined by the Committee. Any such grants shall have such other terms and conditions as determined by the Compensation and Organization Committee, including vesting conditions based upon continued employment or the achievement of specified performance objectives. Restricted shares, restricted share units and other share-based awards that vest based on continued employment will generally have a minimum vesting period of at least three years (which may lapse ratably or on a cliff basis), and such awards that vest based on the achievement of performance objectives generally will have a minimum performance period of at least one year, except as may be provided in connection with a change of control, divestment of a business or the employee’s death, disability or other termination of employment. Restricted shares shall provide for the payment of dividends, and restricted share units and other share-based awards may provide for the payment of dividend equivalents, on a current, deferred or contingent basis. However, any dividends or dividend equivalents with respect to such awards that are subject to the achievement of performance objectives will be accumulated or deemed reinvested until the award is earned, and will not be paid if the applicable performance objectives are not achieved, except as may be provided in the event of a change of control, divestment of a business or an employee’s death, disability or other termination of employment.

PERFORMANCE SHARES

The Compensation and Organization Committee may grant performance shares to an employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Compensation and Organization Committee. The Committee will establish the performance objectives that must be met, and the performance period over which those performance objectives will be measured, which generally will not be less than one year. The performance objectives for any performance shares or other awards under the plan (other than options and stock appreciation rights) that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) will be based on one or more of the following objective performance measures: earnings, cash flow, cash flow return on gross capital, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, operating earnings per share, profit returns and margins, share price, working capital, and changes between years or periods, or returns over years or periods that are determined with respect to any of the above-listed performance criteria. The provisions of the Plan are designed to authorize the Compensation and Organization Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m). However, the Compensation and Organization Committee may determine to grant awards that do not qualify for deductibility under Section 162(m). In addition, it should be recognized that in most tax matters a degree of uncertainty often exists with respect to the proper application of the Internal Revenue Code and related tax regulations.

STOCK APPRECIATION RIGHTS

We have not granted stock appreciation rights for many years, primarily because of their adverse accounting consequences. However, in some countries stock appreciation rights may be more advantageous to the recipients than conventional stock options. Therefore, the 2015 Plan authorizes the Compensation and Organization Committee, in its discretion, to grant stock appreciation rights to employees. Stock appreciation rights entitle the holder to receive a number of shares or cash equal to the increase in the fair market value of the designated number of shares from the date of grant to the date of exercise. Stock appreciation rights may be exercised as determined by the Compensation and Organization Committee, however, the term of any stock appreciation right will be no longer than ten years from the date

EATON 2015 Proxy Statement and Notice of Meeting	25

Proposal 2: Approving a Proposed 2015 Stock Plan — Federal Income Tax Consequences.

of grant. Stock appreciation rights generally will have a minimum vesting period of at least three years (which may lapse ratably or on a cliff basis) for awards that vest based on continued employment, and a minimum performance period of at least one year for awards that vest based on the achievement of performance objectives, except as may be provided in connection with a change of control, divestment of a business or the employee’s death, disability or other termination of employment.

Change of Control

The 2015 Plan provides that, except as otherwise may be provided in an award agreement or in an employment or change of control agreement, awards granted under the 2015 Plan will be subject to “double-trigger” vesting in the event of a change of control. That is, awards that are assumed or substituted by the acquiring or surviving company in connection with a change of control will continue to be subject to the original vesting schedule, except that vesting will accelerate (at the “target” level, in the case of awards subject to performance objectives) in the event of a qualifying termination of employment within two years after the change of control (by the Company without “cause” or by the employee for “good reason” as those terms are defined in the 2015 Plan). Awards that are not assumed or substituted by the acquiring or surviving company will become vested upon the change of control (at the “target” level, in the case of awards subject to performance objectives).

The 2015 Plan defines a change of control generally to include: (i) the acquisition of 25% or more of the Company’s shares (or other voting securities), (ii) the incumbent members of the Board of Directors ceasing to constitute a majority of the Board of Directors, (iii) a merger, sale of all or substantially of the Company’s assets or a similar transaction, unless the Company’s shareholders own more than 55% of the shares (and other voting securities) of the resulting corporation, or (iv) shareholder approval of a complete liquidation or dissolution of the Company. The 2015 Plan, attached as Appendix A, contains the complete, detailed definition of change of control.

Forfeiture and Compensation Recovery Policy

Awards granted under the 2015 Plan are subject to reduction, cancellation or reimbursement pursuant to the Company’s compensation recovery policy, as in effect from time to time. The Company’s current compensation recovery policy provides that if the Board of Directors determines that an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a performance-based award was paid or credited to the executive, the performance-based award is subject to reduction, cancellation or reimbursement at the discretion of the Board of Directors.

In addition, if a participant’s employment is terminated by the Company or a subsidiary for cause, the participant will (i) immediately forfeit all outstanding awards granted under the 2015 Plan, and (ii) at the Company’s discretion, return to the Company any cash and shares (or the cash value of such shares) that the participant acquired under the 2015 Plan within two years prior to the date of termination of employment.

Term of the 2015 Plan; Amendment and Termination

The 2015 Plan will become effective upon approval by our shareholders, and no awards may be granted under the 2015 Plan more than ten years after the date of such shareholder approval. The Board of Directors may, without shareholder approval, amend or terminate the 2015 Plan, except in any respect as to which shareholder approval is required by law, regulation or the rules of the New York Stock Exchange. In all cases, the 2015 Plan may not be amended without shareholder approval to (i) materially increase the aggregate number of shares that may be issued under the Plan, (ii) increase the maximum number of shares that may be granted to any employee, or (iii) grant options or stock appreciation rights at a purchase price below fair market value on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon exercise of a stock appreciation right, a participant generally must recognize ordinary income equal to the amount of cash and the fair market value of shares acquired. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to

EATON 2015 Proxy Statement and Notice of Meeting	26

Proposal 2: Approving a Proposed 2015 Stock Plan — Plan Benefits

the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price, or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option or a stock appreciation right (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss, which will be short term or long term, depending upon whether the participant has held the shares for more than one year prior to the disposition.

A participant who is granted restricted shares generally must recognize ordinary income equal to the fair market value of the restricted shares at the time that the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer, unless the participant makes a “Section 83(b) election.” A participant who makes a timely Section 83(b) election will recognize ordinary income equal to the fair market value of the restricted shares (determined without regard to the risk of forfeiture or restrictions on transfer) on the date of grant.

Other awards under the Plan, including restricted share units, performance shares and other share-based awards, generally will result in ordinary income to the participant at time of payment in an amount equal to the cash and the fair market value of the vested, unrestricted shares acquired.

Generally, the Company or a subsidiary that employs a participant will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award under the 2015 Plan, but will not be entitled to any tax deduction for amounts that represent a capital gain to a participant. Thus, no tax deduction will be allowed with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods. Moreover, tax deductions may be disallowed under other U.S. federal income tax rules, such as the disallowance of deductions for “excess parachute payments” under Section 280G of the Internal Revenue Code or the $1 million limitation on deductions of compensation — other than “performance-based compensation” — paid to our covered employees under Section 162(m). As noted above, the 2015 Plan is designed to permit, but not require, the grant of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m). However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. In addition, a number of requirements must be met in order for particular compensation to qualify as “performance-based compensation.” As such, there can be no assurance that any compensation awarded or paid under the 2015 Plan will be fully deductible under all circumstances.

This general discussion of U.S. federal income tax consequences is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2015 Plan. Different tax rules may apply to specific participants and transactions under the 2015 Plan, particularly in jurisdictions outside the U.S.

PLAN BENEFITS

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2015 Plan because the grant of awards under the 2015 Plan is discretionary.

The Board of Directors recommends a vote FOR the approval of the 2015 Stock Plan.	✓	The Board of Directors recommends a vote FOR this proposal

EATON 2015 Proxy Statement and Notice of Meeting	27

Proposal 3:	Appointment of Independent Auditor and Authorization of Audit Committee to Set Auditor Remuneration

Shareholders are being asked to appoint our independent auditor and to authorize the Audit Committee of our Board of Directors to set the auditor’s remuneration. Appointment of the independent auditor and authorization of the Audit Committee to set its remuneration require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the annual general meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Ernst & Young LLP as our independent auditor to audit our accounts for the fiscal year ending December 31, 2015 and authorize the Audit Committee of the Board to set the auditor’s remuneration.

A representative of Ernst & Young LLP will be present at the annual general meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing: (1) the integrity of the Company’s consolidated financial statements and its systems of internal accounting and financial controls; (2) the independence, qualifications and performance of the Company’s independent auditor; (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other permitted non-audit services to be provided to the Company by the independent auditor. The Committee is currently comprised of six directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria. After the 2015 annual general meeting, the Committee will consist of five directors because Mr. Barrett is not standing for re-election.

The Board of Directors amended the Committee’s charter most recently on October 23, 2013. A copy of the charter is available on the Company’s website at http://www.eaton.com/governance.

The Audit Committee has retained Ernst & Young LLP as Eaton’s independent auditor for 2015. Ernst & Young has been the independent auditor for the Company or its predecessor since 1923. The members of the Audit Committee and the Board believe that due to Ernst & Young’s deep knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young to serve as Eaton’s independent auditor.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management and independent auditor, the Company’s 2014 audited consolidated financial statements and the assessment of the Company’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young the matters required to be discussed by applicable auditing standards.

The Committee has received the written disclosures from Ernst & Young regarding their independence from the Company that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young their independence and has considered whether their provision of non-audit services to the Company is compatible with their independence. Based upon the foregoing review and discussions, the Committee recommended to the Board that the financial statements be included in the Company’s Form 10-K for the year ended December 31, 2014 and annual report to shareholders.

EATON 2015 Proxy Statement and Notice of Meeting	28

Proposal 3: Appointment of Independent Auditor and Authorization of Audit Committee to Set

Auditor Remuneration — Audit Committee Report

For 2014 and 2013, Ernst & Young’s fees to the Company and certain of its subsidiaries were as follows:

	2014	2013
Audit Fees	$27.7 million	$27.1 million
Includes Sarbanes-Oxley Section 404 attest services
Audit-Related Fees	$0.2 million	$0.4 million
Includes business acquisitions and divestitures
Tax Fees	$3.9 million	$5.5 million
Tax compliance services	$1.8 million	$1.8 million
Tax advisory services	$2.1 million	$3.7 million
All Other Fees	0	0

The Audit Committee approved all of the services shown in the above three categories in accordance with the Audit Committee’s pre-approval process. The Audit Committee did not approve any of the services shown in the above three categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditor: specific services are pre-approved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2014 be included in the Company’s annual report on Form 10-K, and the Board has approved their inclusion.

	✓	The Board of Directors recommends a vote FOR this proposal.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

Gregory R. Page, Chair

George S. Barrett

Todd M. Bluedorn

Michael J. Critelli

Deborah L. McCoy

Gerald B. Smith

EATON 2015 Proxy Statement and Notice of Meeting	29

Proposal 4:	Advisory Approval of the Company’s Executive Compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Board and the Compensation and Organization Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

This say-on-pay vote is required under U.S. law, and we also consider it to be a matter of good corporate governance. This vote takes place annually and the next advisory vote to approve the Company’s executive compensation will occur at the 2016 annual general meeting of shareholders.

As we explain in the Compensation Discussion and Analysis that follows, our executive compensation programs are designed to attract, motivate, reward and retain our named executive officers, who are critical to the success of our Company. Our programs reward our named executive officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value.

NAMED EXECUTIVE OFFICERS’ COMPENSATION PROGRAM HIGHLIGHTS

As part of our pay for performance culture, our executive compensation plans include the following:	Other features of these programs include:

•  On average, 80% of our named executive officers’ compensation is performance based.

•  Our plans deliver awards below target, or none at all, when Company performance does not meet threshold levels.

•  Our executive incentive programs are intended to deliver target awards when our performance aligns with our Peer Group median performance, and awards exceeding 150% of target when our performance is at or above the top quartile of our Peer Group.

•  Our share ownership requirements range from one times base salary for our general managers to six times base salary for the Company’s Chairman and CEO of Eaton Corporation;

•  Our incentive plan payouts are capped to prevent unintended windfalls;

•  Our compensation clawback policy allows us to recover incentive compensation in case of employee misconduct that causes the need for a material restatement of financial results; and

•  We do not enter into employment contracts with any of our salaried U.S. employees, including the named executive officers.

The Compensation and Organization Committee continually reviews the compensation programs for named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. All Committee members are independent directors committed to applying sound governance practices to compensation decisions.

We strongly encourage you to review the Compensation Discussion and Analysis that follows. It contains information about the extensive processes the Committee follows, and the factors it considers, when establishing performance and pay targets and approving actual payments from our short- and long-term performance based incentive plans. The Committee’s process includes reviewing a variety of reports and analyses such as market survey data, compensation tally sheets, compensation at peer companies, and reports from proxy advisory firms. The Compensation Discussion and Analysis also describes the structure of our compensation programs and the 2014 compensation of our named executive officers.

We believe that our executive compensation design and strategy is a critical factor in motivating our executives to seek innovative solutions that contribute to Eaton’s continued success. We are therefore asking shareholders to approve the following advisory resolution at the 2015 annual general meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual general meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

✓	The Board of Directors recommends a vote FOR approval of this resolution.

EATON 2015 Proxy Statement and Notice of Meeting	30

Executive Compensation Table of Contents

EATON 2015 Proxy Statement and Notice of Meeting	31

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (CD&A), we discuss our pay for performance philosophy, our pay-setting process, the components of our executive compensation program, and the compensation of our named executive officers for 2014. We also explain our performance metrics in detail and review our executive compensation policies.

Please note that the use of “we,” “us” or “our” throughout this CD&A refers to the Company, its subsidiaries or its management. In addition, the use of “Chairman and Chief Executive Officer” or “CEO” throughout this CD&A refers to Alexander M. Cutler, Chairman of the Company and Chief Executive Officer of Eaton Corporation. Also, all share amounts and per-share prices for awards and objectives established before February 28, 2011 have been adjusted to reflect the Company’s two-for-one stock split that occurred on that date.

EXECUTIVE SUMMARY

This section provides a summary of the performance metrics and actual results for the incentive plans in which our named executive officers and other executives participated for the year ending December 31, 2014. For 2014, our named executive officers are:

■	Alexander M. Cutler, Chairman of the Company and Chief Executive Officer and President of Eaton Corporation
■	Richard H. Fearon, Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation
■	Craig Arnold, Vice Chairman and Chief Operating Officer–Industrial Sector of Eaton Corporation
■	Thomas S. Gross, Vice Chairman and Chief Operating Officer–Electrical Sector of Eaton Corporation
■	Mark M. McGuire, Executive Vice President, General Counsel and Secretary of Eaton Corporation

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. Our executive incentive compensation programs are intended to deliver target awards when our performance aligns with the peer group median performance and awards that exceed 150% of target when our performance is at or above the top quartile of the peer group.

On a target basis, more than 60% of our executives’ compensation is made up of long-term components, including our four-year, performance-based Executive Strategic Incentive Plan (“ESIP”) and our equity grants. The primary pay components we provide our executives, and the mix of those components, are shown in the following chart. We do not consider certain items that are reported in the Summary Compensation Table (such as changes in pension values, above-market earnings on nonqualified deferred compensation, or items categorized as “other” compensation), as primary pay components because they do not factor into the Committee’s annual compensation decisions. However, the Committee does assess these items during its Tally Sheet review process.

EATON 2015 Proxy Statement and Notice of Meeting	32

Compensation Discussion and Analysis — Executive Summary

CEO PAY MIX AT TARGET

Mr. Cutler’s pay mix at target is illustrated below and is representative of the pay mix for our other executives.

*    Short-term Incentive tied to Earnings Per Share (EPS) and Cash Flow Return on Gross Capital (CFR) metrics

**  Long-term Incentives tied to 4-year CFR and EPS growth metrics and Total Return to Shareholders

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

HIGHLIGHTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. Key features of these programs include:

■    A cap on potential payouts under our short- and long-term incentive plans;

■    Shareholder-approved short-term and long-term incentive plans;

■    A clawback policy;

■    A policy that prohibits hedging or pledging of our shares;

■    Share ownership and holding requirements;

■    Double-trigger change of control agreements; and

■    No employment contracts.

Stock Ownership Requirements for Our NEOs

At Eaton, we require all of our executive officers (and certain other high-level key executives) to hold a number of our shares with a value equal to a pre-determined multiple of their base salary. Each executive must own a minimum of 20% of the required shares outright. Executives are expected to reach these guidelines within five years of appointment to a new position and are expected to satisfy them for the duration of their employment with the Company. As of December 31, 2014, our CEO’s actual stock ownership, as measured relative to these guidelines, is 35 times base pay and our other NEOs average stock ownership is 16 times base pay.

EATON 2015 Proxy Statement and Notice of Meeting	33

Compensation Discussion and Analysis — Executive Summary

NAMED EXECUTIVE OFFICER STOCK OWNERSHIP

CEO	Other NEOs (average)

Required - 6x Base Pay	Required - 3-4x Base Pay

Actual - 35 x Base Pay	Actual - 16 x Base Pay

Summary of 2014 Performance-Based Incentive Plan Payouts

Our short-term, performance-based Executive Incentive Compensation Plan (“EIC”) paid out at 95% of target. Payouts under this plan are tied to Operating Earnings Per Share (EPS) (which exclude acquisition integration charges) and Cash Flow Return on Gross Capital (CFR). For 2014, the Target EPS and CFR objectives were $4.70 and 18.2%, respectively. Actual EPS and CFR were $4.67 and 17.6%.

2014 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

Our long-term, performance-based Executive Strategic Incentive Plan (“ESIP”) achieved a 116% payout for the 2011-2014 award period, but the Committee exercised its discretion to reduce awards to 96% of target in order to guard against any potential windfall that could have resulted from the transaction to acquire Cooper Industries, plc. Our actual cumulative EPS over the four-year award period was $16.70, and our actual CFR averaged 23.9%. Actual goal achievement resulted in a payout of 116% of target. The 2012 transaction to acquire Cooper Industries, plc had a positive impact on the EPS and CFR results and the Committee felt it was important to recognize the transformational impact of the acquisition, but was also mindful of the potential windfall it could have created for participants in our Executive Strategic Incentive Plan. Therefore, the Committee took action to reduce each participant’s award because our goals did not include the benefits of the Cooper acquisition since it occurred after the Committee set the 2011-2014 ESIP EPS growth and CFR goals.

Because our long-term cash incentives take the form of phantom share units, the appreciation in Eaton’s share price over the four-year award period added to the value that our executives realized from the ESIP awards, which is consistent with our policy of aligning their interests with those of our shareholders. Total return to shareholders was 50% over the four-year period.

2011-2014 LONG-TERM EXECUTIVE STRATEGIC INCENTIVE PLAN GOALS AND RESULTS

EATON 2015 Proxy Statement and Notice of Meeting	34

Compensation Discussion and Analysis — Executive Summary

Compensation of the Chief Executive Officer and Cumulative Shareholder Returns

The following chart illustrates Mr. Cutler’s compensation and cumulative return to shareholders over his tenure as the Company’s Chairman and Chief Executive Officer. The table clearly illustrates the correlation between pay and the performance we are delivering to our shareholders.

CUMULATIVE SHAREHOLDER RETURNS vs. TOTAL DIRECT COMPENSATION
Cumulative Shareholder Returns	2000–2014 Compound Annual Growth Rate ■ Eaton: 13.6% ■ Peer Group*: 11.3% ■ S&P 500: 5.3%
Total Direct Compensation**

*    Peer Group represents an equal weighted index of ABB, Ltd., Danaher Corporation, Dover Corporation, Emerson Electric Co., Honeywell International, Inc., Illinois Tool Works, Inc., Ingersoll-Rand plc, Legrand S.A., Parker Hannifin Corporation, Rockwell Automation, Schneider Electric SE, Siemens AG, and United Technologies Corporation.

**  Total direct compensation is the sum of the annual base salary, short-term incentive award earned in each respective year, long-term cash incentive award earned for the award period ending in each respective year, and grant date value of stock and option awards granted in each respective year. There was no payment under the long-term ESIP plan in 2012. 2013 total compensation includes a $15.6M payout from the 2010-2013 ESIP. This resulted from exceeding the maximum EPS growth and CFR goals of 30% 15.1%, respectively, and from increasing our stock price by 123% over the four year period.

Review of 2014 Advisory Vote on Executive Compensation

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2014, our shareholders approved our executives’ compensation by a vote of 94%.

The Committee considered these voting results, shareholder feedback, and a comprehensive assessment of Eaton’s executive compensation programs in 2014 and decided to make certain changes to our executive compensation programs beginning in 2015. The Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results and shareholder feedback.

EATON 2015 Proxy Statement and Notice of Meeting	35

Compensation Discussion and Analysis — Executive Compensation Philosophy

EXECUTIVE COMPENSATION PHILOSOPHY

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

Membership and Responsibilities

The Compensation and Organization Committee of the Board of Directors consists of five independent non-employee directors and is supported by our human resources department. As discussed below, the Committee may also retain one or more independent compensation consultants to assist it.

The Committee is responsible for handling a variety of organizational and compensation matters pertaining to Eaton’s leadership, including those shown in the table below.

Compensation-related Tasks	Organizational Tasks

•  Reviews, approves, and administers all of our executive compensation plans, including our stock plans;

•  Establishes performance objectives under our short- and long-term incentive compensation plans;

•  Determines the attainment of those performance objectives and the awards to be made to our senior officers under our short- and long-term incentive compensation plans;

•  Determines the compensation for our senior officers, including salary and short- and long-term incentive opportunities;

•  Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive;

•  Reviews new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees;

•  Evaluates the performance of the CEO, with input from all non-employee directors;

•  Reviews the performance capabilities of the other senior officers based on input from the CEO;

•  Reviews succession planning for officer positions including the position of the Company’s CEO,

•  Reviews proposed organization or responsibility changes at the senior officer level; and

•  Reviews our practices for the recruitment and development of a diverse talent pool.

The Committee’s charter and key responsibilities are available on our website at http://www.eaton.com/governance.

Use of Consultants

The Committee retains an independent executive compensation consultant to support its oversight and management of our executive compensation programs. The consultant’s duties include helping the Committee validate our executive compensation plans and programs through periodic comprehensive studies. The Committee retained a senior consultant with Aon Hewitt as its primary advisor until his retirement in February of 2014. The Committee engaged a new independent consultant, Meridian Compensation Partners, in the first quarter of 2014. The consultant performed a variety of work for the Committee, including conducting a comprehensive assessment of Eaton’s executive compensation programs relative to market trends and best-in-class governance practices, providing independent feedback on our analytical work, and assisting the Committee in its review and discussion of material agenda items and its decision-making about our executive compensation programs and individual compensation opportunities.

In 2014, the Committee also selected and retained an independent consultant from Aon Hewitt to coordinate and support the annual performance appraisal for the Company’s Chief Executive Officer. The Committee used this appraisal as one of several factors in determining Mr. Cutler’s payout under our short-term incentive plan for 2014, and also considered it in determining whether to adjust Mr. Cutler’s base salary or his short- and long-term incentive targets for 2015.

The Committee’s written policies require the Company to obtain its review and approval before awarding any material consulting assignment to a firm that the Committee has already engaged. This policy ensures that the Committee’s consultants are well positioned to provide independent and impartial advice on executive compensation and governance matters.

EATON 2015 Proxy Statement and Notice of Meeting	36

Compensation Discussion and Analysis — How We Establish and Validate Pay

HOW WE ESTABLISH AND VALIDATE PAY

This section explains the Committee’s process for establishing and validating our pay targets. As shown in the table and described in detail below, this process involves several important analyses:

Analysis	Data Source	Purpose	How It’s Used	When It’s Conducted
Market Analysis	Aon Hewitt Associates and Towers Watson Executive Compensation databases	Setting pay for our executives	Setting base pay and short- and long-term incentive targets for the next year/award cycle	October — February
Performance Assessments	Executive feedback	Evaluating individual performance based on input from the CEO	Determining the short-term incentive award payments for the award period that recently ended and in determining merit increases and adjusting individual award opportunities for the next award cycle	November — January
Tally Sheets	Internal compensation and benefits data	Evaluating total remuneration and internal pay equity of our executives	Evaluating the total remuneration and projected payments to the named executive officers under various termination scenarios. This helps to determine if each executive’s compensation package is appropriately aligned with that of internal peers and whether any adjustments to our compensation plans or programs, or an individual’s pay package, is necessary	February
Peer Pay and Performance Analysis	Peer Group publicly available financial and compensation information as reported by the companies that we have identified as Peers for strategic planning purposes	Evaluating pay and performance to validate individual compensation plans that were established in February	Comparing multiple pay and performance results with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics to determine the efficacy of the “Total Compensation Analysis and Planning Process”	July
Peer Pay Targeting and Performance Hurdle Analysis	Peer Group publicly available financial and compensation information as reported by the companies that we have identified as Peers for strategic planning purposes	Evaluating whether we are setting appropriate performance hurdles	Providing insight into how each of our peers and their peers establish their pay for performance profile and whether we are setting appropriately high performance hurdles in our incentive plans; also used to guide future performance target setting to achieve our strategic objectives	July

Total Compensation Analysis and Planning Process (October–February)

We target total compensation to be within the median range of compensation paid by similarly sized industrial companies. We continuously monitor and assess the competitive retention and recruiting pressures in the industries and markets where we compete for executive talent. As a result, the Committee has periodically exercised its judgment to set target compensation levels of certain executives above the market median to foster retention.

Several different analyses play a role in the Committee’s Total Compensation Analysis and Annual Planning Process:

Market Analysis — From October through December of each year, our human resources department conducts a market analysis. First, we align our executives’ positions with comparable positions as reported in surveys published by two national consulting firms, Aon Hewitt and Towers Watson. We then prepare a comprehensive report for the Committee, which is also reviewed by its independent consultant, that compares each component of our executives’ compensation to the average of the surveys’ median data for that component. This helps the Committee determine how each executive officer’s compensation compares to current market practices.

In preparing our comparison for 2014, we used the survey results for “industrial” companies (as categorized by the survey vendors), whether publicly or privately held, with revenues between $10 billion and $50 billion. Our revenues fall at approximately the median revenue level of this group, which contains between 100 to 120 companies. The companies participating in each survey vary, and we are not able to determine which of the companies reported data for each position and each component of pay.

EATON 2015 Proxy Statement and Notice of Meeting	37

Compensation Discussion and Analysis — How We Establish and Validate Pay

Analysis of Internal Pay Equity and our Current Pay Levels — Internal equity among similarly situated positions is an important consideration in establishing individual pay targets. We maintain internal equity by establishing approximately the same target incentive opportunities for similarly situated positions. When determining what positions are similarly situated, we consider the following aspects of each position: its essential functions, the ability of the position holder to influence our overall results, any educational requirements, where the position stands in our leadership ranks, and job demands such as frequent travel and the responsibility to respond to business matters at any time and under any circumstances.

Tally Sheets — In addition to the market analysis, each February we provide the Committee with a comprehensive compensation Tally Sheet for each named executive officer. These Tally Sheets, which are also reviewed by the Committee’s independent consultant, help the Committee evaluate total remuneration and internal pay equity, and the Committee reviews them before making decisions about the compensation of the named executive officers for the next year. Each Tally Sheet includes all components of the executive’s current compensation, including: base salary, short-term incentive compensation, long-term cash incentive compensation, equity incentive compensation, retirement savings programs, health and welfare programs, and the cost of personal executive benefits. The Committee also reviews potential payments under various termination scenarios.

Performance Assessments — Assessments of executive performance are another key part of the Committee’s Total Compensation Analysis and Planning Process. Mr. Cutler meets individually with his direct reports, including the named executive officers, to discuss the performance assessments for their respective direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. No member of management, including Mr. Cutler, makes recommendations regarding his or her own pay. The Committee meets with its independent consultant in Executive Session (with no members of management in attendance) to review Mr. Cutler’s performance assessment and the comprehensive market data for his position, as well as his Tally Sheet to establish a total compensation plan for him.

Evaluating Pay and Performance (July)

In July of each year, the Committee evaluates pay and performance to validate the individual compensation opportunities that were established in February, and also considers whether we are setting appropriate performance hurdles. This process involves, in part, collecting and reviewing peer group information and analyzing it as described below.

PEER GROUP ANALYSES

Peer Group Selection — We have identified a group of publicly held companies as our peers for purposes of evaluating our compensation programs. The Board of Directors reviewed various financial performance metrics of this same peer group in the beginning of 2014 during its review of our Strategic Plan and Annual Profit Plan. The Strategic Plan and Annual Profit Plan are the basis for setting our short- and long-term incentive plan performance goals. In selecting peers, the Board of Directors considered, among other factors: market cap, revenue, research and development intensity, and overlap with Eaton’s product portfolio and industry. We rank at approximately the median of this peer group in terms of revenue. The Peer Group includes:

ABB Ltd.	Ingersoll-Rand plc
Danaher Corporation	Legrand S.A.
Dover Corporation	Parker Hannifin Corporation
Emerson Electric Co.	Rockwell Automation
Honeywell International, Inc.	Schneider Electric SE
Illinois Tool Works, Inc.	Siemens AG
United Technologies Corporation

We do not use the pay reported by these companies to establish individual compensation opportunities, but each July the Committee reviews these companies’ publicly reported financial and compensation data to help retrospectively validate our pay for performance profile.

EATON 2015 Proxy Statement and Notice of Meeting	38

Compensation Discussion and Analysis — How We Establish and Validate Pay

Peer Pay and Performance Analysis — We provide the Committee with an analysis that includes the compensation reported by each peer group company in its annual proxy statement for positions that are equivalent to positions held by our named executive officers. This analysis also compares our performance with that of the peer group over one-, three- and five-year time periods using a wide range of financial metrics. The Committee uses this analysis in reviewing and establishing our stretch short- and long-term incentive plan goals, and in answering two primary questions:

1.	Are our compensation targets appropriate relative to that of the peer group?

In 2014, this review of peer proxy data confirmed that Eaton’s cash compensation opportunities were aligned with our peer group. The Committee also affirmed that it would continue to use the data reported in the two previously mentioned compensation surveys as the basis for setting individual compensation opportunities, but would use the peer proxy data as a secondary data point if an executive’s compensation was well below or above the survey comparator group median.

2.	Are we paying our executives appropriately in light of the performance we are delivering?

In 2014, after reviewing the peer analysis, the Committee concluded that 2013 pay was appropriate given that we are consistently outperforming the peer group with regard to total shareholder return over one-, three- and five-year periods.

Peer Pay Targeting and Performance Hurdle Analysis — This study is intended to provide the Committee with insight into how each peer group company establishes its “pay for performance” profile, including setting pay targets and performance metrics relative to its own peer group. This analysis is based upon publicly available information and sell-side analysts’ reports, and attempts to estimate the industry EPS expectations for the peer companies as reported by the market analysts who follow them. This analysis is intended to answer:

Are we well positioned among our peer group with regard to revenue, EPS, and pay compared to how our peers are positioned relative to their peers?

After reviewing the peer pay targeting and performance hurdle analysis, the Committee concluded that we are well positioned among our peer group in terms of pay and performance. The Committee was comfortable that our pay was above the median of our peer group because it resulted from exceeding rigorous objectives under the 2010-2013 ESIP and achieving 168% total return to shareholders over the four-year period.

EATON 2015 Proxy Statement and Notice of Meeting	39

Compensation Discussion and Analysis — Components of Compensation

COMPONENTS OF COMPENSATION

In this section we describe the main components of our compensation, including the metrics we use for our performance-based incentives.

OVERVIEW OF OUR PRIMARY COMPENSATION COMPONENTS

Component	Description	Form/Timing of Payout
Base salary	Levels reflect job responsibilities and market competition	Paid in cash throughout the year
Short-term incentive

Senior EIC Plan – Cash incentive tied to the following performance metrics:

•  Net income generates a pool that determines the maximum award amount. This maximum award may be reduced by the Committee.

•  The achievement of EPS and CFR relative to the goals that were set for the EIC Plan, business unit and individual performance are also considered by the Committee in making its final award determination.

Meets the requirements of 162(m) of the Internal Revenue Code

Paid in cash after the year has ended and performance has been measured Executives can choose to defer payments under our Deferred Incentive Compensation Plan II

EIC Plan – Cash incentive tied to the following performance metrics:

•  Operating earnings per share (EPS)

•  Cash flow return on gross capital (CFR)

Payouts depend on achievement of Company, business unit and individual performance goals

Paid in cash after the year has ended and performance has been measured Executives can choose to defer payments under our Deferred Incentive Compensation Plan II
Long-term incentives

Tied to the following performance metrics:

•  Compound growth rate in operating EPS over a 4-year period

•  Average annual CFR over a 4-year period

Awarded in the form of phantom share units; therefore,

value realization depends on our stock performance

Meets the requirements of 162(m) of the Internal Revenue Code

Paid in cash after the 4-year cycle has ended and performance has been measured Executives can choose to defer payments under our Incentive Compensation Deferral Plan II
50% Cash Incentive (ESIP)
50% Equity • 25% RSUs • 25% stock options	RSUs and stock options Retention RSAs Value realization depends on our stock performance	Vest over 3 years Vest over 4 years

Base Salary

We pay a competitive base salary to our executive officers in recognition of their job responsibilities. In general, the Committee sets base salaries at approximately the market median as described under “Total Compensation Analysis and Planning Process,” above. On occasion, the Committee may set an executive’s base salary above the reported market median to foster retention and/or recognize superior performance. Executives must demonstrate consistently effective individual performance in order to be eligible for a base salary increase. In making salary adjustments, the Committee considers the executive’s base salary and total compensation relative to the market median and other factors such as: individual performance against business plans, initiative, leadership, experience, knowledge, and success in building organizational capability.

EATON 2015 Proxy Statement and Notice of Meeting	40

Compensation Discussion and Analysis — Components of Compensation

2014 BASE SALARY

During the 2014 Total Compensation Analysis and Planning Process, the Committee reviewed each executive’s base salary relative to the market data from the two surveys described under “Total Compensation Analysis and Planning Process,” as well as the executive’s individual performance over the prior year. After discussing these items, the Committee determined it was appropriate to deliver merit increases to the named executive officers other than Mr. Cutler, as shown in the following table. The Committee did not adjust Mr. Cutler’s base salary because it found it to be appropriately aligned with the survey median.

Executive	Increase %	2014 Base Salary
A. M. Cutler	0%	$1,200,000
R. H. Fearon	4.00%	$775,757
C. Arnold	5.00%	$777,788
T. S. Gross	6.00%	$790,832
M. M. McGuire	3.00%	$566,967

Short-Term Performance-Based Compensation

We establish a competitive annual cash incentive opportunity for our executives who participate in either our Senior EIC Plan or our EIC Plan. The Committee determines target opportunities for each executive in February during its Total Compensation Analysis and Planning Process. As we previously discussed, the average of the median short-term incentive values as reported in two compensation surveys is used as the basis for determining our executives’ targets.

Metrics, Goals and Results — In February of each year the Committee establishes the Senior EIC pool, expressed as a percentage of net income. In addition, the Committee considers, among other metrics, EPS growth rate guidance for us and our peers as a key starting point for setting aggressive performance hurdles for our short- and long-term performance-based pay plans. The objectives for our short-term EIC plan have historically been tied to EPS and CFR metrics. The EPS metric measures earnings growth, while the CFR objective is an internal measure of return on capital. We and the Committee believe these are appropriate metrics because of their link to shareholder value creation.

For 2014, the Committee established EPS and CFR goals based on its review of market analyses, our annual profit plan as approved by the Board of Directors, external research reports, and analyses of peer group data. The Committee believes that the target levels established at the beginning of 2014 for the EPS and CFR goals, as shown below, were demanding but attainable. The maximum award opportunity that can be generated by the attainment of EPS and CFR objectives is capped at 200% of target.

The table below shows the 2014 goals and our actual results for the year.

2014 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

2014 SHORT-TERM INCENTIVE AWARDS

All of our named executive officers participate in the Senior EIC Plan. In February 2014, the Committee established a bonus pool under the Senior EIC Plan equal to 1.5% of our Annual Net Income. The Committee then assigned a percentage of this pool to each participant, setting the maximum amount that the participant could receive under the Plan for 2014. For the named executive officers, these percentages ranged from 8% to 20% of the Annual Net Income Incentive Pool. No participant may be assigned a percentage share of the pool that is worth more than $7,500,000. The Committee also established an individual target award opportunity for each executive that reflects the median annual incentive opportunity reported in the compensation surveys that are used to establish individual compensation targets.

EATON 2015 Proxy Statement and Notice of Meeting	41

Compensation Discussion and Analysis — Components of Compensation

To determine actual payouts the Committee considered the maximum award generated by the Net Income Pool for each participant, each executive’s target award opportunity, the EIC Plan EPS and CFR results which generated a payout of 95%, and performance relative to individual and/or business unit goals. Actual awards were 30% less, on average, than the maximum awards generated by the net income pool.

INDIVIDUAL PERFORMANCE CRITERIA

These individual goals fell into the following categories, among others:

•	Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s business unit.
•	Growth Goals: Building our brand; outgrowing the markets in which we operate; introducing new products and services.
•	Operational Excellence: Workplace safety and emissions reduction; advancements in quality; supply chain improvement; operational efficiency/productivity and working capital velocity.
•	Building Organizational Capacity: Reinforcing our ethical standards; attracting and developing talent; promoting our wellness initiatives; promoting a learning culture.
•	Acquisition Integration Goals: Successfully integrating recent acquisitions.

The following table illustrates each named executive officer’s 2014 target and maximum award opportunity, and his actual Senior EIC Plan award relative to that opportunity:

Executive	Target Award Opportunity as % of Base Salary	Target Award Opportunity $	Maximum Award Opportunity Based On Net Income Pool	Actual Award	Actual Award as a % of Target
A. M. Cutler	140%	$1,680,000	$5,379,000	$1,835,400	109%
R. H. Fearon	100%	$775,757	$2,689,500	$810,667	105%
C. Arnold	100%	$777,788	$2,689,500	$849,734	109%
T. S. Gross	100%	$790,832	$2,689,500	$826,421	105%
M. M. McGuire	75%	$425,225	$1,344,750	$403,965	95%

Each named executive officer’s short-term incentive award is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Performance-Based Compensation

We provide long-term incentive compensation to our executive officers in two components that are generally weighted as follows:

■	50% in equity awards which provide a link to external performance. The named executive officers receive an equal mix of stock options and restricted stock units (RSUs); and
■	50% in a four-year performance-based cash incentive compensation opportunity (ESIP), which is based upon performance against the four-year EPS compound growth rate goal and CFR goal. The results relative to these performance metrics are then further adjusted based on share price appreciation or depreciation over the same time period providing a direct link to shareholder value creation.

We believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance that focuses executives on both an external measure of our success (via equity awards) and on internal performance metrics (via the four-year ESIP). In limited circumstances, the Committee also provides restricted share awards (RSAs) to foster retention. The Committee’s independent compensation consultant has confirmed that this approach is appropriate to delivering long-term compensation and consistent with market practices.

The Committee establishes a long-term incentive target opportunity for each executive that is intended to align with the market median values reported in the two surveys we use to establish individual compensation plans.

Cash Component of Long-Term Compensation — Each year the Committee creates a new long-term cash incentive opportunity under our Executive Strategic Incentive Plan (ESIP) and establishes objectives for the four-year award period, which have historically been tied to our success in achieving aggressive four-year CFR and EPS goals, with each goal weighted equally.

EATON 2015 Proxy Statement and Notice of Meeting	42

Compensation Discussion and Analysis — Components of Compensation

Establishing Long-Term Performance Goals — Each four-year ESIP period has its own aggressive CFR and EPS growth objectives. The four-year CFR objective focuses management on driving attractive returns on the capital we employ, while the four-year EPS goal focuses management on driving growth throughout the four-year cycle. The Committee uses a comprehensive report that analyzes publicly available Peer Group financial data to establish the CFR and EPS objectives. Our Board also uses this report in reviewing our Strategic and Profit Plans. The report includes:

■	A comparison of our past performance across a range of performance metrics, compared to those same metrics as reported for our Peer Group;
■	Our estimated financial results and those for each peer group company as projected by sell-side analysts who follow these companies; and
■	A review of our strategic objectives and annual business plans for the four-year performance period.

The Committee sets performance hurdles for each four-year award period so that our executives would receive payment of approximately 100% of the target incentive opportunity if our performance over the four-year period is at or above the projected median of performance in our peer group, and payment at or above 150% of the target incentive opportunity if our performance over the four-year period is at or above the projected top 25th percentile of performance in our Peer Group. We cap CFR and EPS growth goals under ESIP at 200% of target. This cap is consistent with the maximum incentive opportunity as reported by the companies that respond to the compensation surveys to which we subscribe, and is also prevalent among our peer group companies.

The key to achieving an above-target payout for an open ESIP period is to fully meet our annual operating plans, achieve our targeted operating margins, closely manage our working capital and fully achieve our committed integration and synergy targets.

Share price appreciation is also an important factor in determining ESIP awards. The executive’s cash target is converted to a number of phantom share units based on our 20-day average stock price at the beginning of the award period. At the end of the award period, the number of phantom share units is adjusted, up or down, based on achievement relative to the performance hurdles that were set at the beginning of the award period. Then, the adjusted number of phantom share units is converted back to cash based on our 20-day average share price at the end of the award period.

HOW OUR SHORT AND LONG-TERM METRICS DIFFER

We and the Committee believe that Earnings Per Share and Cash Flow Return on Gross Capital are appropriate metrics to use in our short-term and long-term incentive plans because of the impact these items have on creating shareholder value.

Although we use an earnings per share (EPS) metric in both our short- and long-term incentive plans, the two metrics are different:

■     The short-term EIC plan metric is tied to annual EPS. A goal is set in February of each year based on items such as EPS growth rate guidance for the year, market analyses, and our annual profit plan.

■     The long-term ESIP metric, on the other hand, is tied to EPS growth over a four-year period. A four-year goal is set based on the Board’s review of our Strategic Plan and the long-term, five-year financial goals that we share with investors.

EATON 2015 Proxy Statement and Notice of Meeting	43

Compensation Discussion and Analysis — Components of Compensation

2014 LONG-TERM INCENTIVES FOR THE PERIOD ENDING DECEMBER 31, 2014

2011-2014 ESIP — In February 2011, the Committee established challenging EPS compound growth rate and CFR performance goals for the 2011-2014 ESIP. The table below shows these goals as well as our results for this period.

2011-2014 LONG-TERM EXECUTIVE STRATEGIC INCENTIVE PLAN GOALS AND RESULTS

Payout of 2011-2014 ESIP — In addition to setting ESIP goals in February 2011, the Committee also set individual ESIP target award opportunities for each named executive officer that represented approximately 50% of his total long-term incentive opportunity that was established in 2011. Individual target opportunities were expressed as a cash value and then converted to phantom share units based on the average New York Stock Exchange price of Eaton ordinary shares over the first twenty trading days of the award period, which was $51.95. Phantom share units align the interests of the executives with those of the shareholders because the units reflect appreciation or depreciation and earnings on our ordinary shares during the performance period. At the conclusion of the award period, each named executive officer’s 2011-2014 target number of phantom share units was adjusted to reflect goal achievement and the Committee’s discretion to reduce awards to 96% of target to offset any potential windfall that could have resulted from the transaction to acquire Cooper Industries, plc. The Committee chose to reduce awards because the 2011-2014 ESIP EPS growth and CFR goals did not include the benefits of the Cooper acquisition since it occurred after the Committee set the goals for this award period. The final number of phantom share units was then converted back to cash based on the average New York Stock Exchange price of Eaton ordinary shares over the last twenty trading days of the award period, which was $67.99 and dividend equivalents were added based on the final number of share units that were earned.

Awards earned by our named executive officers for the 2011-2014 ESIP Period are shown below:

Executive	Target Units	Earned Units	ESIP Payment (based on $67.99)	Dividend Equivalents (accumulated dividends of $6.52)	Total Award
A. M. Cutler	67,400	64,704	$4,399,225	$421,870	$4,821,095
R. H. Fearon	16,400	15,744	$1,070,435	$102,651	$1,173,085
C. Arnold	16,400	15,744	$1,070,435	$102,651	$1,173,085
T. S. Gross	16,400	15,744	$1,070,435	$102,651	$1,173,085
M. M. McGuire	9,650	9,264	$629,859	$60,401	$690,261

Each named executive officer’s earned ESIP award is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives Granted in 2014

Establishment of Goals and Awards for 2014-2017 ESIP — In February 2014, the Committee established EPS and CFR performance goals for the 2014-2017 ESIP award period. The Committee also approved individual 2014-2017 ESIP opportunities expressed in the form of phantom share units. These award opportunities are shown in the Grants of Plan Based Awards Table. The Committee discussed and approved Mr. Cutler’s award opportunity in Executive Session, with only its independent consultant in attendance. The number of phantom share units awarded to each executive was determined by dividing the cash ESIP target, which represents approximately one-half of the named executive officer’s total long-term incentive opportunity for 2014, by the average New York Stock Exchange price of our shares over the first twenty days of the award period, and rounding up to the nearest 50 shares.

EATON 2015 Proxy Statement and Notice of Meeting	44

Compensation Discussion and Analysis — Components of Compensation

At the end of the award period, the number of phantom share units will be modified based on corporate performance relative to the challenging CFR and EPS growth objectives that the Committee approved in February 2014. The actual payment, if any, will also be influenced by the increase or decrease in our stock price over the four-year award period because the modified number of share units will be multiplied by the average price of our shares over the last 20 New York Stock Exchange trading days of 2017. Dividend equivalents will be paid based on the final number of phantom share units and the aggregate dividends paid to investors during the award periods. The CFR and EPS objectives are capped at 200% of target; however, there is no cap or floor applied to the stock price that is used to determine any final payment at the end of the award period.

Equity Component of Long-Term Compensation — The named executive officers receive the equity component of their long-term incentive opportunity in both RSUs and stock options. The Committee considers alignment with the external market median and individual performance and potential when making equity grants. We typically grant equity awards in February.

The Committee has the authority to fix the date and all terms and conditions of equity grants to executive officers and other employees under our various stock plans, all of which have been approved by our shareholders. Our equity program adheres to the following best practices:

■	Stock options and RSUs generally vest over, or upon the conclusion of, at least a three-year period. The vesting of RSUs and stock options is contingent upon continued service with us over the vesting period.
■	The aggregate number of shares or share units underlying options or related to other awards that may be granted to any employee during any three consecutive calendar year period may not exceed 1,200,000.
■	No more than 5% of the total number of shares authorized for delivery under the Plan may vest within less than one year after the grant date (except for awards granted to non-employee directors in the event of a change of control of the Company or divestment of a business, or upon an employee’s death, disability, or retirement).
■	We set the strike price for all of our stock options at the fair market value of our shares on the date of the grant. Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the New York Stock Exchange on the date of the grant.

RSUs Granted in 2014 — In February 2014, the Committee approved RSU grants that represented approximately 25% of each named executive officer’s target long-term incentive opportunity. These RSUs vest in substantially equal installments over three years. We do not pay dividend equivalents on RSUs that are granted to our executives or other employees.

Stock Options Granted in 2014 — Stock options make up the remaining 25% of each named executive officer’s total target long-term incentive opportunity. The stock options granted in 2014 will vest in substantially equal installments over three years, subject to the executive’s continued employment with us, and have a strike price equal to the closing price of our ordinary shares on the date of the grant.

Restricted Share Awards (“RSAs”) — In certain limited circumstances, we grant RSAs to our executives, including our named executive officers, for retention purposes. No named executive officers received an RSA grant in 2014.

Each named executive officer’s long-term incentive opportunity and the mix of long-term vehicles is shown below. The target values in this table are based on the market median survey data for each position.

These amounts differ from the amounts reported in the Summary Compensation Table, which reflects the grant date fair value determined in accordance with FASB ASC Topic 718.

Executive	ESIP Target ($)	RSU Target ($)	Stock Option Target ($)	Target Total Long-term Incentive ($)	Retention Grant ($)
A. M. Cutler	$4,500,000	$2,125,000	$2,125,000	$8,500,000	$0
R. H. Fearon	$1,050,000	$525,000	$525,000	$2,100,000	$0
C. Arnold	$1,050,000	$525,000	$525,000	$2,100,000	$0
T. S. Gross	$1,050,000	$525,000	$525,000	$2,100,000	$0
M. M. McGuire	$650,000	$325,000	$325,000	$1,300,000	$0

RSUs, RSAs and stock options granted to the named executive officers are valued in the Summary Compensation Table and the number of shares granted are shown in the Grants of Plan Based Awards Table.

EATON 2015 Proxy Statement and Notice of Meeting	45

Compensation Discussion and Analysis — Realized Pay and Our Performance

REALIZED PAY 2014 AND OUR PERFORMANCE

Our compensation programs for Mr. Cutler and the other named executive officers are heavily weighted to reflect performance compared to short- and long-term incentive plan metrics that are intended to drive results that create value for our shareholders.

The table below illustrates the relationship between Mr. Cutler’s target award opportunity and the amounts he actually earned based on our performance against the metrics established for the short- and long-term incentive plans that matured on December 31, 2014.

CEO 2014 Realized Pay

This table is intended to show the link between the pay Mr. Cutler actually received and the performance metrics for each component of pay. This table supplements, but does not substitute, the information contained in the Summary Compensation Table on page 54.

COMPENSATION REALIZED BY THE CHIEF EXECUTIVE OFFICER OF EATON CORPORATION IN 2014

Compensation Element	Period Earned	Target	Amount Earned	Performance Results Over Period Earned
Annual Compensation
Base Salary	2014	$1,200,000	$1,200,000	We generally target the market median when establishing base salaries. Mr. Cutler did not receive a base salary increase in 2014.
Short-term Incentive	2014	$1,680,000	$1,835,400	Mr. Cutler’s target was set at 140% of base salary. Actual 2014 short-term incentive represents Mr. Cutler’s earned award. The Committee elected to reduce the award generated by the Net Income Pool by approximately 66% based on EPS and CFR results under our EIC Plan. Mr. Cutler’s actual award of 109% of his individual target is consistent with awards delivered to other executives.
Total Annual Cash			$3,035,400

Long-Term Compensation
ESIP	2011-2014	$3,500,000 expressed as 67,400 contingent share units	$4,821,095	Mr. Cutler and the other ESIP participants were awarded 96% of the target number of contingent share units that were granted in 2011. The number of contingent share units he earned was multiplied by the average share price at the end of the award period and dividend equivalents were also paid on the final number of share units.
Stock Option Exercises	2005-2014	n/a	$8,140,971	The gains upon exercise of stock options were based on the stock price appreciation from 2005-2014. Shareholders also experienced a 178% gain over the period in which the options were held. Additional details, including the number of shares exercised, are reported in the Option Exercises and Stock Vested Table.
RSUs Vesting	2010-2014	n/a	$4,656,028	This represents the vesting of 62,610 RSUs that were granted in 2010, 2011, 2012, and 2013. Additional details are reported in the Option Exercises and Stock Vested table.
Total Realized Value from Long-Term Compensation			$17,618,094

Other Compensation			$150,733	This includes the items disclosed as “Other Compensation” in the Summary Compensation Table, such as use of our aircraft, financial planning reimbursement, and Company matching contributions to the Eaton Savings Plan.
TOTAL REALIZED COMPENSATION			$20,804,227

EATON 2015 Proxy Statement and Notice of Meeting	46

Compensation Discussion and Analysis — Other Compensation

The realized pay table on the previous page differs from the Summary Compensation Table in a number of ways, including:

■	In addition to pay actually received, the Summary Compensation Table includes the accounting value of equity compensation granted during the year, which may or may not ever be earned. In contrast, the realized pay table reports only the elements of compensation actually received and/or realized by Mr. Cutler in 2014. Specifically, the values for equity awards in the realized pay table show the gross compensation (before applicable taxes) that Mr. Cutler received in 2014 upon his exercise of stock options and the vesting of his RSUs (as shown in the Option Exercises and Stock Vested in 2014 table on page 58), regardless of when these options or awards were granted to him.
■	In addition, the realized pay table does not reflect compensation that is based upon pension value increases and above-market nonqualified deferred compensation earnings, although these amounts are included in the Summary Compensation Table. The Committee reviews compensation that is based upon the change in pension values and above-market nonqualified deferred compensation earnings as part of the Tally Sheet review discussed on page 38 in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

OTHER COMPENSATION

Health and Welfare Benefits and Retirement Income Plans

We provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees in the U.S., with certain exceptions described below. Our named executive officers may choose to participate in our 401(k) plan and receive Company matching contributions, which are reported as “Other Compensation” in the Summary Compensation Table. We provide 401(k) matching contributions that comply with Internal Revenue Code limits.

In place of typical Company-paid group term life insurance, we provide all executive officers and approximately 600 other employees with Company-paid life insurance coverage under two separate policies. The aggregate value of the two policies is approximately equal to an executive’s annual base salary and this level of coverage is consistent with the level of coverage provided to other salaried employees through our group term life policy. The majority of the executives’ life insurance is covered under an executive-owned individual whole-life policy, with the remaining $50,000 of insurance covered under our group term life policy.

The value of the Company-paid premium for the whole life policy is imputed as income to each covered executive. We decided to provide this executive life insurance arrangement to allow each executive to have a paid-up policy at retirement that would mirror Company-provided post-retirement group term life insurance, but with less post-retirement tax complexity for both the executive and us.

Other Retirement and Compensation Arrangements

The Pension Benefits table on page 59 reports retirement benefits for Mr. Cutler and the other named executive officers. Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized plans under which payment will be made from our general funds for any benefits that may exceed those limits. If these nonqualified benefits accrued before 2005, they will be paid at retirement in the form of an annuity (unless otherwise determined by the Committee), except that if there is a change of control of the Company, they will be paid at the time of the event (unless otherwise determined by the Board of Directors) in a lump sum. These benefits that accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also adopted plans that provide supplemental annual retirement income to certain executives whom we hire mid-career, because they do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans. These supplemental plans deliver a benefit if the executive either retires at 55 or older with at least 10 years of service, or at 65 or older regardless of the years of service.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term compensation to include base salary, overtime pay, pay premiums and awards under any short-term variable pay or

EATON 2015 Proxy Statement and Notice of Meeting	47

Compensation Discussion and Analysis — Other Compensation

incentive compensation plans (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described above. These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers that consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options and/or vesting or RSUs or RSAs, are not factored into these calculations.

Deferral Plans

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these deferral arrangements so that our executives have a competitive opportunity to accumulate additional retirement assets and a means to meet our share ownership guidelines.

Personal Benefits

We provide our executive officers with limited personal benefits, including reimbursement for financial and estate planning and tax preparation. Personal benefits are treated as taxable income to the executive.

Employment Contracts and Change of Control Agreements

We do not provide our executive officers with employment contracts; however, we do enter into “double-trigger” Change of Control Agreements with each executive officer. These agreements provide benefits if an executive’s employment is terminated or materially changed for certain reasons following a change of control. We believe that these agreements are in the best interest of our shareholders because they help ensure that we will have the continued dedication and focus of key executives in the event of a change of control of the Company. Details of our Change of Control Agreements may be found in the narrative discussion accompanying the Potential Payments Upon Termination beginning on page 61.

In 2014, the Committee determined that it was appropriate to terminate existing change of control agreements by the end of 2015 and enter into new agreements that reflect best governance practices. The new agreements do not contain tax gross up provisions, but do contain double-trigger severance provisions and restrictive covenants.

Limited Tax Protection

We and the Committee believe that tax protection is appropriate in limited circumstances to avoid the potential for the value of a benefit to be reduced as a result of tax requirements that are beyond an executive’s control. Specifically:

■	Relocation and foreign assignments: We provide tax protection for our employees under our relocation and foreign assignment policies so they are able to make decisions to accept new assignments without concern that relocating would be a disadvantage from a tax standpoint.
■	Change of Control Agreements that were executed prior to November 2011: U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company. We agreed to provide the named executive officers and other officers who entered into Change of Control Agreements prior to November 2011 with full tax protection for liability from this excise tax. These agreements expire at the end of 2015 and new agreements do not include tax protection for liability from this excise tax.

Use of Our Aircraft

We own, operate, and maintain Company aircraft to enhance the ability of our executive officers and other corporate and business leaders to conduct business in an effective manner. This principle guides how the aircraft is used. Our stringent aircraft use policy ensures that the primary use of this mode of transportation is to satisfy business needs and that all aircraft use is accounted for at all times and in accordance with applicable laws. The Board of Directors has directed Mr. Cutler to use our aircraft for his business and personal travel, whenever feasible, to ensure his personal security and enhance his productivity. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the Chairman and Chief Executive Officer. No named executive officers receive tax protection on the imputed income for personal use of Company-owned aircraft.

EATON 2015 Proxy Statement and Notice of Meeting	48

Compensation Discussion and Analysis — Executive Compensation Policies and Guidelines

EXECUTIVE COMPENSATION POLICIES AND GUIDELINES

Share Ownership Guidelines

We expect all of our executive officers and certain other high-level key executives to hold a number of our shares with a value equal to a pre-determined multiple of their base salary. These multiples, as shown below, represent the minimum guidelines and are consistent with trends we have seen in the competitive market. Each executive must own a minimum of 20% of the required shares outright. Executives are expected to hold shares that vest and shares acquired upon the exercise of stock options until these requirements are met. In addition, executives are expected to reach these guidelines within five years of appointment to a new position and are expected to satisfy them for the duration of their employment with the Company.

Position	Minimum Guideline
Chief Executive Officer of Eaton Corporation	6 times base salary
Vice Chairmen of Eaton Corporation	4 times base salary
Other Officers	2-3 times base salary
General Managers and other ESIP participants	1 times base salary

Twice each year, the Committee reviews each executive officer’s share ownership relative to these levels, and our Chief Executive Officer reviews the ownership of other non-officer executives. On December 31, 2014, each of the named executive officers exceeded his ownership and holding requirements.

Anti-Hedging and Pledging

We have a policy that prohibits directors and officers, including the named executive officers, from engaging in financial hedging of their investment risk in our shares and from pledging our shares as collateral for a loan.

Clawback Policy

The Board of Directors has adopted a formal policy stating that, if an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any periods as to which a performance-based award was paid or credited to the executive during the 12-month period following the first public issuance of the incorrect financial statement, such award shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion. The clawback policy covers any executive who participates in our ESIP or any successor plans. Our incentive compensation plans, stock plans and deferral plans all include the provisions of this policy. Additional details regarding this policy and related processes may be found on our website at http://www.eaton.com/governance.

Tax and Accounting Considerations

We carefully monitor and comply with any changes in the laws, regulations, accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee has consistently structured our executive compensation program in a manner intended to ensure that it is competitive in the marketplace for executive talent and provides incentives and rewards that focus our executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

$1 Million Tax Deduction Limit — Under Internal Revenue Code Section 162(m), any remuneration in excess of $1 million paid to Mr. Cutler or any of the three most highly compensated executive officers of the Company (other than the Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation) in a given year is not tax deductible unless it is paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation upward after the beginning of the period in which the compensation is earned. In 2013, our shareholders approved the amended and restated Senior EIC and ESIP plans, which are intended to meet the requirements to qualify incentive payments under these Plans as deductible compensation under Internal Revenue Code Section 162(m).

EATON 2015 Proxy Statement and Notice of Meeting	49

Compensation Discussion and Analysis — Relationship Between Compensation Plans and Risk

RELATIONSHIP BETWEEN COMPENSATION PLANS AND RISK

Each year, the Committee and management conduct a comprehensive review of our executive and broad-based compensation programs to determine whether any of our compensation programs, either individually or in the aggregate, would encourage employees to undertake excessive risks that are reasonably likely to have a material adverse impact on the Company.

Compensation and Organization Committee Annual Risk Assessment

After reviewing an inventory of our 2014 broad-based variable pay and sales commission plans, which included the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential, performance criteria under each plan, and the type of the plan (for example, management-by-objective and goal sharing), the Committee concluded that none of the broad-based programs would likely give rise to a material risk.

The Committee also applied a risk assessment to the short- and long-term incentive plans that are described earlier in the CD&A. This analysis included, but was not limited to, the following items:

■	Whether performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target and maximum levels;
■	When applicable, whether the relationship between performance objectives under the short-term incentive programs was consistent with the performance objectives tied to the long-term incentive plans;
■	The caps on individual awards and aggregate payments under the plans; and
■	How our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs.

OUR EXECUTIVE COMPENSATION STRATEGIES AND PROGRAMS — STRUCTURED TO REDUCE RISK

The Committee and management also concluded that our executive compensation strategy and programs are structured in the best interest of the Company and its stakeholders and do not create a material risk due to a variety of mitigating factors, such as:

•  An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements such as cash and equity, and delivers rewards based on sustained performance over time;

•  The Committee’s sole power to set short- and long-term performance objectives for our incentive plans. These objectives have included CFR and operating EPS financial goals and qualitative goals under the EIC plan, such as leadership development, growth, operational excellence, and building organizational capacity. We believe all of these items contribute to increased shareholder value;

•  Our long-term cash plan (ESIP) focuses on cumulative EPS and CFR for overlapping four-year award periods. This creates a focus on driving sustained performance over multiple award periods which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one period;

•  The use of equity awards to foster retention and align our executives’ interests with those of our shareholders;

•  Capping the potential payouts under the short- and long-term incentive plans to eliminate the potential for windfalls;

•  A clawback policy that allows us to recover compensation in the case of a material restatement of financial results and/or employee misconduct;

•  Share ownership guidelines; and

•  A broad array of benefit programs that offer employees and executives an opportunity to build meaningful retirement assets throughout their careers.

EATON 2015 Proxy Statement and Notice of Meeting	50

Compensation Discussion and Analysis — Adjustments to Compensation Programs for 2015

ADJUSTMENTS TO COMPENSATION PROGRAMS FOR 2015

The table below summarizes the changes we made to our executive compensation programs and practices for 2015.

Amendments to Change of Control Agreements

•  Eliminates tax protection from all agreements.

•  Includes restrictive covenants in all agreements. Certain agreements will include a one-year non-competition covenant in exchange for an amount equal to one-time target annual cash compensation.

•  Limits the protection period under which an executive could trigger the agreement to two years following a change of control.

•  Requires all agreements to remain double-trigger agreements.

Rationale: The Committee recognizes that tax gross ups are a concern for shareholders and decided to eliminate them from agreements. In addition, changes to the severance benefits, protection period, and executives covered by these agreements will align Eaton’s practices with common practices in the market.

The following changes to our Change of Control Agreements will be fully incorporated by the end of 2015.

Double-trigger equity vesting upon a change of control

•  Changes the current “single trigger” provision which states shares will vest upon a change of control to a “double trigger” which states vesting is contingent on a change of control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.

Rationale: The Committee recognizes that double trigger equity provisions are becoming more common in the market and views this as a good governance practice.

This change will take effect with grants that are awarded under the 2015 Stock Plan, subject to shareholder approval of the plan.

Length of performance-based long-term award periods

•  Changes the length of future performance-based, long-term award periods from four to three years

•  As a result, the final four-year award period (2014-2017) and first three-year award period (2015-2017) will mature simultaneously. The Committee considered alternatives to avoid this simultaneous vesting; however, the alternatives would result in a gap in participants’ long-term incentive opportunity. The Committee determined that such a gap would not provide an effective retention strategy and that risking executive retention would not be in the best interest of shareholders.

•  This change does not result in larger award opportunities or larger share grants being awarded to participants. Each would receive the same opportunity that would have been granted under the four-year plan.

Rationale: The Committee determined it was appropriate to change the length of future award periods from four to three years because it has become increasingly difficult to accurately forecast economic cycles over four years and to better align with market practices. Although the length of the award period is changing, the same rigor that exists today will still apply to setting objectives.

This change will take effective with the award period that begins in 2015.

Changes in the form of performance-based long-term incentive awards

•  Eaton’s Stock Plan allows for the delivery of performance units, but until now, Eaton did not have a sufficient number of shares available in the plan to grant performance-based, long-term opportunities and regular annual equity grants to all participants.

•  Changes the form of future performance-based, long-term opportunities from cash to performance units, to be settled in kind.

Rationale: The accounting treatment for share-based plans is much more favorable than it is for the cash-settled plans, which are subject to mark-to-market accounting.

This change aligns the form of Eaton’s performance plan with the prevalent form of long-term incentives that are delivered in the external market.

Currently denominated in phantom shares and settled in cash. Change will be made for the award period that begins in 2015.

Impact of Form Change on Summary Compensation Table Total Compensation

The change in the form of the performance-based long-term incentive program will not result in a windfall to participants but will result in three successive years of distorted Summary Compensation Table Total Compensation because we will be reporting the performance-based grant that was made in the reported year as “Stock Awards” along with the cash payout for the ESIP award period that concluded in the reported year as “Non-Equity Incentive Plan Compensation”. This would occur for 2015, 2016, and 2017, assuming an ESIP payout is earned for award period that matures in each respective year.

EATON 2015 Proxy Statement and Notice of Meeting	51

Compensation Discussion and Analysis — Compensation and Organization Committee Report

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Christopher M. Connor, Chair

Charles E. Golden

Linda A. Hill

Arthur E. Johnson

Ned C. Lautenbach

Sandra Pianalto

EATON 2015 Proxy Statement and Notice of Meeting	52

Compensation Tables

2014 SUMMARY COMPENSATION TABLE

This table shows the total compensation of the Company’s Chairman and Chief Executive Officer of Eaton Corporation, the Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, and our three other most highly compensated executive officers in 2014.

NARRATIVE EXPLANATION OF SUMMARY COMPENSATION TABLE COLUMN INFORMATION:

Column	Explanation
Salary	Consists of base salary, which accounted for, on average, 13% of the total compensation of the named executive officers in 2014.
Bonus	The named executive officers were not entitled to receive “Bonus” payments for 2014 (“Bonus” payments are defined under the disclosure rules as discretionary payments that are not based on any performance criteria).
Stock and Option Awards

These two columns show the grant date fair value of equity awards granted to the named executive officers.

•Stock Awards — Consists of the grant date fair value of awards delivered to each named executive officer in the year reported. The value of Stock Awards is based on our New York Stock Exchange closing price on the date of the grant.

•Option Awards — Reports the grant date fair value of stock options awarded in each respective year. The grant date fair value of stock options is based on the Black-Scholes option pricing model.

Non-Equity Incentive Plan Compensation	Reports the amount earned for 2014 under the Senior EIC Plan and 2011-2014 ESIP. The incentive payments reported in this column were approved by the Committee at its February 24, 2015 meeting and, to the extent not deferred by the executive, will be paid on March 13, 2015.
Changes in Pension Value and Nonqualified Deferred Compensation Earnings

Contains two distinct components.

•“Changes in Pension Value” represents the total change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit pension plans (both tax qualified and nonqualified) from the measurement date used for financial reporting purposes. The change in this column from year-to-year reflects items such as: changes in compensation as defined under the pension plan in which the executive participates, an additional year of service, and changes in the discount and interest rates used to determine the actuarial present value of the accumulated benefit reported in each respective year.

•“Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service, when applicable. Under the disclosure rules, earnings on deferred compensation are considered to be “above-market” if the rate or formula used to calculate the interest under the plan in which the executive participates exceeded a rate of interest established by the Internal Revenue Service.

All Other Compensation	Consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes items such as personal benefits, our contributions to defined contribution plans, the value of insurance premiums paid by us and the value of any dividends paid on restricted shares because they are not factored into the grant date fair values reported in the Stock Awards column.

EATON 2015 Proxy Statement and Notice of Meeting	53

Compensation Discussion and Analysis — Compensation Tables

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation
A. M. Cutler Chairman of the Company, Chief Executive Officer and President of Eaton Corporation	2014	$1,200,000	$0	$2,076,331	$2,125,427	$6,656,495	$4,538,766	$150,733	$16,747,752
	2013	$1,200,000	$0	$2,125,015	$2,125,015	$17,504,200	$9,649	$133,579	$23,097,458
	2012	$1,200,000	$0	$2,004,835	$2,136,356	$1,650,480	$1,857,980	$11,557,513	$20,407,164
R. H. Fearon Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation	2014	$768,298	$0	$513,190	$525,578	$1,983,752	$2,143,506	$50,046	$5,984,370
	2013	$737,040	$0	$1,163,955	$806,647	$4,402,858	$595,808	$46,237	$7,752,545
	2012	$703,566	$0	$584,325	$622,692	$647,034	$971,389	$2,887,662	$6,416,668
C. Arnold Vice Chairman and COO — Industrial Sector of Eaton Corporation	2014	$768,529	$0	$513,190	$525,578	$2,022,819	$1,745,286	$52,735	$5,628,137
	2013	$733,628	$0	$1,207,501	$806,647	$4,887,762	$368,130	$56,039	$8,059,707
	2012	$705,405	$0	$584,325	$622,692	$619,240	$868,063	$2,706,343	$6,106,068
T. S. Gross Vice Chairman and COO — Electrical Sector of Eaton Corporation	2014	$779,641	$0	$513,190	$525,578	$1,999,506	$2,164,942	$68,438	$6,051,295
	2013	$733,866	$0	$2,542,704	$806,647	$4,893,436	$784,002	$79,710	$9,840,365
	2012	$690,555	$0	$584,325	$622,692	$635,066	$1,140,796	$2,458,719	$6,132,153
M. M. McGuire Executive Vice President, General Counsel and Secretary of Eaton Corporation	2014	$562,838	$0	$317,842	$325,597	$1,094,226	$972,477	$27,173	$3,300,153
	2013	$546,445	$0	$783,198	$499,353	$2,789,077	$244,716	$38,594	$4,901,382
	2012	$529,272	$0	$321,440	$342,410	$309,751	$502,953	$1,580,737	$3,586,563
(1)	In 2014 and 2013, $162,500 and $135,625, respectively, of Mr. Cutler’s salary was attributed to his role as Chairman of the Board of the Company.
(2)	These two columns show the grant date fair value of equity awards, computed in accordance with ASC 718, granted to the named executive officers. The value of Stock Awards is based on our New York Stock Exchange closing price on the date of the grant. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with these valuations are further described in Note 10 to Consolidated Financial Statements of our 2014 annual report. The actual amounts realized by individual named executive officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.
(3)	Non-Equity Incentive Plan Compensation reported in this column includes payments earned under the 2014 Senior EIC Plan and the 2011-2014 ESIP. The amount earned under each plan is shown below. The material features of these incentive plans are described in the Compensation Discussion and Analysis.

	2014 Short-Term Incentive Award	2011-2014 Long-Term Incentive Award	Total
A. M. Cutler	$1,835,400	$4,821,095	$6,656,495
R. H. Fearon	$810,667	$1,173,085	$1,983,752
C. Arnold	$849,734	$1,173,085	$2,022,819
T. S. Gross	$826,421	$1,173,085	$1,999,506
M. M. McGuire	$403,965	$690,261	$1,094,226

(4)	In 2014, Mr. Cutler was the only named executive officer to receive above-market earnings on his nonqualified deferred compensation (in the amount of $10,980). The aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each named executive officer is noted below.

	Qualified	Non-qualified	Total
A. M. Cutler	$105,352	$4,422,434	$4,527,786
R. H. Fearon	$37,803	$2,105,703	$2,143,506
C. Arnold	$117,140	$1,628,146	$1,745,286
T. S. Gross	$36,202	$2,128,740	$2,164,942
M. M. McGuire	$31,046	$941,431	$972,477

(5)	All Other Compensation includes:
The aggregate incremental cost we incurred for certain executive personal benefits, including:
•	Reimbursement of financial, tax and estate planning fees. The amount reported for Mr. Arnold for 2013 has been revised to reflect a financial planning reimbursement of $16,645.
•	Personal Use of Company Aircraft: The calculation of incremental cost for personal use of our aircraft includes only those variable costs incurred as a result of personal flight activity. It excludes non-variable costs, which would have been incurred regardless of whether there was any personal use of our aircraft. We do not reimburse named executive officers for tax costs related to personal use of our aircraft.

EATON 2015 Proxy Statement and Notice of Meeting	54

Compensation Discussion and Analysis — Compensation Tables

•	Life Insurance: We also provide approximately 600 employees, including the named executive officers, with the opportunity to acquire individual whole-life insurance as described on page 47. The annual premium paid by us during 2014 for each of the named executive officers is shown in the chart below. Each participant is responsible for paying individual income taxes due with respect to our insurance program.
•	401(k) Company Matching Contributions: The amount of our contributions to the named executive officers’ accounts under the 401(k) Eaton Savings Plan (the “ESP”) is reported below. The ESP permits an employee to contribute a portion of his salary to the ESP, subject to limits imposed under the Internal Revenue Code.
•	Dividends paid in 2014 on Restricted Stock Awards (RSAs) which were not factored into the grant date fair value of the award.
•	In addition, the amounts reported for 2012 included excise tax and gross-up payments related to the excise tax imposed under Section 4985 of the Internal Revenue Code that resulted from the transaction to acquire Cooper Industries plc.
The amounts of these items reported as All Other Compensation for 2014 are:

	Financial Planning	Personal Use of Aircraft	Co Paid Life	Employer Contributions to 401(k)	Dividends on Restricted Shares	Total Other
A. M. Cutler	$29,800	$92,768	$17,765	$10,400	$0	$150,733
R. H. Fearon	$23,738	$4,725	$8,831	$10,400	$2,352	$50,046
C. Arnold	$11,155	$10,395	$7,489	$10,400	$13,296	$52,735
T. S. Gross	$5,000	$4,095	$17,007	$10,400	$31,936	$68,438
M. M. McGuire	$7,066	$0	$9,707	$10,400	$0	$27,173

EATON 2015 Proxy Statement and Notice of Meeting	55

Compensation Discussion and Analysis — Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table summarizes the potential awards payable to named executive officers with respect to the short-term and long-term incentive award opportunities granted in 2014.

	Estimated Future Payout under Non-Equity Incentive Plan Award					Stock Awards
Name	Grant Date	Share Units Granted at Target (#)	Threshold($)	Target ($)	Maximum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards
A. M. Cutler	2/25/2014(1)		$0	$1,680,000	$5,379,000
	2/25/2014(2)	56,450	$0	$4,250,000	$8,500,000
	2/25/2014(3)					29,070		$0	$2,076,381
	2/25/2014(3)						105,750	$75.36	$2,125,427
R. H. Fearon	2/25/2014(1)		$0	$775,757	$2,689,500
	2/25/2014(2)	13,950	$0	$1,050,000	$2,100,000
	2/25/2014(3)					7,185		$0	$513,190
	2/25/2014(3)						26,150	$75.36	$525,578
C. Arnold	2/25/2014(1)		$0	$777,788	$2,689,500
	2/25/2014(2)	13,950	$0	$1,050,000	$2,100,000
	2/25/2014(3)					7,185		$0	$513,190
	2/25/2014(3)						26,150	$75.36	$525,578
T. S. Gross	2/25/2014(1)		$0	$790,832	$2,689,500
	2/25/2014(2)	13,950	$0	$1,050,000	$2,100,000
	2/25/2014(3)					7,185		$0	$513,190
	2/25/2014(3)						26,150	$75.36	$525,578
M. M. McGuire	2/25/2014(1)		$0	$425,225	$1,344,750
	2/25/2014(2)	8,650	$0	$650,000	$1,300,000
	2/25/2014(3)					4,450		$0	$317,842
	2/25/2014(3)						16,200	$75.36	$325,597

(1)	SENIOR EIC PLAN. The amounts shown represent potential payments that were established in February 2014 under our Senior EIC Plan. As described in Short-Term Perfomance-Based Compensation on page 41, the Committee established a pool under the Senior EIC plan, which was expressed as a percentage of an objective corporate performance goal. A portion of this pool was assigned to each participant, thereby establishing each individual’s maximum award opportunity. The Committee considered the maximum allocation generated by the net income pool as well as achievement of corporate CFR and EPS, business unit and individual goals to determine actual incentive awards.
(2)	ESIP AWARD. The amounts shown represent the potential payments that were established in February 2014 for the 2014-2017 ESIP Award Period. The ESIP opportunities were denominated in phantom share units. The number of phantom share units was determined by dividing the target value of the ESIP opportunity by the average price of our shares over the first 20 trading days of 2014 and rounding up to the nearest 50 shares. At the end of the award period, the number of phantom share units will be adjusted based on the Company’s achievement relative to the EPS and CFR objectives that were established for the four-year award period. The final number of phantom share units cannot exceed two times the original number of share units. The final number of phantom share units will be multiplied by the average price of our shares over the last twenty days of the award period to determine the final award. Dividend equivalents will also be paid based on the earned number of share units and the aggregate dividend paid to our investors over the four-year award period. Although there is a cap on the potential number of share units, we do not cap the share price that is used to determine final awards. The maximum amount shown in the table represents 200% of the executive’s target opportunity. Actual awards, if any, will be paid in March 2018 and may vary based on share price appreciation and achievement of EPS and CFR objectives.
(3)	STOCK OPTIONS and RSUs. These amounts represent stock options and RSUs granted on February 25, 2014. The value of RSUs is computed in accordance with ASC 718. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with these valuations are further described in Note 10 to Consolidated Financial Statements of our 2014 annual report. The actual amounts realized by individual named executive officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

EATON 2015 Proxy Statement and Notice of Meeting	56

Compensation Discussion and Analysis — Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table summarizes the outstanding equity awards held by the named executive officers at year-end 2014. The closing price of our ordinary shares on the last trading day in 2014 ($67.96) was used to determine the market value of the unvested RSAs and RSUs shown in the “Market Value of Shares or Units of Stock That Have Not Vested ($)” column.

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)(1)		Equity Incentive Plan Awards: No. of Securities Underslying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)
A.M. Cutler	02/25/14	-	105,750	(2)		$75.36	2/25/24	02/25/14	29,070	(2)	$1,975,597
	07/23/13	36,512	74,132	(3)		$68.95	7/23/23	07/23/13	21,670	(3)	$1,472,693
	02/21/12	99,858	51,442	(4)		$51.94	2/21/22	02/21/12	13,912	(5)	$945,460
	02/22/11	154,700	-			$53.71	2/22/21	02/22/11	11,350	(6)	$771,346
	02/26/08	237,400	-			$41.57	2/26/18
	02/27/07	280,000	-			$40.41	2/27/17
	02/21/06	330,000	-			$34.31	2/21/16
R.H. Fearon	02/25/14	-	26,150	(2)		$75.36	2/25/24	02/25/14	7,185	(2)	$488,293
	07/23/13	13,860	28,140	(3)		$68.95	7/23/23	07/23/13	11,870	(3)	$806,685
	02/21/12	29,106	14,994	(4)		$51.94	2/21/22	02/21/12	4,055	(5)	$275,578
	02/22/11	44,000	-			$53.71	2/22/21	02/22/11	4,350	(7)	$295,626
	02/26/08	67,600	-			$41.57	2/26/18
	02/27/07	64,000	-			$40.41	2/27/17
C. Arnold	02/25/14	-	26,150	(2)		$75.36	2/25/24	02/25/14	7,185	(2)	$488,293
	07/23/13	13,860	28,140	(3)		$68.95	7/23/23	07/23/13	14,524	(8)	$987,051
	02/21/12	29,106	14,994	(4)		$51.94	2/21/22	02/21/12	4,055	(5)	$275,578
	02/22/11	44,000	-			$53.71	2/22/21	02/22/11	4,350	(7)	$295,626
	02/26/08	63,000	-			$41.57	2/26/18
	02/27/07	60,000	-			$40.41	2/27/17
T.S. Gross	02/25/14	-	26,150	(2)		$75.36	2/25/24	02/25/14	7,185	(2)	$488,293
	07/23/13	13,860	28,140	(3)		$68.95	7/23/23	07/23/13	31,905	(9)	$2,168,264
	02/21/12	29,106	14,994	(4)		$51.94	2/21/22	02/21/12	4,055	(5)	$275,578
	02/22/11	3,722	-			$53.71	2/22/21	02/22/11	4,350	(7)	$295,626
M.M. McGuire	02/25/14	-	16,200	(2)		$75.36	2/25/24	02/25/14	4,450	(2)	$302,422
	07/23/13	8,580	17,420	(3)		$68.95	7/23/23	07/23/13	7,987	(3)	$542,797
	02/21/12	16,005	8,245	(4)		$51.94	2/21/22	02/21/12	2,231	(5)	$151,619
	02/22/11	24,000	-			$53.71	2/22/21	02/22/11	1,500	(6)	$101,940
	02/26/08	45,000	-			$41.57	2/26/18
	02/27/07	40,000	-			$40.41	2/27/17

(1)	Stock Option awards and restricted stock units granted after 2011 vest in approximately equal installments on the first, second and third anniversary of the date of the grant. Restricted stock units granted prior to 2012 vest in approximately equal installments over four years. Restricted share awards represent retention grants and the vesting is described below. Vesting of Stock and Option awards is subject to continued employment with us. The option awards that are unexercisable and stock awards that have not vested are scheduled to vest as follows:
(2)	Approximately one-third of the remaining unexcercisable option awards and approximately one-third of the unvested stock awards will vest on each February 25, 2015, 2016 and 2017.
(3)	Approximately one-half of the remaining unexcercisable option awards and approximately one-half of the unvested stock awards will vest on each July 23, 2015 and 2016.
(4)	The remaining unexcercisable option awards will vest on February 21, 2015.
(5)	The remaining unvested stock awards will vest on February 21, 2015.
(6)	The remaining unexcercisable option awards and unvested stock awards will vest on February 22, 2015.
(7)	Includes 1,600 restricted share awards and 2,750 restricted share units which will vest on February 22, 2015.
(8)	Includes 7,079 restricted stock units of which approximately one-half will vest on each July 23, 2015 and 2016. Also includes 7,445 restricted share awards of which 30% vest on each July 23, 2015 and 2016 and the remaining 40% will vest on July 23, 2017.
(9)	Includes 11,780 restricted stock units of which approximately one-half will vest on each July 23, 2015 and 2016. Also includes 20,215 restricted share awards of which vest in full on July 23, 2016.

EATON 2015 Proxy Statement and Notice of Meeting	57

Compensation Discussion and Analysis — 2014 Pension Benefits

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information about exercises of stock options and vesting of RSAs and RSUs during the year ended December 31, 2014 for the named executive officers. The values for exercised stock options reflect the difference between the aggregate option exercise price and the market price of the applicable number of our shares on the date of exercise. The values for any RSAs or RSUs that vested during 2014 reflect the per share closing price of our shares on the vesting date multiplied by the number of shares that vested.

	Option Awards:		Stock Awards:
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#))	Value Realized on Vesting ($)(1)
A. M. Cutler	202,465	$8,140,971	62,610	$4,656,028
R. H. Fearon	-	$0	24,430	$1,824,399
C. Arnold	-	$0	20,471	$1,522,322
T. S. Gross	100,726	$2,867,758	22,785	$1,703,138
M. M. McGuire	-	$0	14,866	$1,111,884

(1)	Amounts realized upon the exercise of options or on the vesting of RSAs or RSUs are not eligible for deferral under any of our deferred compensation plans.

2014 PENSION BENEFITS

We maintain three basic types of retirement income plans for our U.S. salaried employees:

■	a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula;
■	two defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table); and
■	a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to certain elected officers and executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-Qualified Retirement Income Plans — Effective January 1, 2002, employees who were then earning benefits under the “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”) under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC benefit formula, or (b) convert the value of their accrued benefit to an “opening balance” and commence earning benefits in an “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”). Salaried employees hired on or after January 1, 2002, but before April 1, 2013, automatically earn benefits under the EPPA benefit formula upon becoming eligible for participation in the retirement plan.

Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level plus 1.5% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his eligible compensation (generally consisting of salary plus short-term executive incentive compensation for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest). Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Corporate policies require the named executive officers to retire at age 65.

Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his career with us. This single sum amount is represented as a notional account balance to which credits are regularly added. The credits are equal to a percentage of eligible compensation (generally consisting of salary and short-term incentive compensation) plus interest at a specified rate and, where applicable, cost-of-living including credits on certain opening balances. The percentage of eligible compensation credited to the participant’s notional account balance varies over his career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible

EATON 2015 Proxy Statement and Notice of Meeting	58

Compensation Discussion and Analysis — 2014 Pension Benefits

compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation is credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Under the standard post-retirement surviving spouse option for the AFAC and EPPA benefit formulas, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper, will receive an additional employer contribution under the Eaton Savings Plan in lieu of a benefit under the Pension Plan.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. This includes a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan. As permitted under the Internal Revenue Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the applicable pension plan that may exceed those limits. This applies to all participants, including the named executive officers.

Limited Eaton Service Supplemental Retirement Income Plan — The Board of Directors has adopted a plan that provides supplemental annual retirement income to elected officers and certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage of the executive’s average final annual compensation exceeds his earned retirement income. This includes amounts receivable under the retirement plans described above. The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans generally are paid in one of the forms available under the Pension Plans as elected by the participant. Benefits earned after 2004 are paid as a single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company.

This table shows the estimated present value of the benefits payable under each of our retirement income plans to each named executive officer.

2014 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
A. M. Cutler	Pension Plan for Eaton Corporation Employees	39.33	$1,712,936	$0
	DB Restoration Plan	39.33	$24,032,348	$0
	Limited Service Supplemental Plan	39.33	$0	$0
R. H. Fearon	Pension Plan for Eaton Corporation Employees	12.75	$233,824	$0
	DB Restoration Plan	12.75	$906,881	$0
	Limited Service Supplemental Plan	12.75	$6,056,257	$0
C. Arnold	Pension Plan for Eaton Corporation Employees	14.25	$567,365	$0
	DB Restoration Plan	14.25	$3,255,653	$0
	Limited Service Supplemental Plan	14.25	$1,873,275	$0
T. S. Gross	Pension Plan for Eaton Corporation Employees	12.00	$222,977	$0
	DB Restoration Plan	12.00	$737,184	$0
	Limited Service Supplemental Plan	12.00	$6,186,220	$0
M. M. McGuire	Pension Plan for Eaton Corporation Employees	9.08	$155,120	$0
	DB Restoration Plan	9.08	$343,209	$0
	Limited Service Supplemental Plan	9.08	$2,571,891	$0

EATON 2015 Proxy Statement and Notice of Meeting	59

Compensation Discussion and Analysis — 2014 Nonqualified Deferred Compensation

2014 NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these plans to provide:

■	executives with an opportunity to accumulate additional retirement assets,
■	a means for acquiring our shares in order to meet our share ownership guidelines and
■	an additional form of employment retention.

Despite their popularity across our industry, we do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of Internal Revenue Code limits that restrict such deferrals under our tax-qualified defined contribution plan. However, in 2014 the Company established a nonqualified defined contribution plan for employees who receive the additional employer contribution under the Eaton Savings Plan and whose employer contribution is restricted by IRS limits. No named executive officers participate in this plan. The following table includes not only amounts contributed, earned and distributed as deferred compensation in the last fiscal year, but also includes compensation that the named executive officer elected to defer in all prior years. Therefore, the Aggregate Balance at Last Fiscal Year-End Column contains the total of all contributions and earnings since the named executive officer began deferring compensation. The plans covered by the Nonqualified Deferred Compensation table are as follows:

■	the Deferred Incentive Compensation Plan (the “DIC Plan”);
■	the Deferred Incentive Compensation Plan II (the “DIC Plan II”); and
■	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”).

DIC Plans — On February 10, 2010, the Committee approved the termination of the DIC Plan with respect to all participant accounts, including those of our current named executive officers, except for certain accounts that contain deferrals for the years 1986 through 1989. The accounts that were not terminated earn fixed interest based on market rates and individual mortality assumptions in effect at the time of the deferrals.

Short-term incentive compensation earned prior to December 31, 2004 was eligible for deferral under the DIC Plan. Short-term incentive compensation earned after December 31, 2004 is eligible to be deferred under the DIC Plan II. Incentive compensation earned in 2005 through 2008 that was deferred under the DIC Plan II was credited with earnings that accrued on a phantom share basis, as if the deferred amounts were invested in our ordinary shares, with earned dividends reinvested in shares. Under the DIC Plan II, prior to the beginning of each calendar year, participants must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The creation of the DIC Plan II and the exclusion of deferrals under the prior plan were implemented to satisfy the requirements of Internal Revenue Code Section 409A under the American Jobs Creation Act of 2004 (409A). Beginning with deferrals of short-term incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our actual shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives may also defer compensation under the DIC Plan II on a short-term basis for payment within 5 years or less.

IC Deferral Plan — Similarly, long-term incentive compensation earned after December 31, 2004 is eligible for deferral under the IC Deferral Plan II. Under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, or later if permitted by us in the case of performance-based compensation (as defined in the final regulations under 409A), participants must elect the method and timing of payment with respect to the incentive compensation to be earned during that award period, and that is subject to the deferral election. When an executive elects to defer a long-term incentive award under the IC Deferral Plan II for payment at or following his retirement, earnings on a minimum of 50% of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on 10-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid in our shares. Incentive compensation deferred pursuant to our deferral plans is unsecured, subject to the claims of our creditors and is exposed to the risk of our non-payment.

A grantor trust that we previously established, the assets of which are subject to the claims of our creditors, will be used to pay those obligations related to deferred incentive compensation earned by our executives prior to 2005. The

EATON 2015 Proxy Statement and Notice of Meeting	60

Compensation Discussion and Analysis — 2014 Potential Payments Upon Termination

transaction to acquire Cooper Industries plc required Eaton to fund the vested liabilities in the trust in the amounts of $7.8 million. No comparable trust arrangements currently are in place with respect to incentive compensation deferred after 2004.

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (2)
A. M. Cutler (First year of deferral: 1983)	DIC Plan	$0	$0	$148,557	$0	$1,225,060
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$148,557	$0	$1,225,060
R. H. Fearon (First year of deferral: 2002)	DIC Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
C. Arnold (First year of deferral: 2001)	DIC Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
T. S. Gross (First year of deferral: 2005)	DIC Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0
	Subtotal	$0	$0	$0	$0	$0
M. M. McGuire (First year of deferral: 2006)	DIC Plan	$0	$0	$0	$0	$0
	DIC Plan II	$0	$0	-$7,838	$0	$413,133
	IC Deferral Plan II	$1,202,320	$0	-$14,474	$0	$1,646,751
	Subtotal	$1,202,320	$0	-$22,312	$0	$2,059,884

(1)	When applicable, the amounts reported in the Aggregate Earnings in Last Fiscal Year column are also reported in the ‘Changes in Pension Value and Nonqualified Deferred Compensation Earnings’ column of the Summary Compensation Table, to the extent such earnings exceed 120% of the applicable federal rate as determined under the Internal Revenue Code. In 2014, Mr. Cutler received above-market earnings on his nonqualified deferred compensation in the amount of $10,980.
(2)	Mr. Cutler’s aggregate balance includes amounts he earned and elected to defer before he became a named executive officer. Mr. McGuire’s aggregate balance includes $286,104 and $1,202,320 of executive contributions, respectively, that were reported in the Non-Equity Incentive Plan Compensation Column of the 2011 and 2013 Summary Compensation Tables.

2014 POTENTIAL PAYMENTS UPON TERMINATION

A named executive officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the Change of Control Agreements previously discussed and standard severance benefits available to all U.S. salaried, nonunion employees) that would require any payment to a named executive officer in the event of a termination of his employment.

Instead, the Compensation and Organization Committee of our Board of Directors exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for the termination and the individual executive’s personal circumstances. The Committee believes that it is in the interest of the Company and our shareholders to insure that a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent with our overall compensation philosophy.

EATON 2015 Proxy Statement and Notice of Meeting	61

Compensation Discussion and Analysis — 2014 Potential Payments Upon Termination

For each of the termination of employment scenarios described below, the estimated potential payments and benefits that might be received by each named executive officer are displayed in the table that immediately follows that description.

Background and Basic Assumptions

In this section, we discuss termination of employment scenarios which include: (a) Voluntary Resignation or a Termination for Cause; (b) Normal and Early Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. The following key principles and assumptions apply to these disclosures:

■	Under each of the scenarios, we have assumed that each of the named executive officer’s employment terminated on December 31, 2014.
■	Each officer’s eligibility for the amounts reported as severance payments and benefit arrangements are based on his compensation and years of service as of December 31, 2014.
■	An executive would be eligible for a full award under the short-term incentive plan for the year ending December 31, 2014 and a full award under a long-term incentive plan for the four-year period ending December 31, 2014 if such an award had been payable for the award period ending December 31, 2014. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following scenarios because they do not represent a severance or other payment that is triggered by employment termination.
■	We maintain a Severance Benefit Plan in which each of the named executive officers participates along with all of our U.S. salaried, non-union employees. We generally pay benefits under this Plan only in the case of an involuntary termination of employment other than for Cause. We calculate the benefits under this plan based on the length of service with us from the most recent date of hire. The maximum severance payment under this plan equals one year of base salary and continuation of health and welfare benefits for six months. However, the severance payment that we would expect to provide to a named executive officer under the scenarios described below would be made in lieu of any benefit under these standard severance arrangements.
■	To the extent the Committee would decide that a terminated executive is eligible for pro-rated participation in one or more of the open four-year award periods under our long-term incentive plans, the estimated pro-rated awards shown in the following scenarios reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s termination date as a percentage of the total 48-month award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the named executive officers below as a lump sum amount, except in the case of a payment with respect to a termination in connection with a change of control, our practice would be to make the pro-rated payments to executives at the end of each of the four-year award periods once actual performance under the plan is known.
■	Under the current terms of our standard form of stock option, RSA and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. In connection with employment termination other than in the context of a change of control of the Company, the Committee has the discretion to determine whether or not to accelerate vesting for these awards. To the extent the Committee would decide to accelerate the vesting dates of any unvested stock options, RSAs or RSUs for a terminating executive under any of the other scenarios described below, the accelerated stock options are valued at an amount per share equal to the difference between $67.96 and the exercise price per share for each accelerated option grant. The accelerated RSAs and RSUs are valued at this same $67.96 share value.
■	Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration or other enhancements to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and nonqualified retirement income plans), (b) health and welfare plans (including post-retirement medical and life insurance coverage), (c) any vested and accrued vacation and (d) any amounts credited to the executives’ accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.
■

In the termination scenarios described below, we expect that the Committee would provide the executive (or, in the case of death, the estate or surviving spouse, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for the year of and year following termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary

EATON 2015 Proxy Statement and Notice of Meeting	62

Compensation Discussion and Analysis — 2014 Potential Payments Upon Termination

income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amounts reimbursed to each named executive officer during 2014.

Voluntary Resignation or Termination for Cause

An executive is not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances and vested qualified and nonqualified retirement income, if he voluntarily resigns when he is not yet eligible for retirement or if his employment with us is terminated for Cause.

Normal and Early Retirement

Each named executive officer is subject to mandatory retirement at age 65 and is eligible to elect voluntary retirement after having attained age 55 with ten or more years of service. Consistent with the policy applied to non-executive employees, in the event we involuntarily terminate an officer after the officer attained age 50 with ten or more years of service, he would also be treated as a retiree under the programs described below. Messrs. Cutler, Arnold, Fearon, and Gross would have the age and Company service necessary for retirement. Therefore, a projected termination benefit is shown only for these officers. In this scenario the Committee may also exercise its discretion to provide the retiring executive with the following:

■	pro-rated eligibility in the open four-year award periods under our long-term incentive plan;
■	accelerated vesting of the then unvested stock options and (if applicable) RSAs and RSUs that would have otherwise vested in the year following the year in which the executive retires; and
■	reimbursement for the costs of income tax return preparation and estate and financial planning assistance for the year of and year following retirement.

The amounts are shown for each named executive officer in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$0	$6,375,000	$3,918,184	$0	$59,600	$0	$10,352,784
R. H. Fearon	$0	$1,537,500	$1,369,835	$0	$47,476	$0	$2,954,811
C. Arnold	$0	$1,537,500	$1,361,204	$0	$22,310	$0	$2,921,014
T. S. Gross	$0	$1,537,500	$1,366,777	$0	$10,000	$0	$2,914,277
M. M. McGuire	not applicable	not applicable	not applicable	not applicable	not applicable	not applicable	not applicable

Involuntary Termination — Not for Cause

In the event of an involuntary termination (not for cause), the Committee would typically provide a named executive officer with the following:

■	severance pay equal to two times the total of his base salary and target incentive award under our short-term incentive plan;
■	pro-rated eligibility in any open four-year award periods under our long-term incentive plans in which the officer had participated for at least twenty-four months as of the termination date;
■	continuation of health and welfare benefits for six months;
■	executive outplacement benefits; and
■	an officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive the other pay and benefits outlined under “Normal and Early Retirement.”

EATON 2015 Proxy Statement and Notice of Meeting	63

Compensation Discussion and Analysis — 2014 Potential Payments Upon Termination

These amounts are shown for each named executive officer in the table below.

	Base and Short-Term Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$5,760,000	$6,375,000	$3,918,184	$14,844	$59,600	$18,000	$16,145,628
R. H. Fearon	$3,103,028	$1,537,500	$1,369,835	$11,762	$47,476	$18,000	$6,087,601
C. Arnold	$3,111,152	$1,537,500	$1,361,204	$9,358	$22,310	$18,000	$6,059,524
T. S. Gross	$3,163,328	$1,537,500	$1,366,777	$14,315	$10,000	$18,000	$6,109,920
M. M. McGuire	$1,984,385	$700,000	$752,696	$8,259	$14,132	$18,000	$3,477,472

Change of Control

Another scenario under which a named executive officer’s employment may terminate is through a qualifying termination in connection with a change of control of the Company. We have entered into Change of Control Agreements with each of our officers, including the named executive officers, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted above in “Background and Basic Assumptions,” under the terms of our standard form of stock option, RSA and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated.

The Change of Control Agreements that we have with our officers contain the following key provisions:

■	The agreement first becomes effective upon a change of control of the Company.
■	For the three years following the change of control, the agreement protects the executive officer from certain changes to his employment, position, duties, compensation and benefits.
■	If, during this three-year period, the successor company terminates the executive officer’s employment other than for “Cause” (which includes the willful and continued failure of the executive to perform his duties, the executive’s conviction of a felony involving dishonesty, or the executive’s willful engagement in gross misconduct which is materially and demonstrably injurious to the Company) or “Disability” or if the executive terminates his employment for “Good Reason” (which includes the assignment to the executive of any duties inconsistent in any respect with the executive’s position; failure by the Company to comply with any of the provisions of the Change of Control Agreement (other than inadvertent failure not occurring in bad faith); the Company requiring the executive to be based at any office or location that differs from what is specified in the Change of Control Agreement; or the Company requiring the Executive to travel on Company business to a substantially greater extent than was required immediately prior to the change of control, the executive would receive:

a.	A lump sum cash payment equal to the aggregate of (a) any earned but as yet unpaid base salary and short-term and four-year incentive awards for completed incentive award periods, (b) a prorated portion of his target long-term incentive opportunity for any open award periods under the four-year plan and (c) the executive’s annual base salary and target incentive opportunity under the short-term plan multiplied by the lesser of three years or the number of years remaining until the executive’s 65th birthday;
b.	Continued health and welfare benefits as if the executive’s employment had not been terminated for a period equal to the lesser of two years or the number of years remaining until the executive’s 65th birthday; and

■	To the extent that any payments under the Change of Control Agreements are deferred compensation and the executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment.

As is common practice with such agreements, these payments and benefits would not be subject to any requirement that the officer seek other employment or any other form of mitigation. We would pay the officer’s legal fees if he needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by us.

U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company. As described on page 48, in October 2011 the Committee determined it was appropriate to eliminate eligibility for tax protection from any new agreements. Although each executive is personally responsible for regular federal, state

EATON 2015 Proxy Statement and Notice of Meeting	64

Compensation Discussion and Analysis — 2014 Potential Payments Upon Termination

and local income tax and FICA obligations on this compensation, we have agreed to provide the named executive officers and other officers who executed Change of Control Agreements prior to November 2011 with full tax protection from liability for the 20% excise tax. The effect of the tax protection payment is to ensure that the affected officer receives the same after-tax payments and benefit values that the officer would have received had there been no excise tax. No named executive officers would have been subject to the excise tax in 2014.

Based on the foregoing assumptions, the estimated amounts payable to each named executive officer upon a termination of employment in connection with a change of control of the Company are shown in the table below.

	Base and Annual Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Tax Protection	Total
A. M. Cutler	$1,479,000	$6,375,000	$5,989,197	$42,059	$59,600	$18,000	$0	$13,962,856
R. H. Fearon	$4,887,269	$1,537,500	$2,106,385	$47,048	$47,476	$18,000	$0	$8,643,678
C. Arnold	$4,841,730	$1,537,500	$2,286,751	$37,430	$22,310	$18,000	$0	$8,743,721
T. S. Gross	$4,982,242	$1,537,500	$3,467,964	$57,261	$10,000	$18,000	$0	$10,072,967
M. M. McGuire	$3,072,252	$862,500	$1,230,862	$33,036	$14,132	$18,000	$0	$5,230,782

DEATH OR DISABILITY

In the event of the death or disability of a named executive officer, the executive or the estate, whichever is appropriate, would receive pro-rated payments for any open four-year award periods under our long-term incentive plan (ESIP). In addition, the Committee could exercise its discretion to accelerate the vesting of the then unvested stock options and RSAs. These amounts are shown for each named executive officer in the table below.

	Base and Annual Incentive Severance	Pro-Rated Long-Term Incentive	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
A. M. Cutler	$0	$6,375,000	$5,989,197	$0	$59,600	$0	$12,423,797
R. H. Fearon	$0	$1,537,500	$2,106,385	$0	$47,476	$0	$3,691,361
C. Arnold	$0	$1,537,500	$2,286,751	$0	$22,310	$0	$3,846,561
T. S. Gross	$0	$1,537,500	$3,467,964	$0	$10,000	$0	$5,015,464
M. M. McGuire	$0	$862,500	$1,230,862	$0	$14,132	$0	$1,244,994

EATON 2015 Proxy Statement and Notice of Meeting	65

2014 Director Compensation

Non-employee directors receive their retainer in an equal mix of cash and equity. The total annual retainer for 2014 was $265,000. In 2014, compensation for our non-employee directors was structured as follows:

Cash Compensation

2014 DIRECTOR CASH COMPENSATION

Annual service retainer for all Board members	$132,500
Additional Committee service retainers:
Lead Director (N.C. Lautenbach)	$30,000
Audit Committee Chair (G.R. Page)	$30,000
Compensation and Organization Committee Chair (C.M. Connor)	$30,000
Finance Committee Chair (C.E. Golden)	$20,000
Governance Committee Chair (A.E. Johnson)	$20,000
Audit Committee members (Ms. McCoy and Messrs. Barrett, Bluedorn, Critelli, Page, and Smith)	$15,000

Non-employee directors may defer payment of their fees as described in “Other Plans and Benefits” below and in footnote (5) to the table on page 67.

In October 2014, the Governance Committee determined it was appropriate to increase the total annual retainer by $25,000 to $290,000 in consideration of the impact that travel to Ireland has on our directors. Irish income taxes will be withheld from quarterly fee payments and directors are responsible for satisfying their own U.S. and Irish Income Tax obligations.

Equity Compensation

Restricted Share Units — Under our Stock Plan as approved by our shareholders, non-employee directors also receive RSUs with a value equal to the annual cash retainer in effect on the grant date ($132,500 for 2014). We grant these RSUs on the fourth Wednesday of each January; the number of units a director receives is based on the closing price of our shares on the previous Monday, or if that date is not a trading day on the New York Stock Exchange, the trading day immediately before that. RSUs receive dividend equivalents that are reinvested as RSUs. The Governance Committee sets the terms and conditions for non-employee director RSUs. No additional equity awards may be granted to our non-employee directors under any of our other stock plans.

Robust Holding Requirement

RSUs granted to non-employee directors vest at retirement; thereby creating a robust holding requirement. We measure actual ownership relative to a threshold holding requirement of five times the annual cash retainer. Directors are expected to reach that level of ownership within five years of joining our Board.

Anti-Hedging and Pledging

We also have a policy that prohibits directors from pledging or engaging in financial hedging of their investment risk in our shares.

Other Plans and Benefits

Under the Non-Employee Director Fee Deferral Plan adopted by the Board in 2012, non-employee directors can elect to defer fees earned after 2012. Their rate of return varies depending on whether they defer the fees as retirement compensation or as short-term compensation. Prior to 2013, non-employee directors could elect to defer fees under the plans described in footnote (5) to the table.

Non-employee directors who were initially elected to the Board prior to 2008 are provided access to certain health and welfare benefit arrangements, which include $100,000 in group term life insurance and participation in medical and dental coverage designed to mirror benefits provided to our employees. Former non-employee directors retain the following benefits after retirement: group term life insurance, with coverage reduced to $33,333; medical (but not dental) coverage; and (depending upon length of Board service and age at retirement) the right to exercise stock options until the

EATON 2015 Proxy Statement and Notice of Meeting	66

2014 Director Compensation

tenth anniversary of their grant dates. Both current and retired non-employee directors are entitled to participate in the same gift matching program that is available to all of our current and retired employees. Under this program we match contributions to qualified charitable organizations dollar-for-dollar up to a maximum of $5,000 in any calendar year.

The table below shows the compensation and benefits applicable to our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total Compensation
G. S. Barrett	$147,500	$132,489	$0	$0	$0	$12,839	$292,828
T. M. Bluedorn	$140,000	$132,489	$0	$0	$0	$21,166	$293,655
C. M. Connor	$162,500	$132,489	$0	$0	$0	$27,667	$322,656
M. J. Critelli	$147,500	$132,489	$0	$0	$0	$29,836	$309,825
C. E. Golden	$163,750	$132,489	$0	$0	$0	$27,151	$323,390
L. A. Hill	$132,500	$132,489	$0	$0	$0	$8,355	$273,344
A. E. Johnson	$163,750	$132,489	$0	$0	$0	$27,151	$323,390
N. C. Lautenbach	$162,500	$132,489	$0	$0	$0	$29,623	$324,612
D. L. McCoy	$140,000	$132,489	$0	$0	$0	$27,667	$300,156
G. R. Page	$177,500	$132,489	$0	$0	$0	$27,943	$337,932
S. Pianalto	$33,125	$0	$0	$0	$0	$195	$33,320
G. B. Smith	$147,500	$132,489	$0	$0	$0	$8,355	$288,344

(1)	Fees Earned or Paid in Cash includes the total annual cash retainer and where applicable, the Committee Chair retainers, Lead Director retainer and Audit Committee member retainers.
(2)	Stock Awards column reports the grant date fair value of the 1,724 restricted share units awarded to each director on January 22, 2014. As of December 31, 2014, the following non-employee directors each held 13,827 unvested stock awards: C.M. Connor, M.J. Critelli, C.E. Golden, A.E. Johnson, N.C. Lautenbach, D.L. McCoy and G.R. Page. L.A. Hill and G. B. Smith each held 4,237 unvested stock awards. T.M. Bluedorn held 10,773 unvested stock awards. G. S. Barrett held 6,525 unvested stock awards. Ms. Pianalto joined our Board in July 2014 and will receive her first stock award in 2015.
(3)	Option Awards — Non-employee directors did not receive stock option grants in 2014. As of December 31, 2014, non-employee directors held the following number of outstanding stock options: C.M. Connor held 32,954, C.E. Golden held 26,450, and D.L. McCoy and G.R. Page each held 20,250. G.S. Barrett, T.M. Bluedorn, M.J. Critelli, L. A. Hill, A.E. Johnson, N.C. Lautenbach, S. Pianalto and G.B. Smith had no stock options outstanding as of December 31, 2014.
(4)	Non-Equity Compensation Plan — Non-employee directors do not participate in any of Eaton’s incentive plans and do not receive incentive awards or bonuses.
(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings — There is no pension in place for non-employee directors. Non-employee directors first elected before 1996 may defer payment of their annual fees, up to $30,000 per year, at an interest rate specified in their deferred compensation agreement. The rate of interest is based upon the number of years from the date of the director’s initial election until the first annual meeting to be held following the director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all nonemployee directors may defer payment of their fees at a rate of return that varies depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns. In 2014, no non-employee directors received above-market earnings on nonqualified deferred compensation.
(6)	All Other Compensation — All other compensation includes our contributions in 2014 for the group term life insurance and travel accident insurance for the loss of life or limb while traveling on our business, imputed income attributable to participation in medical and or dental benefits, and dividends paid to each Director in 2014 based on the number of unvested restricted shares he or she held and the value attributable to reinvested dividends earned in 2014 on RSUs.

	Dividends on Stock Awards	Life Insurance Imputed Income	Travel Accident Insurance	Medical and Dental Insurance	Total Other Compensation
G. S. Barrett	$12,644	$0	$195	$0	$12,839
T. M. Bluedorn	$20,971	$0	$195	$0	$21,166
C. M. Connor	$26,956	$516	$195	$0	$27,667
M. J. Critelli	$26,956	$1,524	$195	$1,161	$29,836
C. E. Golden	$26,956	$0	$195	$0	$27,151
L. A. Hill	$8,160	$0	$195	$0	$8,355
A. E. Johnson	$26,956	$0	$195	$0	$27,151
N. C. Lautenbach	$26,956	$2,472	$195	$0	$29,623
D. L. McCoy	$26,956	$516	$195	$0	$27,667
G. R. Page	$26,956	$792	$195	$0	$27,943
S. Pianalto	$0	$0	$195	$0	$195
G. B. Smith	$8,160	$0	$195	$0	$8,355

EATON 2015 Proxy Statement and Notice of Meeting	67

Proposal 5:	Authorization of the Company and any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. For Irish companies listed on the New York Stock Exchange, the Irish Companies Act defines market purchases as “overseas market purchases.”

On October 23, 2013, the Board of Directors adopted a share repurchase program. The terms of the program and Board authorization set a maximum and minimum price to be paid for any Company share, such amounts being 120% and 70%, respectively, of the closing price on the New York Stock Exchange for Company shares on the day preceding the day on which the relevant Company share is purchased by the Company and/or the subsidiary, as appropriate.

On April 23, 2014, the shareholders of the Company authorized the Company and any of its subsidiaries to acquire up to a maximum in aggregate of 40,000,000 fully paid ordinary shares of the Company, provided that such purchases do not exceed the maximum amount determined by the Board.

Shareholders are now being asked to renew the authority granted to the Company and any of its subsidiaries at the 2015 annual general meeting to make overseas market purchases. If adopted, this authority will expire at the close of business on October 21, 2016 unless renewed at the annual general meeting in 2016. We expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels that management considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company would not be able to make overseas market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

EATON 2015 Proxy Statement and Notice of Meeting	68

Proposal 5: Authorization of the Company and
any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

The text of the resolution in respect to this proposal is as follows:

RESOLVED that the Company and any subsidiary of the Company (as defined by section 155 of the Companies Act 1963 (the “1963 Act”)) is hereby generally authorized to make market purchases (as defined by section 212 (“Section 212”) of the Companies Act 1990 (the “1990 Act”)) and overseas market purchases (as defined by Section 212) of ordinary shares in the Company on such terms and conditions and in such manner as the Board of Directors of the Company or its authorized delegates may determine from time to time but subject to the provisions of the 1990 Act and to the following provisions:

✓	The Board of Directors recommends a vote FOR this proposal.

(a)    The maximum number of shares authorized to be acquired by the Company and / or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 40,000,000 ordinary shares, par value US$0.01 each, provided that the total aggregate number of ordinary shares to be purchased by subsidiaries of the Company together with the total number of ordinary shares to be purchased by the Company whether by way of a redemption or otherwise shall not exceed the maximum amount as determined by the Board of Directors of the Company (or any duly constituted subcommittee thereof).

(b)    The maximum price to be paid for any ordinary share shall be an amount equal to 120% of the closing price on the New York Stock Exchange for that ordinary share on the day preceding the day on which the relevant share is purchased by the Company (and / or the subsidiary as appropriate).

(c)    The minimum price to be paid for any ordinary share shall be an amount equal to 70% of the closing price on the New York Stock Exchange for that ordinary share on the day preceding the day on which the relevant ordinary share is purchased by the Company (and / or the subsidiary as appropriate).

(d)    This general authority will be effective from the date of passing of this resolution and will expire at the close of business on October 21, 2016, unless renewed at the Company’s annual general meeting for 2016, and unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the 1990 Act. The Company or any such subsidiary may, before such expiration enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiration and may complete any such contract as if the authority conferred hereby had not expired.

To the extent necessary in order for this Resolution to be effective in accordance with its terms, the powers and authorities granted pursuant to this Resolution are also granted and are to be effective for the purposes of and in accordance with the Companies Act 2014 (the “2014 Act”) in the same manner as they are granted and effective for the purposes of the 1990 Act, with effect from the commencement of the sections and provisions of the 2014 Act that are equivalent to the sections and provisions of the 1990 Act that are relevant to the matters referred to in this Resolution and to the extent that those sections and provisions of the 2014 Act become applicable to the Company and to the matters referred to in this Resolution. References to Section 155 of the 1963 Act, Sections 212 and 215 of the 1990 Act and the provisions of the 1990 Act generally in this Resolution are, for the purposes of this Resolution and to the extent necessary in order for this Resolution to be effective, to be read as references to Sections 7, 1072 and 1074 of the 2014 Act and the provisions of the 2014 Act respectively (or, as appropriate, to such other section or provision of the 2014 Act as is equivalent to the relevant section or provision of the 1963 Act or 1990 Act referred to in this Resolution) with effect from the commencement of those sections and provisions of the 2014 Act and to the extent that such sections and provisions of the 2014 Act become applicable to the Company and to the matters referred to in this Resolution.

EATON 2015 Proxy Statement and Notice of Meeting	69

Other Business

Management does not know of any other matters requiring shareholder action that may come before the meeting. If any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

EATON 2015 Proxy Statement and Notice of Meeting	70

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	25,020,472	(1)	5.27%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	28,415,730	(2)	6%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	34,688,452	(3)	7.31%

(1)	The Vanguard Group has filed with the Securities and Exchange Commission a Schedule 13G dated February 11, 2015, which reports the beneficial ownership of 25,020,472 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2014. As reported in the Schedule 13G, The Vanguard Group and such affiliated entities and individuals have sole power to vote or to direct the vote of 818,255 shares, shared power to dispose or to direct the disposition of 779,492 shares, and sole power to dispose or to direct the disposition of 24,240,980.
(2)	BlackRock Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated January 12, 2015, which reports the beneficial ownership of 28,415,730 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2014. As reported in the Schedule 13G, BlackRock Inc. and such affiliated entities and individuals have sole power to vote or to direct the vote of 24,435,667 shares, and sole power to dispose or to direct the disposition of 28,415,730 shares.
(3)	Wellington Management Group LLP has filed with the Securities and Exchange Commission a Schedule 13G dated February 12, 2015, which reports the beneficial ownership of 34,688,452 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2014. As reported in the Schedule 13G, Wellington Management Group LLP and such affiliated entities and individuals have shared power to vote or to direct the vote of 11,582,414 shares, and shared power to dispose or to direct the disposition of 34,688,452 shares.

The following table shows the beneficial ownership, reported to us as of December 31, 2014, of our ordinary shares by each director, each named executive officer and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans and RSUs granted under our stock plans that vest within 60 days.

TITLE OF CLASS: ORDINARY SHARES

Name of Beneficial Owner	Number of Shares Owned(1,2)		Percent of Class(3)	Deferred Share Units(4)	RSUs(5)	Total Number of Shares
C. Arnold	395,150.10	(6)		0	9,176.00	404,326.10
G. S. Barrett	4,288.00			0	0	4,288.00
T. M. Bluedorn	6,536.00			0	0	6,536.00
C. M. Connor	45,604.00			25,400.09	0	71,004.09
M. J. Critelli	83,566.00			0	0	83,566.00
A. M. Cutler	1,760,877.48	(6,7)		0	34,855.00	1,795,732.48
R. H. Fearon	531,498.00			0	9,176.00	540,674.00
C. E. Golden	37,040.00			9,240.89	0	46,280.89
T. S. Gross	130,668.57	(6)		0	9,176.00	139,844.57
L. A. Hill	7,410.00			0	0	7,410.00
A. E. Johnson	9,590.00			0	0	9,590.00
N. C. Lautenbach	70,738.00			75,671.62	0	146,409.62
D. L. McCoy	65,186.00			26,981.20	0	92,167.20
M. M. McGuire	191,478.01	(6)		15,229.13	5,199.00	211,906.14
G. R. Page	56,589.00			11,359.62	0	67,948.62
S. Pianalto	500.00			0	0	500.00
G. B. Smith	5,671.00			0	0	5,671.00
All Directors and Executive Officers as a Group	3,813,828.974		0.8%

EATON 2015 Proxy Statement and Notice of Meeting	71

Share Ownership Tables

(1)	Each person has sole voting or investment power, or both, with respect to the shares listed, unless otherwise indicated.

(2)	Includes shares which the person has the right to acquire within 60 days of December 31, 2014 upon the exercise of outstanding stock options as follows: C. Arnold, 233,589; C.M. Connor, 32,954; A.M. Cutler 1,224,809; R. H. Fearon, 242,189; C.E. Golden, 26,450; T.S. Gross, 70,311; M.M. McGuire, 147,449; D.L. McCoy, 20,250; G.R. Page, 20,250; and all directors and executive officers as a group 2,153,759.

(3)	Each of the individuals listed holds less than 1% of outstanding ordinary shares.
(4)	For a description of these units, see page 60 (under “2014 Nonqualified Deferred Compensation”) and page 66 (“Other Plans and Benefits” under “2014 Director Compensation”).
(5)	Represents RSUs that will vest within 60 days of December 31, 2014.
(6)	Includes shares held under the Eaton Savings Plan as of December 31, 2014.
(7)	Includes shares held jointly or in other capacities, such as by trust or spouse.

EATON 2015 Proxy Statement and Notice of Meeting	72

Other Information

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2014, relating to our equity compensation plans pursuant to which grants of options, restricted shares, restricted share units, deferred compensation units or other rights to acquire our ordinary shares may be granted from time to time.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(1)	8,477,926	(3)	$42.75	(5)	14,292,202
Equity compensation plans not approved by security holders(2)	539,364	(4)	N/A		N/A
Total	9,017,290		$42.75	(5)	14,292,202

(1)	Includes Company stock plans, each of which has been approved by the shareholders. For a description of these plans, please see the “Equity Component of Long-Term Compensation” section of the Compensation Discussion and Analysis on page 45.
(2)	These plans are the 2005 Non-Employee Director Fee Deferral Plan, the 1996 Non-Employee Director Fee Deferral Plan, the Deferred Incentive Compensation Plan II and the Incentive Compensation Deferral Plan II, none of which are considered “equity compensation plans” requiring shareholder approval under the rules of the New York Stock Exchange. For a description of these plans, please see “2014 Nonqualified Deferred Compensation” on page 60 and footnote (5) to the “Director Compensation” table on page 67.
(3)	Includes an aggregate of 5,656,219 stock options with a weighted average exercise price of $42.747 and a weighted average remaining life of 1.791 years, and 2,821,707 RSAs and RSUs.
(4)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the deferral plans listed in footnote (2) above.
(5)	The weighted average exercise price of outstanding stock options excludes RSAs, RSUs and deferred compensation share units because they have no exercise price.

As described under “2014 Nonqualified Deferred Compensation” on page 60, executives may elect to defer receipt of their earned cash bonuses under the short-term or long-term incentive plans. These deferred amounts are invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our Stock Plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or, for fees earned on or after January 1, 2013, the 2013 Non-Employee Director Fee Deferral Plan. We do not provide any share or cash match with respect to the directors fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our Stock Plans. Because the amount of these cash bonuses and directors fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of SFAS 123(R).

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and executive officers by completing and filing these reports electronically on their behalf. Based on a review of copies of these reports provided to us and written representations from directors and executive officers, we believe that all filing requirements were met during fiscal year 2014.

Future Shareholder Proposals

Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual general meeting must do so on a timely basis. In order to be included in the proxy statement for the 2016 annual general meeting, proposals must relate to proper subjects and must be received by the Company Secretary, Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland, by November 13, 2015. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2016 annual general

EATON 2015 Proxy Statement and Notice of Meeting	73

Other Information — Equity Compensation Plans

meeting must be received by the Company Secretary at the address listed above no earlier than December 13, 2015 and no later than January 13, 2016. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

Mailings to Shareholders In the Same Household

Unless you or another shareholder at your mailing address has requested a separate mailing, all Eaton shareholders receiving proxy materials by mail at your mailing address who share the same last name have been sent a single copy of the proxy statement, 2014 annual report and Irish Statutory Accounts. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders receiving proxy materials by mail who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or telephone request, a separate copy of the proxy statement, 2014 annual report and Irish Statutory Accounts to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation plc, Attention: Company Secretary, Eaton House, 30 Pembroke Road, Dublin 4, Ireland, or contact our Investor Relations department by telephone at 440-523-4205. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton ordinary shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address.

By order of the Board of Directors

Thomas E. Moran Senior Vice President and Secretary March 13, 2015

EATON 2015 Proxy Statement and Notice of Meeting	74

Appendix A

2015 STOCK PLAN

1. Purpose

The Plan enables non-employee directors of Eaton Corporation plc (the “Company”) and professional and management employees of the Company and its subsidiaries who contribute significantly to the Company’s success to participate in its future prosperity and growth and to identify their interests with those of the shareholders. The purpose of the Plan is to provide long term incentives for outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in non-employee director, professional and management positions.

2. Administration

(A)	Employee Awards: With respect to employee awards, the Plan shall be administered by the Compensation and Organization Committee of the Board of Directors (the “Committee”).

(B)	Non-Employee Director Awards: With respect to non-employee director awards, the Plan shall be administered by the Governance Committee of the Board of Directors (the “Governance Committee”).

(C)	Authority of Committees: With respect only to those awards for which it has administrative responsibility, the Committee and the Governance Committee shall each have complete authority (except as otherwise provided herein) to interpret all provisions of the Plan and any award consistent with law, to determine the type and terms of awards consistent with the provisions of the Plan, to prescribe the form of instruments evidencing awards, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for its administration of the Plan. The determinations of the each committee shall be final and conclusive. Each committee may act by resolution or in any other manner permitted by law.

The Committee may delegate its authority to one or more officers of the Company (a “Delegate”) with respect to the granting of awards to employees who are not officers or directors of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3. Shares Available

The aggregate of (a) the number of Company ordinary shares, nominal value $0.01 per share (“shares”) delivered by the Company in payment and upon exercise of awards to employees and non-employee directors and (b) the number of shares subject to outstanding awards to employees and non-employee directors shall not exceed 26 million at any one time, plus any shares that were subject to outstanding awards under the Company’s Amended and Restated 2012 Stock Plan (the “2012 Plan”) as of the Effective Date and subsequently cancelled, expired, forfeited, or settled in cash, subject to adjustments as authorized herein, all of which shares may be issued with respect to Incentive Stock Options (as defined in Section 5(A) hereof). The shares available for awards under the Plan will be reduced by (i) one share for each share subject to an award of options or stock appreciation rights and (ii) 2.36 shares for each share subject to an award of restricted shares, restricted share units, performance shares or other share-based awards denominated in shares. To the extent that any award under the Plan or 2012 Plan is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, the shares subject to such awards not delivered as a result thereof shall again be available for awards under the Plan. Shares tendered or withheld to pay the exercise price of a stock option or to pay tax withholding of a stock option or stock appreciation right will count against the foregoing limitations and will not be added back to the shares available under the Plan. When a stock appreciation right that may be settled for shares is exercised, the number of shares subject to the grant agreement shall be counted against the number of shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the stock appreciation right upon exercise. Any shares that again become available for grant pursuant to this paragraph (including shares that were subject to 2012 Plan awards) shall be added back as one (1) share if such shares were subject to stock options or stock appreciation rights granted under the Plan or 2012 Plan, and as 2.36 shares if such shares were subject to awards of restricted shares, restricted share units, performance shares or other share-based awards denominated in shares granted under the Plan or 2012 Plan. Shares available for awards may consist, in whole or in part, of authorized and unissued shares or treasury shares.

EATON 2015 Proxy Statement and Notice of Meeting	75

Appendix A — 2015 Stock Plan

Notwithstanding the minimum vesting provisions of Sections 5(B), 7(A), 7(B), 8(B)(2) and 9 of the Plan, up to 5% of the total number of shares authorized for delivery under the Plan may be granted to employees pursuant to stock options, performance shares, restricted shares, restricted share units, stock appreciation rights or other share-based awards which vest within less than three years after the date of grant or have a performance period of less than one year, as applicable.

Awards may be made under the Plan at any time after approval of the Plan by shareholders at the 2015 annual meeting until the termination of the Plan in accordance with the terms hereof. Awards under the Plan shall be evidenced by a written agreement, contract, notice of award or other instrument or document, including an electronic communication, as may from time to time be designated by the Company (an “Award Agreement”).

4. Eligibility for Awards

Any salaried employee (including officers) of the Company or any of its subsidiaries occupying a professional or management position may be granted an award. The Committee (or a Delegate) (a) will designate employees to whom grants are to be made, (b) will specify the number of options, stock appreciation rights, performance shares, restricted shares, restricted share units or other share-based awards subject to each grant, and (c) subject to Section 5(C) and Section 9, will specify the price of the award, if applicable. Non-employee directors are eligible to receive awards as provided under Section 6.

5. Stock Options

(A)	Grants: The Committee may grant to eligible employees (i) options which are intended to qualify as incentive stock options (“Incentive Stock Options”) under the U.S. Internal Revenue Code (the “Code”), or (ii) options which are not intended to qualify as Incentive Stock Options. Each option will give the employee the right to purchase a designated number of shares. The aggregate fair market value (at the time of grant) of shares for Incentive Stock Options under all plans of the Company which become initially exercisable by an employee during any calendar year shall not exceed $100,000 (or such other amount as may be provided by the Code or the regulations thereunder). The maximum aggregate number of shares underlying options or stock appreciation rights that may be granted to any employee during any three consecutive calendar year period is 2,400,000, subject to adjustment pursuant to Section 11.

(B)	Exercise: Each option shall be exercisable on such date or dates, during such period and for such number of shares, as shall be determined by the Committee on the date of grant and set forth in the applicable Award Agreement; provided, however, grants to employees subject to 16b of the Exchange Act shall not be exercisable for at least six months after those options are granted. Subject to Section 3 of the Plan, option awards that become exercisable based on continued employment with the Company or a subsidiary shall become exercisable over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period. The Committee may, in its sole discretion, accelerate or extend (but not beyond the ten-year term of the option) the times when an option may be exercised and the Management Compensation Committee (comprised of Company officers) may do likewise for employees who are not subject to Section 16b of the Exchange Act.

(C)	Price: Each Award Agreement for stock options shall state the number of shares to which it pertains and the option price. The option price shall be the fair market value of the shares subject to the option on the date of grant. The fair market value of a share shall be the closing price of a share as quoted on the New York Stock Exchange, unless the Committee specifies the use of a different method to determine the fair market value. In no event may any option granted under the Plan be amended, other than pursuant to Section 11, to decrease the exercise price thereof, be cancelled in conjunction with a cash payment or the grant of any new award or any new option with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option, unless such amendment, cancellation or action is approved by the Company’s shareholders.

(D)

Payment: The Committee shall establish in the applicable Award Agreement the time or times when an option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the exercise price may be made including, without limitation, cash, tender of shares or having a fair market value on the exercise date equal to the exercise price, a cashless exercise through a broker assisted

EATON 2015 Proxy Statement and Notice of Meeting	76

Appendix A — 2015 Stock Plan

arrangement to the extent permitted by applicable laws, or a combination of the foregoing. The Committee, in its sole discretion, shall determine acceptable methods of tendering shares or other consideration.

(E)	Performance Objectives: The Committee may establish Performance Objectives (as defined in Section 8(B) hereof) for determining the exercisability of options as it deems appropriate, which may be measured on a corporate, subsidiary, business unit or individual basis or a combination thereof. If Performance Objectives are established, the performance period will be a minimum of one year and may overlap other performance periods.

6. Non-employee Director Awards

The Governance Committee may grant restricted shares, restricted share units or other share-based awards to non-employee directors of the Company at such times and subject to such terms and conditions as may be set forth in an Award Agreement as approved by the Governance Committee. Notwithstanding the foregoing, in no event will the grant date fair value (as determined for financial accounting purposes) of the awards granted to any one director in any one calendar year exceed the value of two-times the annual cash retainer in effect on the date of grant. Restricted shares are actual shares issued to the non-employee directors which are subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Restricted share units are rights to receive shares (or cash equal to the fair market value of the underlying shares) at the end of a specified restricted period, subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Notwithstanding anything to the contrary herein, no non-employee director shall receive any award under the Plan for a particular year if that director receives such a grant under any other stock plan of the Company.

7. Employee Restricted Shares, Restricted Share Units and Other Share-based Awards

(A)	Share-Based Awards: The Committee may grant other share-based awards to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. Such grants may include restricted shares or restricted share units. The Committee may specify such criteria or periods for payment as it shall determine and the extent to which such criteria or periods have been met shall be conclusively determined by the Committee and set forth in the Award Agreement. Other share-based awards may be paid in cash, shares or other consideration related to shares, as specified in the Award Agreement, and shall have such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement. Subject to Section 3 of the Plan, share-based awards that vest based on continued employment with the Company or a subsidiary shall vest over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period; provided, however, the limitations set forth in this sentence shall not apply, and the applicable Award Agreement may provide for earlier vesting, in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment.

(B)	Performance Objectives: The Committee may establish Performance Objectives (as defined in Section 8(B) hereof) for determining the vesting of share-based awards as it deems appropriate, which may be measured on a corporate, subsidiary, business unit or individual basis or a combination thereof. Subject to Section 3 of the Plan, if Performance Objectives are established, the performance period will be a minimum of one year and may overlap other performance periods.

(C)	Dividend Equivalents: Restricted shares shall provide for the payment of dividends, and restricted share units and other share based awards may provide for the payment of dividend equivalents, on a current, deferred or contingent basis and subject in each case to the terms and conditions of the applicable Award Agreement. Notwithstanding the foregoing, except as otherwise provided in the Plan or the applicable Award Agreement in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment, dividends or dividend equivalents, as applicable, with respect to awards subject to Performance Objectives shall be accumulated or deemed reinvested until the applicable award is earned, and shall not be paid if the applicable Performance Objectives are not satisfied.

EATON 2015 Proxy Statement and Notice of Meeting	77

Appendix A — 2015 Stock Plan

8. Performance Shares

(A)	Grants: The Committee may grant performance shares to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. The Committee shall establish award periods and shall establish in writing within the first 90 days of each award period the number of performance shares to be earned and the Performance Objectives (as defined below) to be met. A performance share is a notional unit equal in value to one share and subject to vesting on the basis of the achievement of specified Performance Objectives. Upon vesting, performance shares will be settled by delivery of shares to the holder of the units equal to the number of vested performance shares or cash equal to the fair market value of such shares, as provided in the applicable Award Agreement.

Awards of performance shares may provide for the payment of dividend equivalents, on a current, deferred or contingent basis and subject in each case to the terms and conditions of the applicable Award Agreement. Notwithstanding the foregoing, except as otherwise provided in the Plan or the applicable Award Agreement in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment, dividend equivalents with respect to performance shares shall be accumulated or deemed reinvested until the applicable award is earned, and shall not be paid if the applicable Performance Objectives are not satisfied.

(B)	Performance Objectives:

(1)	The measurable performance objectives (“Performance Objectives”) for performance shares or other awards shall be set forth in the related Award Agreement and, in the case of a Qualified Performance-Based Award (as defined in Section 12(A) hereof), shall consist of objective tests based on one or more of the following: the Company’s earnings, cash flow, cash flow return on gross capital, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, operating earnings per share, profit returns and margins, share price, working capital, and changes between years or periods, or returns over years or periods that are determined with respect to any of the above-listed performance criteria.

(2)	Subject to Section 3 of the Plan, the performance period may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance Objectives may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, Performance Objectives may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected Performance Objectives.

(3)	When the Performance Objectives for an award period are established, the formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Company accounting policies and practices in effect on the date of the award.

9. Stock Appreciation Rights

Where the Committee determines it to be appropriate, it may grant stock appreciation rights to eligible employees. Stock appreciation rights entitle the holder, upon exercise, to receive a number of shares or cash, as the Committee may determine, equal to the increase in fair market value of a number of shares designated by such rights from the date of grant to the date of exercise. The number of shares subject to a stock appreciation right shall be counted against the individual limit on the maximum number of shares that may be awarded to any employee during any three consecutive calendar year periods, and against the maximum number of shares which may be delivered under the Plan. The exercise price per share of a stock appreciation right shall not be less than the fair market value of a share on the grant date and the term of a stock appreciation right may be no longer than ten years. The fair market value of a share shall be the closing price of a share as quoted on the New York Stock Exchange, unless the Committee specifies the use of a different method to determine fair market value. In no event may any stock appreciation right granted under the Plan be amended, other than pursuant to Section 11, to decrease the exercise price thereof, be cancelled in conjunction with a cash payment or the grant of any new

EATON 2015 Proxy Statement and Notice of Meeting	78

Appendix A — 2015 Stock Plan

award or any new stock appreciation right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such stock appreciation right, unless such amendment, cancellation or action is approved by the Company’s shareholders. Subject to Section 3 of the Plan, stock appreciation rights covered in this Section 9 that become exercisable based on continued employment shall vest over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period; provided, however, the limitations set forth in this sentence shall not apply in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment.

10. Transfers

Except as otherwise provided by the appropriate committee, awards under the Plan are not transferable other than by will or the laws of descent and distribution. A transferred award may be exercised by the transferee only to the extent that the grantee would have been entitled to exercise the award had the award not been transferred.

Notwithstanding anything herein to the contrary, the transfer of Incentive Stock Options shall be limited as required by the Code and applicable regulations.

11. Adjustments

In the event of any alteration to the capital structure of the Company, whether by way of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or similar event affecting shares of the Company, the following shall be equitably adjusted: (a) the number and class of shares (i) reserved under the Plan, (ii) for which awards may be granted to an individual, and (iii) covered by outstanding awards denominated in shares or share units; (b) the prices relating to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards; provided, that in no event shall the per share exercise price of an option or subscription price of an award be reduced to an amount that is lower than the nominal value of a share.

12. Qualified Performance-Based Awards

(A)	The provisions of the Plan are intended to authorize the Committee, in its discretion, to grant awards of options, stock appreciation rights, performance shares and other share-based awards under the Plan to individuals who are or may be “covered employees” (within the meaning of Section 162(m)(3) of the Code) which are intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (each such award, a “Qualified Performance-Based Award”). Each Qualified Performance-Based Award shall be interpreted and operated consistent with that intention. The maximum aggregate number of shares or share units underlying a Performance-Based Award (other than an award of options or stock appreciation rights) granted to any employee for any single fiscal year shall not exceed 800,000, subject to adjustment pursuant to Section 11.

(B)	Each Qualified Performance-Based Award (other than an option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Objectives, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for exemption from Section 162(m) of the Code as a Qualified Performance-Based Award. Qualified Performance-Based Awards shall be contingent on continued employment by the Company during each performance period; provided, however, that this requirement will not apply in the event of termination of employment by reason of death or disability (as determined by the Committee). In the event of termination of employment of a participant for these reasons during any incomplete performance periods, awards for such performance periods shall be prorated for the amount of service by the participant during the performance period. The prorated awards shall be payable to the participant (or to his or her estate) at the same time as awards for such performance periods are paid to the other participants and shall be subject to the same requirements for attainment of the specified Performance Objectives as apply to such other participants’ awards.

EATON 2015 Proxy Statement and Notice of Meeting	79

Appendix A — 2015 Stock Plan

(C)	The Committee shall certify in writing as to the measurement of performance by the Company and the business units relative to Performance Objectives and the resulting earned performance awards. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of Performance Objectives. The Committee shall make its determination not later than March 15 following the end of the performance measurement period.

13. Change of Control

(A)	The provisions of this Section 13 shall apply in the event of a Change of Control (as defined below), unless otherwise provided in the applicable Award Agreement or in any applicable employment or change of control agreement between the Company or a subsidiary and an employee.

(1)	Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any awards assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee:

(a)	all outstanding options and stock appreciation rights shall become fully vested and exercisable, and shall thereafter remain exercisable or lapse as provided in the Plan and the applicable Award Agreement;

(b)	all employment or other service-based vesting restrictions on outstanding share-based awards shall lapse as of the date of the Change of Control; and

(c)	the payout level under all outstanding awards subject to Performance Objectives shall be determined on a prorated basis from the inception date of the award period until the Effective Date of the change of control, and such awards shall be deemed to have been earned and vested as of the date of the Change of Control at the “target” level.

(2)	Awards Assumed or Substituted by Surviving Entity. Any awards assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Committee shall continue to vest based upon continued service and the satisfaction of applicable Performance Objectives in accordance with the original vesting schedule of the applicable awards; provided, however that if within two years after the Change of Control, an employee’s employment is terminated by the Company or a subsidiary without Cause (as defined below) or by the employee for Good Reason (as defined below), then:

(a)	all of that employee’s outstanding options and stock appreciation rights shall become fully vested and exercisable, and shall thereafter remain exercisable or lapse as provided in the Plan and the applicable Award Agreement;

(b)	all employment or other service-based vesting restrictions on that employee’s outstanding share-based awards shall lapse as of the date of such employment termination; and

(c)	the employee’s outstanding awards subject to Performance Objectives shall be deemed to have been earned and vested as of the date of such employment termination at the “target” level.

(B)	For purposes of the Plan, a “Change of Control” shall mean:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(2)

Individuals who, as of the Effective Date (as defined in Section 16 hereof), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual

EATON 2015 Proxy Statement and Notice of Meeting	80

Appendix A — 2015 Stock Plan

whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3)	Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding ordinary shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred as a result of any transaction or series of transactions which an employee, or any entity in which an employee is a partner, officer or more than 50% owner, initiates, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, the employee, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially owns, directly or indirectly, more than 10% of the then outstanding ordinary shares of the Company or the ordinary shares of the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

(C)	For purposes of the Plan, “Cause” shall have the meaning given such term in any applicable employment or change of control agreement between the Company or a subsidiary and an employee, or, if there is no such employment or change of control agreement that defines such term, “Cause” shall mean:

(1)	the willful and continued failure of the employee to perform substantially the employee’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee by the Company which specifically identifies the manner in which the Company believes that the employee has not substantially performed the employee’s duties, or

(2)	the employee being convicted of a felony involving dishonesty, or the willful engaging by the employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliates.

(D)	For purposes of the Plan, “Good Reason” shall have the meaning given such term in any applicable employment or change of control agreement between the Company or a subsidiary and an employee, or, if there is no such employment or change of control agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following events, unless such events are corrected by the Company (or subsidiary) within 30 calendar days following written notification by the employee to the Company (or subsidiary) of the occurrence of any such event:

(1)

a material diminution in the employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and

EATON 2015 Proxy Statement and Notice of Meeting	81

Appendix A — 2015 Stock Plan

inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee;

(2)	a material diminution in the employee’s annual base salary or target annual incentive opportunity, or failure to pay any material compensation or benefits due to the participant, other than (a) an across-the-board reduction applicable to similarly situated employees, or (b) an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee; or

(3)	the Company’s (or subsidiary’s) requiring the employee to be based at any office or location more than 50 miles from the location where the employee was employed immediately prior to the Change of Control or the Company’s (or subsidiary’s) requiring the employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control.

An employee must provide the Company (or subsidiary) with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company’s (or subsidiary’s) 30-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the employee.

14. General Provisions

(A)	Awards granted under the Plan are subject to reduction, cancellation or reimbursement pursuant to any applicable compensation recovery policy of the Company, as in effect from time to time. Further, if a participant’s employment is terminated by the Company or a subsidiary for Cause, such participant shall (1) immediately forfeit all outstanding awards granted under the Plan, and (2) at the discretion of the Management Compensation Committee, return to the Company any cash and shares (or the cash value of such shares) that the participant acquired under the Plan within two (2) years prior to the date of termination of employment.

(B)	With respect to awards granted pursuant to Sections 5, 7 and 9 above, the Committee is prohibited from waiving any vesting or restriction periods applicable to awards except in the case of death, disability, other termination of employment, Change of Control or divestment of a business.

(C)	The Company shall have the right to deduct from any cash payment made under the Plan any taxes required by law to be withheld. It shall be a condition to the obligation of the Company to deliver shares that the participant pay the Company such amount as it may request for the purpose of satisfying any such tax liability. Any award under the Plan may provide that the participant may elect, in accordance with any Committee regulations, to pay the amount of such withholding taxes in shares.

(D)	The Committee (or Governance Committee, as applicable) may, in its discretion, permit a participant to defer the delivery of shares or payment of cash that would otherwise be due with respect to an award (other than stock options or stock appreciation rights) pursuant to a nonqualified deferred compensation plan of the Company.

(E)	No person, estate or other entity shall have any of the rights of a shareholder with reference to shares subject to an award until a certificate or certificates for the shares have been delivered to that person, estate or other entity. The Plan shall not confer upon any non-employee director or employee any right to continue in that capacity.

(F)	The Plan and all determinations made and actions taken pursuant hereto, to the extent not governed by the laws of the U.S., shall be governed by the laws of Ohio.

15. Amendment and Termination

The Board of Directors of the Company may alter, amend or terminate the Plan from time to time, except that the Plan may not be materially amended without shareholder approval if shareholder approval is required by law, regulation or an applicable stock exchange rule. Notwithstanding the previous sentence, the Plan may not be amended without shareholder approval to (i) increase the aggregate number of shares which may be issued under the Plan, (ii) increase the maximum number of shares which may be granted to any employee, or (iii) grant options or stock appreciation rights at a purchase price below fair market value on the date of grant.

EATON 2015 Proxy Statement and Notice of Meeting	82

Appendix A — 2015 Stock Plan

16. Effective and Termination Dates

The Plan will become effective if and when approved by the Company’s shareholders at the 2015 annual meeting of shareholders (the “Effective Date”). As of the Effective Date, no new awards shall be granted to any employee or non-employee Director under any other previously approved Company stock plan.

No awards shall be granted under the Plan after the date that is ten years after the Effective Date. Awards granted before that date shall remain valid thereafter in accordance with their terms.

17. Compliance

Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any shares pursuant to an award unless at least the par value or nominal value of such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not be obliged to issue or deliver any shares in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

EATON 2015 Proxy Statement and Notice of Meeting	83

EATON CORPORATION PLC C/O EATON CENTER - 4404 NORTH 1000 EATON BOULEVARD BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com or use a smart phone to scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M80537-P58513-Z64580 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

	1a. Todd M. Bluedorn	☐	☐	☐

	1b. Christopher M. Connor	☐	☐	☐			For	Against	Abstain

	1c. Michael J. Critelli	☐	☐	☐	2.	Approving a proposed 2015 Stock Plan.	☐	☐	☐

	1d. Alexander M. Cutler	☐	☐	☐

	1e. Charles E. Golden	☐	☐	☐	3.	Approving the appointment of Ernst & Young LLP as independent auditor for 2015 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1f. Linda A. Hill	☐	☐	☐

	1g. Arthur E. Johnson	☐	☐	☐	4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Ned C. Lautenbach	☐	☐	☐

	1i. Deborah L. McCoy	☐	☐	☐	5.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐
	1j. Gregory R. Page	☐	☐	☐

	1k. Sandra Pianalto	☐	☐	☐	NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
	1l. Gerald B. Smith	☐	☐	☐

		☐	☐	☐	For address changes/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

M80538-P58513-Z64580

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 22, 2015 at 8:00 A.M. (local time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints A. M. Cutler, M. M. McGuire and T. E. Moran as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton ordinary shares held by the undersigned on February 23, 2015, at the Annual General Meeting of Shareholders to be held at Eaton House, 30 Pembroke Road, Dublin, Ireland, on April 22, 2015, at 8:00 a.m. local time and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side

EATON CORPORATION PLC C/O EATON CENTER - 4404 NORTH 1000 EATON BOULEVARD BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com or use a smart phone to scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 19, 2015. Have your voting card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 19, 2015. Have your voting card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your voting card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M80539-P58513-Z64580 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

	1a. Todd M. Bluedorn	☐	☐	☐

	1b. Christopher M. Connor	☐	☐	☐			For	Against	Abstain

	1c. Michael J. Critelli	☐	☐	☐	2.	Approving a proposed 2015 Stock Plan.	☐	☐	☐

	1d. Alexander M. Cutler	☐	☐	☐

	1e. Charles E. Golden	☐	☐	☐	3.	Approving the appointment of Ernst & Young LLP as independent auditor for 2015 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1f. Linda A. Hill	☐	☐	☐

	1g. Arthur E. Johnson	☐	☐	☐	4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Ned C. Lautenbach	☐	☐	☐

	1i. Deborah L. McCoy	☐	☐	☐	5.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐
	1j. Gregory R. Page	☐	☐	☐

	1k. Sandra Pianalto	☐	☐	☐	NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
	1l. Gerald B. Smith	☐	☐	☐

		☐	☐	☐	For address changes/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

M80540-P58513-Z64580

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 22, 2015 at 8:00 A.M. (local time)
This proxy is solicited by the Board of Directors

The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan [(a) and (b) collectively called the “Eaton Plans”], or (c) the Apex Tool Group 401(k) Savings Plan [the “Apex Plan” and together with the Eaton Plans, the “Plans”] hereby directs the Trustee, Fidelity Management Trust Company, to vote all ordinary shares of Eaton attributable to the account of the undersigned under the Plans on February 23, 2015, in the manner indicated on the reverse side of this form, at the Annual General Meeting of Shareholders to be held at Eaton House, 30 Pembroke Road, Dublin, Ireland, on April 22, 2015, at 8:00 a.m. local time and at any adjournments thereof. Under each of the Eaton Plans, if the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 19, 2015, instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Eaton Plans. Under the Apex Plan, if the Trustee does not receive your voting instructions by that time and date, the Trustee will not vote those shares.

IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side

EATON CORPORATION PLC C/O EATON CENTER - 4404 NORTH 1000 EATON BOULEVARD BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com or use a smart phone to scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 19, 2015. Have your voting card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 19, 2015. Have your voting card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your voting card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M80541-P58513-Z64580 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EATON CORPORATION PLC
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

	1a. Todd M. Bluedorn	☐	☐	☐

	1b. Christopher M. Connor	☐	☐	☐			For	Against	Abstain

	1c. Michael J. Critelli	☐	☐	☐	2.	Approving a proposed 2015 Stock Plan.	☐	☐	☐

	1d. Alexander M. Cutler	☐	☐	☐

	1e. Charles E. Golden	☐	☐	☐	3.	Approving the appointment of Ernst & Young LLP as independent auditor for 2015 and authorizing the Audit Committee of the Board of Directors to set its remuneration.	☐	☐	☐
	1f. Linda A. Hill	☐	☐	☐

	1g. Arthur E. Johnson	☐	☐	☐	4.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1h. Ned C. Lautenbach	☐	☐	☐

	1i. Deborah L. McCoy	☐	☐	☐	5.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares.	☐	☐	☐
	1j. Gregory R. Page	☐	☐	☐

	1k. Sandra Pianalto	☐	☐	☐	NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
	1l. Gerald B. Smith	☐	☐	☐

					For address changes/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

— —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

M80542-P58513-Z64580

EATON CORPORATION PLC
Annual General Meeting of Shareholders
April 22, 2015 at 8:00 A.M. (local time)
This proxy is solicited by the Board of Directors

The undersigned, as a participant in the Eaton Puerto Rico Retirement Savings Plan (the “Plan”), hereby directs the Trustee, Banco Popular de Puerto Rico, to vote all ordinary shares of Eaton attributable to the account of the undersigned under the Plan on February 23, 2015, in the manner indicated on the reverse side of this form, at the Annual General Meeting of Shareholders to be held at Eaton House, 30 Pembroke Road, Dublin, Ireland, on April 22, 2015, at 8:00 a.m. local time and at any adjournments thereof. If the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 19, 2015, instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plan.

IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This form must be completed, signed and dated on reverse side